Exhibit 10.44

LOAN AGREEMENT

dated as of

August 25, 2005

among

DOUGLAS EMMETT 1996, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

the LENDERS Party Hereto,

and

EUROHYPO AG, NEW YORK BRANCH,

as Administrative Agent

$215,000,000

EUROHYPO AG, NEW YORK BRANCH,

as Lead Arranger and Joint Bookrunner

and

BARCLAYS CAPITAL REAL ESTATE INC.

as Co-Lead Arranger and Joint Bookrunner

ARTICLE I	DEFINITIONS AND ACCOUNTING MATTERS	2
1.01	Certain Defined Terms	2
1.02	Accounting Terms and Determinations	33
1.03	Types of Loans	33
1.04	Terms Generally	33
ARTICLE II	COMMITMENTS, LOANS, NOTES AND PREPAYMENTS	33
2.01	Loans	33
2.02	Funding of Loans	34
2.03	Several Obligations	34
2.04	Notes	34
2.05	Conversions or Continuations of Loans	35
2.06	Prepayment	35
2.07	Mandatory Prepayments	37
2.08	Interest and Other Charges on Prepayment	37
2.09	Release of Projects	38
2.10	Call Date	40
ARTICLE III	PAYMENTS OF PRINCIPAL AND INTEREST	40
3.01	Repayment of Loans	40
3.02	Interest	40
3.03	Project-Level Account	41
ARTICLE IV	PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.	42
4.01	Payments	42
4.02	Pro Rata Treatment	43
4.03	Computations	43
4.04	Minimum Amounts	43
4.05	Certain Notices	44
4.06	Non-Receipt of Funds by the Administrative Agent	45
4.07	Sharing of Payments, Etc.	46
ARTICLE V	YIELD PROTECTION, ETC.	47
5.01	Additional Costs	47
5.02	Limitation on Eurodollar Loans	49
5.03	Illegality	49
5.04	Treatment of Affected Loans	49

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5.05	Compensation	50
5.06	Taxes	51
5.07	Replacement of Lenders	52
ARTICLE VI	CONDITIONS PRECEDENT	53
6.01	Conditions Precedent to Effectiveness of Loan Commitments	53
ARTICLE VII	REPRESENTATIONS AND WARRANTIES	57
7.01	Organization; Powers	57
7.02	Authorization; Enforceability	57
7.03	Government Approvals; No Conflicts	58
7.04	Financial Condition	58
7.05	Litigation	58
7.06	ERISA	59
7.07	Taxes	59
7.08	Investment and Holding Company Status	59
7.09	Environmental Matters	59
7.10	Organizational Structure	60
7.11	Subsidiaries	60
7.12	Title	60
7.13	No Bankruptcy Filing	60
7.14	Executive Offices; Places of Organization	61
7.15	Compliance; Government Approvals	61
7.16	Condemnation; Casualty	61
7.17	Utilities and Public Access; No Shared Facilities	61
7.18	Solvency	61
7.19	Foreign Person	61
7.20	No Joint Assessment; Separate Lots	62
7.21	Security Interests and Liens	62
7.22	Leases	62
7.23	Insurance	63
7.24	Physical Condition	63
7.25	Flood Zone	63
7.26	Management Agreement	64
7.27	Boundaries	64

7.28	Illegal Activity	64
7.29	Permitted Liens	64
7.30	Foreign Assets Control Regulations, Etc.	64
7.31	Defaults	64
7.32	Other Representations	64
7.33	True and Complete Disclosure	64
7.34	Reserved	65
7.35	Limited Partners	65
7.36	Non-Foreign Status	65
7.37	Borrower’s Member	65
ARTICLE VIII	AFFIRMATIVE COVENANTS OF THE BORROWER	65
8.01	Information	66
8.02	Notices of Material Events	68
8.03	Existence, Etc.	69
8.04	Compliance with Laws; Adverse Regulatory Changes	69
8.05	Insurance	70
8.06	Real Estate Taxes and Other Charges	75
8.07	Maintenance of the Projects; Alterations	76
8.08	Further Assurances	77
8.09	Performance of the Loan Documents	77
8.10	Books and Records; Inspection Rights	77
8.11	Environmental Compliance	78
8.12	Management of the Projects	79
8.13	Leases	80
8.14	Tenant Estoppels	80
8.15	Subordination, Non-Disturbance and Attornment Agreements	80
8.16	Operating Plan and Budget	80
8.17	Operating Expenses	82
8.18	Margin Regulations	82
8.19	Hedge Agreements.	82
8.20	Reserved	86
8.21	Required Work	86

ARTICLE IX	NEGATIVE COVENANTS OF THE BORROWER	86
9.01	Fundamental Change	86
9.02	Limitation on Liens	87
9.03	Due on Sale; Transfer; Pledge	88
9.04	Indebtedness	94
9.05	Investments	97
9.06	Restricted Payments	97
9.07	Change of Organization Structure; Location of Principal Office	97
9.08	Transactions with Affiliates	97
9.09	Leases	98
9.10	Reserved	99
9.11	No Joint Assessment; Separate Lots	99
9.12	Zoning	99
9.13	ERISA	99
9.14	Reserved	99
9.15	Property Management	99
9.16	Foreign Assets Control Regulations	101
ARTICLE X	INSURANCE AND CONDEMNATION PROCEEDS	101
10.01	Casualty Events	101
10.02	Condemnation Awards	102
10.03	Restoration	103
ARTICLE XI	CASH TRAP ACCOUNT	108
11.01	Low DSCR Trigger Event	108
ARTICLE XII	EVENTS OF DEFAULT	111
12.01	Events of Default	111
12.02	Remedies	114
ARTICLE XIII	THE ADMINISTRATIVE AGENT	115
13.01	Appointment, Powers and Immunities	115
13.02	Reliance by Administrative Agent	116
13.03	Defaults	117
13.04	Rights as a Lender	119
13.05	Indemnification	119
13.06	Non-Reliance on Administrative Agent and Other Lenders	120

13.07	Failure to Act	120
13.08	Resignation of Administrative Agent	120
13.09	Consents under Loan Documents	122
13.10	Authorization	122
13.11	Amendments Concerning Agency Function	122
13.12	Liability of the Administrative Agent	122
13.13	Transfer of Agency Function	123
13.14	Co-Lead Arranger and Joint Bookrunner	123
ARTICLE XIV	MISCELLANEOUS	123
14.01	Non-Waiver; Remedies Cumulative	123
14.02	Notices	123
14.03	Expenses, Etc.	124
14.04	Indemnification	125
14.05	Amendments, Etc.	126
14.06	Successors and Assigns	127
14.07	Assignments and Participations	127
14.08	Survival	130
14.09	Reserved	130
14.10	Right of Set-off	131
14.11	Remedies of Borrower	131
14.12	Brokers	132
14.13	Estoppel Certificates	132
14.14	Preferences	133
14.15	Certain Waivers	133
14.16	Entire Agreement	133
14.17	Severability	133
14.18	Captions	133
14.19	Counterparts	133
14.20	GOVERNING LAW	134
14.21	SUBMISSION TO JURISDICTION	134
14.22	WAIVER OF JURY TRIAL; COUNTERCLAIM	134
14.23	Limitation of Liability	135
14.24	Confidentiality	136

v

14.25	Usury Savings Clause	137
14.26	Cooperation with Syndication	137
14.27	Reserved	138
14.29	Financing Statements	141
14.30	Severance of Loan	141
14.31	Additional Permitted Public REIT Provisions	142

SCHEDULES:

Schedule 1A	-	List of Projects
Schedule 1B	-	Legal Descriptions of Projects
Schedule 1.01(1)	-	Allocated Loan Amounts
Schedule 1.01(2)	-	List of Applicable Lending Offices
Schedule 1.01(3)	-	Appraised Values
Schedule 1.01(4)	-	List of Commitments and Proportionate Shares
Schedule 1.01(5)	-	Certain Eligible Assignees
Schedule 1.01(6)	-	List of Environmental Reports
Schedule 1.01(7)	-	List of Property Condition Reports
Schedule 1.01(8)	-	List of Property Management Agreements
Schedule 1.01(9)	-	Title Companies
Schedule 7.04	-	Financial Condition Events
Schedule 7.05	-	Pending Litigation
Schedule 7.09	-	Environmental Matters
Schedule 7.11	-	Subsidiaries
Schedule 7.22	-	Rent Roll
Schedule 8.11	-	List of Underground Storage Tanks
Schedule 8.21	-	Required Work
Schedule 9.12	-	Existing Non-conforming Uses

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Borrower’s Manager’s Limited Indemnity and Guarantee
Exhibit C	-	Form of Cash Trap Account Security Agreement
Exhibit D	-	Form of Deed of Trust
Exhibit E	-	Form of Environmental Indemnity
Exhibit F	-	Form of General Assignment
Exhibit G-1	-	Form of Hedge Agreement Pledge (Required)
Exhibit G-2	-	Form of Hedge Agreement Pledge (Optional)
Exhibit H	-	Form of Notes
Exhibit I	-	Form of Project-Level Account Security Agreement
Exhibit J	-	Form of Property Manager’s Consent
Exhibit K	-	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit L	-	Notice of Conversion or Continuation
Exhibit M	-	Form of Survey Certification
Exhibit N	-	Form of Lease Information Summary
Exhibit O	-	Form of Controlled Account Agreement

LOAN AGREEMENT

LOAN AGREEMENT dated as of August 25, 2005 by Douglas Emmett 1996, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”); each of the lenders (including Eurohypo (as hereinafter defined) in its capacity as a lender) that is a signatory hereto identified under the caption “LENDERS” on the signature pages hereto and each lender that becomes a “Lender” after the date hereof pursuant to Section 14.07(b) (individually, a “Lender” and, collectively, the “Lenders”); and EUROHYPO AG, NEW YORK BRANCH, as agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A.                                   The Borrower is the fee owner of those certain office buildings listed in Schedule 1A attached hereto located in the County of Los Angeles, State of California on certain land more fully described in Schedule 1B attached hereto (each such office building and the rights of the Borrower with respect to the land on which such office building is located, together with any air rights and other rights, privileges, easements, hereditaments and appurtenances thereunto relating or appertaining thereto, all Improvements thereon, together with all fixtures and equipment required for the operation thereof, all personal property related to the foregoing and the rights of the Borrower with respect to all other items described in the granting clause of the Deed of Trust relating to such office building and interest in land is referred to as a “Project” and, collectively, the “Projects”).

B.                                     The Projects consist in the aggregate of five (5) improved office and/or retail or mixed use buildings, containing in the aggregate approximately 1,056,102 square feet (each such Project and all other improvements constructed on each Project being, individually and collectively, the “Improvements”).

C.                                     The Borrower has requested and applied to the Lenders for a loan in the aggregate principal amount of $215,000,000 in connection with the Projects for the purposes provided herein.

D.                                    The Lenders are willing to make such loans on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

1.01                       Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Additional Costs” shall have the meaning assigned to such term in Section 5.01.

“Adjusted LIBO Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, a rate per annum (expressed as a percentage and rounded upwards, if necessary, to the nearest 1/10000 of 1%) determined by the Administrative Agent to be equal to a fraction, the numerator of which is equal to the LIBO Rate for such Eurodollar Loan for such Interest Period and the denominator of which is equal to (x) 1 minus (y) the Reserve Requirement (if any) for such Eurodollar Loan for such Interest Period.

“Adjusted Net Operating Income” shall mean Net Operating Income, exclusive of any income from tenants subject to any proceeding or case under the Bankruptcy Code (except to the extent such income has been actually received).

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Agent’s Account” shall mean the account maintained by the Administrative Agent and of which the Borrower shall have been notified, with such bank as may from time to time be specified by the Administrative Agent.

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance Date” shall have the meaning assigned to such term in Section 4.06.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a publicly traded corporation or 10% or more of the partnership, membership or other ownership interests of any other publicly traded Person (other than as a limited partner of such other Person) shall be deemed to control such corporation or other Person.

“Aggregate Notional Amount” shall have the meaning assigned to such term in Section 8.19(a).

“Agreement” shall mean this Loan Agreement, as the same may from time to time hereafter be Modified and in effect from time to time.

“All-in-Rate” shall mean, for any period, an annual interest rate equal to the weighted average of the following rates: (i) as to any portions of the Outstanding Principal Amount which are covered by one or more Hedge Agreements (including any Excess Hedge Agreement for which a Hedge Agreement Pledge has been executed and delivered to the Administrative Agent and remains in effect) which are in effect during such period (collectively, the “Hedged Principal Amount”), an imputed rate equal to the sum of all interest payments due with respect to such period on the Hedged Principal Amount, plus all payments due by the Borrower or Other Swap Pledgor with respect to such period under all Hedge Agreements maintained pursuant to Section 8.19 (including any Excess Hedge Agreement for which a Hedge Agreement Pledge has been executed and delivered to the Administrative Agent and remains in effect), minus all payments due to the Borrower or Other Swap Pledgor with respect to such period under all Hedge Agreements maintained pursuant to Section 8.19 (including any Excess Hedge Agreement for which a Hedge Agreement Pledge has been executed and delivered to the Administrative Agent and remains in effect) (with all such interest and other payments to be annualized), divided by the Hedged Principal Amount and (ii) as to any portion of the Outstanding Principal Amount which is not covered by any Hedge Agreement (or Excess Hedge Agreement for which a Hedge Agreement Pledge has been executed and delivered to the Administrative Agent and remains in effect) during such period, the weighted average annual interest rate actually payable hereunder on such Loans during such period.  For purposes of this calculation, the notional amount provided for in any Hedge Agreement (or Excess Hedge Agreement) in effect during any period shall be deemed to “cover” a portion of the Outstanding Principal Amount outstanding during such period in proportion to the amount which the notional amount provided for in such Hedge Agreement (or Excess Hedge Agreement) bears to the entire Outstanding Principal Amount outstanding during such period.  If this Agreement requires the calculation of the “All-in-Rate” based upon any monthly or quarterly periods, and the period during which any Hedge Agreement (or Excess Hedge Agreement) covering any portion of the Outstanding Principal Amount is in effect is less than the entirety of the relevant month or quarter, the calculation required under this definition shall be made separately with respect to the different periods during such month or quarter during which such portion of the Outstanding Principal Amount is covered by such Hedge Agreement (or Excess Hedge Agreement), and such calculations shall be aggregated, on a weighted average basis, for the relevant period of one month or quarter.

“Allocated Loan Amount” shall mean, solely for the purposes of performing certain calculations hereunder: for any Project, the portion of the Loans allocated to such Project in Schedule 1.01(1) attached hereto. The Allocated Loan Amount of a Project suffering a Casualty Event or a Taking shall be reduced by the amount of any Net Proceeds attributable to such Project applied by the Administrative Agent in prepayment of the Outstanding Principal Amount pursuant to Section 2.07.

“Annual Budget” shall have the meaning assigned to such term in Section 8.16(a).

“Anti-Terrorism Order” shall mean Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Applicable Law” shall mean any statute, law (including Environmental Laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, Government Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended (including any thereof pertaining to land use, zoning and building ordinances and codes).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule 1.01(2) or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean (a) with respect to that portion of the Loan evidenced by Note A, the Note A Applicable Margin, (b) with respect to that portion of the Loan evidenced by Note B, the Note B Applicable Margin and (c) with respect to that portion of the Loan evidenced by Note C, the Note C Applicable Margin.

“Appraisal” shall mean an appraisal of each Project prepared by an Appraiser, each such Appraisal must comply in all respects with the standards for real estate appraisal established pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and otherwise in form and substance satisfactory to the Administrative Agent.

“Appraised Value” shall mean, for any Project, the appraised value indicated as such for that Project in Schedule 1.01(3) attached hereto, as determined by the Appraisal.

“Appraiser” shall mean CB Richard Ellis and/or KTR Newmark, or any other “state certified general appraiser” as such term is defined and construed under applicable regulations and guidelines issued pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, which appraiser must have been licensed and certified by the applicable Governmental Authority having jurisdiction in the State of California, and which appraiser shall have been selected by the Administrative Agent.

“Approved Annual Budget” shall have the meaning assigned to such term in Section 8.16(a).

“Approved Capital Expenditures” shall have the meaning assigned to such term in Section 11.01(b).

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (and which is not engaged in the business of acquiring direct or indirect ownership interests in commercial real estate projects) and that is administered or managed by (a) a Lender, or (b) a Person that meets the requirements in clauses (i), (ii), (iii) or (iv) of the definition of “Eligible Assignee.”

“Approved Lease” shall mean (a) each existing Lease as of the Closing Date as set forth in the Leasing Affidavit and (b) each Lease entered into after the Closing Date in accordance with the terms and conditions contained in Section 9.09 as such leases and related documents shall be Modified as permitted pursuant to the terms of this Agreement.

“Approved Leasing Expenditures” shall have the meaning assigned to such term in Section 11.01(b).

“Arranger” shall mean EUROHYPO AG, NEW YORK BRANCH as lead arranger and joint bookrunner of the lending syndicate.

“Assignment and Assumption” shall mean an Assignment and Assumption, duly executed by the parties thereto, in substantially the form of Exhibit A attached hereto and, if required pursuant to Section 14.07(b) consented to by the Borrower and the Administrative Agent.

“Authorized Officer” shall mean, with respect to the Borrower or the Borrower’s Member, any of the individual officers serving as the President, Vice President, Chief Financial Officer, Secretary, Treasurer or Assistant Treasurer of Borrower’s Manager, in its respective capacity as the manager of Borrower or the sole general partner of Borrower’s Member, and whose name appears on a certificate of incumbency executed by the Secretary of Borrower’s Manager, in its respective capacity as the manager of Borrower and/or the sole general partner of Borrower’s Member, and delivered concurrently with the execution of this Agreement, as such certificate of incumbency may be amended from time to time to identify the names of the individuals then holding such offices and certified by the Secretary of Borrower’s Manager, in its respective capacity as the manager of Borrower or the sole general partner of Borrower’s Member.

“Bankruptcy Code” shall mean the Federal Bankruptcy Code of 1978, as amended from time to time.

“Bankruptcy Party” shall mean any of the Borrower Parties (including, in the case of a Borrower Party which is a Qualified Successor Entity consisting of a Permitted Private REIT Subsidiary of a Permitted Private REIT, such Permitted Private REIT, its Operating Partnership and any Permitted Private REIT Subsidiary that holds direct or indirect interests in the Borrower). Following a Permitted Public REIT Transfer, “Bankruptcy Party” shall mean any of the Borrower Parties while such Person qualifies as a “Borrower Party” under the definition of such term, the Permitted Public REIT, its Operating Partnership, and any Permitted Public REIT Subsidiary that holds direct or indirect interests in and controls the Borrower. “Bankruptcy Party” shall also mean any Subsidiary of the Borrower while such Person remains a Subsidiary of the Borrower, other than an Immaterial Subsidiary.

“Barrington Plaza” shall mean that certain residential project owned by a wholly-owned Subsidiary of the Borrower’s Member and located at 11740 Wilshire Boulevard, Los Angeles, California 90025.

“Base Rate” shall mean, for any day, a rate per annum equal to the Federal Funds Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean the portions of the Outstanding Principal Amount that bear interest at rates based upon the Base Rate.

“Basel Accord” shall mean the proposals for risk-based capital framework described by the Basel Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as Modified and in effect from time to time.

“Borrower” shall mean the Borrower named in the preamble to this Agreement until such time (if any) as a Qualified Successor Entity shall acquire all of the Projects and assume the obligations of Borrower under the Loan Documents and the originally named Borrower shall be released from its obligations under the Loan Documents, in accordance with Section 9.03(a)(iii), at which time the “Borrower” shall be such Qualified Successor Entity.

“Borrower Party” shall mean each of the Borrower, the Borrower’s Member and the Borrower’s Manager (and in any event shall not include any such Person that is not the general partner or manager of the Qualified Successor Entity). Upon the acquisition of the Projects, but not of direct or indirect Equity Interests in the Borrower by a Qualified Successor Entity, “Borrower Party” shall also mean and include such Qualified Successor Entity and the general partner or manager thereof (except as expressly provided in this definition) and, unless the Borrower, the Borrower’s Member or the Borrower’s Manager constitutes the general partner or manager of the Qualified Successor Entity, shall no longer include the original Borrower, the original Borrower’s Member or the original Borrower’s Manager (and in any event shall not include any such Person that is not the general partner or manager of the Qualified Successor Entity). Upon the acquisition of the Projects, but not of direct or indirect Equity Interests in the Borrower, by a Qualified Successor Entity that is a Permitted Public REIT Subsidiary in connection with a Permitted Public REIT Transfer, “Borrower Party” shall include such Permitted REIT Subsidiary and its general partner or manager; provided, however, if the general partner or manager of such Permitted Public REIT Subsidiary is the Permitted Public REIT or such REIT’s Operating Partnership, “Borrower Party” shall not include the Permitted Public REIT or such Operating Partnership. Upon the acquisition of direct or indirect Equity Interests in the Borrower by a Permitted Public REIT Subsidiary, or by the Operating Partnership of the Permitted Public REIT, or by the Permitted Public REIT, “Borrower Party” shall include the Borrower and its general partner or manager, but shall not include such Permitted Public REIT Subsidiary (unless it is the general partner or manager of the Borrower) or such Operating Partnership or the Permitted Public REIT (regardless of whether such Operating Partnership or the Permitted Public REIT is the general partner or manager of the Borrower).

“Borrower’s Account” shall mean an account maintained by the Borrower with such bank as may from time to time be specified by or approved by the Administrative Agent to accept the deposit of funds in accordance with this Agreement.

“Borrower’s Manager” shall mean DERA, in the capacity of the manager of the Borrower or in the capacity of the sole general partner of Borrower’s Member, under their respective Organizational Documents, and its successors thereunder in one or more of such capacities as permitted under the Loan Documents. Except as may otherwise be expressly provided herein or as the context may require, each reference herein to Borrower’s Manager shall mean Borrower’s Manager in both such capacities. It is understood that, notwithstanding anything to the contrary contained in this Agreement, any covenants, representations or warranties that are required to be observed under this Agreement by the “Borrower’s Manager” shall not be required to be observed by any manager of the Borrower consisting of the Permitted Public REIT or its Operating Partnership.

“Borrower’s Manager’s Limited Indemnity and Guarantee” shall mean that certain Limited Indemnity and Guarantee in the form of Exhibit B attached hereto, to be executed, dated and delivered by Borrower’s Manager to the Administrative Agent (on behalf of the Lenders) on the Closing Date as the same may be Modified and in effect from time to time.

“Borrower’s Member” shall mean Douglas Emmett Realty Fund 1996, a California Limited Partnership, as sole member under the Organizational Documents of Borrower, and its successors thereunder as sole member of the Borrower as permitted under the Loan Documents. It is understood that, notwithstanding anything to the contrary contained in this Agreement, any covenants, representations or warranties that are required to be observed under this Agreement by the “Borrower’s Member” shall not be required to be observed by any member of the Borrower consisting of the Permitted Public REIT, its Operating Partnership or any Permitted Public REIT Subsidiary that is not the general partner or manager of the Borrower including, without limitation Douglas Emmett Realty Fund 1996, the Borrower’s Member as of the date hereof, if it is not the general partner or manager of the Borrower.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City (or, with respect only to payments to be made by the Borrower, in California) are authorized or required by law to remain closed; provided that, when used in connection with a borrowing, or Continuation of, a Conversion into, a payment or prepayment of principal of or interest on, or an Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, Continuation, Conversion, payment, prepayment or Interest Period, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Business Interruption Insurance” shall mean rental and/or business income insurance required pursuant to Section 8.05(a)(iii) or otherwise maintained in accordance with this Agreement.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations would generally be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Trap Account Security Agreement” shall mean a Cash Trap Account Security Agreement, among the Borrower, the Administrative Agent (on behalf of the Lenders) and the Depository Bank, substantially in the form of Exhibit C attached hereto, and which is established and maintained in accordance with Section 11.01.

“Cash Trap Account” shall have the meaning assigned to such term in the Cash Trap Account Security Agreement.

“Casualty Event” shall mean any loss of or damage to, any portion of any Project by fire or other casualty.

“Change of Control” shall mean, with respect to any Permitted Public REIT, any event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any person or group consisting of Named Principals or Related Parties, (ii) any “person” or “group” which is controlled by one or more Named Principals or Related Parties, (iii) the Depository Trust Company or its nominees, (iv) any “dealer” (as defined in the Securities Act of 1933) who acquires securities of the Permitted Public REIT with a view to, or in connection with, (A) the distribution of such securities, (B) the resale of such securities in accordance with the provisions of Rule 144A(d) promulgated under the Securities Act of 1933 or (C) the resale of such securities in accordance with the provisions of Rule 904 (promulgated under the Securities Act) applicable to “Distributors” as defined in Rule 902 (promulgated under the Securities Act), (v) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of forty percent (40%) or more of the equity securities of the Permitted Public REIT entitled to vote for members of the board of directors or equivalent governing body of the Permitted Public REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Closing Date” shall mean the date of this Agreement, which date shall be the initial funding date of the Loans pursuant to Section 2.02.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Lender, the obligation of such Lender to make a Loan in a principal amount up to but not exceeding the amount set opposite the name of such Lender on Schedule 1.01(4) attached hereto under the caption “Commitment” or, in the case of a Person that becomes a Lender pursuant to an assignment permitted under Section 14.07(b), as specified in the respective Assignment and Assumption pursuant to which such assignment is effected, as such percentage may be modified by any Assignment and Assumption.

“Condemnation Awards” shall mean all compensation, awards, damages, rights of action and proceeds awarded to the Borrower by reason of a Taking.

“Consumer Price Index” shall mean the “Consumer Price Index — For all Items” for the Los Angeles-Riverside-Orange County Consolidated Metropolitan Statistical Area, published monthly in the “Monthly Labor Review” of the Bureau of Labor Statistics of the United States Department of Labor. If at any time the Consumer Price Index is no longer available, then the term “Consumer Price Index” shall be an index selected by the Administrative Agent which, in the opinion of the Administrative Agent, is comparable to the Consumer Price Index.

“Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.05 of (a) a Eurodollar Loan from one Interest Period to the next Interest Period or (b) Base Rate Loan at the Base Rate.

“Controlled Account” shall mean one or more deposit accounts established by the Administrative Agent (for the benefit of the Lenders) at a depository bank or financial institution that is acceptable to the Administrative Agent, and which is established and maintained in accordance with Section 14.28 hereof.

“Controlled Account Agreement” shall have the meaning assigned to such term in Section 14.28(a)(i).

“Controlled Account Collateral” shall have the meaning assigned to such term in Section 14.28(c)(i).

“Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.05 of one Type of Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.

“Debt Service Coverage Ratio” shall mean, with respect to any period being measured, the ratio of (a) Adjusted Net Operating Income for such period to (b) DSCR Debt Service for such period. For purposes of calculating Debt Service Coverage Ratio pursuant to Section 2.09(a), Adjusted Net Operating Income and DSCR Debt Service shall be calculated on an annualized basis, and the Debt Service Coverage Ratio for such purposes shall be as determined by the Administrative Agent, based upon the quarterly results reflected in the most recent reports submitted by Borrower pursuant to Section 8.01 (or, if the most recent report has not been submitted pursuant to such section, based on such other information as the Administrative Agent shall determine in its reasonable discretion), which determination shall be conclusive in the absence of manifest error. For purposes of calculating Debt Service Coverage Ratio pursuant to Section 10.03(c), Adjusted Net Operating Income and DSCR Debt Service shall be projected for a period of one year in accordance with Section 10.03(c)(iv).

“Deed of Trust” shall mean each Deed of Trust, Assignment of Leases and Rents and Security Agreement and substantially in the form of Exhibit D attached hereto, to be executed, dated and delivered by the Borrower to the Administrative Agent (on behalf of the Lenders) on the Closing Date, securing the obligations identified therein, as each such deed of trust may be Modified and in effect from time to time.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Depository Bank” shall mean, at any time, the depository bank which is party to the Cash Trap Account Security Agreement, the Project-Level Account Security Agreement or a Controlled Account Agreement.

“DERA” shall mean Douglas Emmett Realty Advisors, a California corporation.

“Disbursement Request” shall have the meaning assigned to such term in Section 11.01(c)(iii).

“Dollars” and “$” shall mean lawful money of the United States of America.

“Douglas Emmett Realty Funds” shall mean Douglas Emmett Joint Venture, Douglas Emmett Realty Fund 1995, Douglas Emmett Realty Fund 1996, Douglas Emmett Realty Fund 1997, Douglas Emmett Realty Fund 1998, Douglas Emmett Realty Fund 2000, Douglas Emmett Realty Fund 2002 and Douglas Emmett Realty Fund 2005 and their respective Subsidiaries.

“DSCR Debt Service” shall mean, for any period, an amount equal to the payment of interest which would be required under the Notes delivered by the Borrower based on the Outstanding Principal Amounts of such Notes as of the end of such period and the All-in-Rate at such time. All such calculations shall be subject to the approval of the Administrative Agent. For purposes of Section 10.03, the calculation of DSCR Debt Service shall be projected for a one year period in accordance with Section 10.03(c)(iv).

“Eligible Assignee” means any of (i) a commercial bank organized under the Laws of the United States, or any state thereof, and having (x) total assets in excess of $25,000,000,000 and (y) a combined capital and surplus of at least $1,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization of Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having (x) total assets in excess of $25,000,000,000 and (y) a combined capital and surplus of at least $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country which is also a member of OECD; (iii) a life insurance company organized under the Laws of any state of the United States, or organized under the Laws of any country which is a member of OECD and licensed as a life insurer by any state within the United States and having (x) admitted assets of at least $25,000,000,000 and (y) a combined capital and surplus of at least $1,000,000,000; (iv) any Person described in Schedule 1.01(5); or (v) an Approved Fund having (1) total assets of at least $25,000,000,000 and (2) a net worth of at least $1,000,000,000; provided that any such Person meeting the requirements of (i) through (v) (or its holding company) shall also have a long-term senior unsecured indebtedness rating of BBB- or better by S&P (if rated by S&P) and Baa3 or better by Moody’s (if rated by Moody’s) at the time an interest in the Loans is assigned to it.

“Environmental Claim” shall mean, with respect to any Person, any written request for information by a Governmental Authority, or any written notice, notification, claim, administrative, regulatory or judicial action, suit, judgment, demand or other written communication by any Person or Governmental Authority alleging or asserting liability with respect to the Borrower or the Projects, whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, Remediation, damages to natural resources, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, Use or Release into the environment of any Hazardous Substance originating at or from, or otherwise affecting, the Projects, (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any Environmental Law by the Borrower or otherwise affecting the health, safety or environmental condition of the Projects or (iii) any alleged injury or threat of injury to the environment by the Borrower or otherwise affecting the Projects.

“Environmental Indemnity” means that certain Environmental Indemnity Agreement by the Borrower in favor of the Administrative Agent and each of the Lenders substantially in the form of Exhibit E attached hereto, to be executed, dated and delivered to the Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be Modified and in effect from time to time.

“Environmental Laws” shall mean any and all Applicable Laws relating to the regulation or protection of the environment or the Release or threatened Release of Hazardous Substances into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the Use of Hazardous Substances; provided, however, that solely for purposes of the Environmental Indemnity, “Environmental Laws” shall not include the California Environmental Quality Act or statutes, laws, regulations or orders which relate to zoning or otherwise regulating the permissible uses of land or permissible structures to be developed thereon.

“Environmental Liens” shall have the meaning assigned thereto in Section 8.11(a).

“Environmental Losses” shall mean any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable attorneys’ fees and expenses, engineers’ fees, environmental consultants’ fees, and investigation costs (including, but not limited to, costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards relating to Hazardous Substances, Environmental Claims, Environmental Liens and violation of Environmental Laws. Notwithstanding the foregoing, “Environmental Losses” shall not include any loss resulting from diminution in value of any Project suffered by any Lender if the Lenders shall have been paid in full all amounts payable by the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party or shall have otherwise realized all such amounts upon or prior to foreclosure of the collateral for the Loans; provided, that, subject to the provisions of Section 8 of the Environmental Indemnity, nothing contained in this sentence shall limit any claim for a loss (otherwise included within the term “Environmental Losses” as defined herein) suffered by the Administrative Agent, any Lender or any Affiliate as a result of a claim for the diminution in value of the interest of any Person (other than the interest of the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender) in any Project (including the interest of any ground lessor, tenant, easement holder or other third party, but excluding any Person who has purchased or acquired the Borrower’s interest in such Project by foreclosure or deed-in-lieu of foreclosure or any time thereafter) or the diminution in value of any other property made against the Administrative Agent, any such Lender or any Affiliate by any other Person as a result of the Administrative Agent, any Lender or any Affiliate succeeding to the ownership of any Project through foreclosure or other exercise of remedies (but not as a result of any contractual obligation incurred by the Administrative Agent, any Lender or any Affiliate subsequent to or in connection with its acquisition of the ownership of a Project).

“Environmental Reports” shall mean, collectively, each environmental survey and assessment report prepared for the Administrative Agent relating to each Project listed on Schedule 1.01(6) attached hereto; each such environmental report shall include a certification by the engineer (i) that such engineer has obtained and examined the list of prior owners, (ii) has made an on-site physical examination of the applicable Project and (iii) has made a visual observation of the surrounding areas and has found no evidence of the presence of toxic or Hazardous Substances, or of past or present Hazardous Substances activities that have not been remediated or are not subject to an operation and maintenance program. The Administrative Agent acknowledges receipt of copies of the Environmental Reports.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan which is subject to Title IV of ERISA (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan subject to Section 412 of the Code or Section 302 of ERISA of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of

ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan subject to Section 412 of the Code or Section 302 of ERISA; (d) the incurrence by a Borrower Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan which is subject to Title IV of ERISA; (e) the receipt by any Borrower Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans which are subject to Title IV of ERISA or to appoint a trustee to administer any such Plan; (f) the incurrence by a Borrower Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan which is subject to Title IV of ERISA or Multiemployer Plan; or (g) the receipt by a Borrower Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Loans” shall mean the portions of the Outstanding Principal Amount that bear interest based on a “LIBO Rate”.

“Eurohypo” shall mean Eurohypo AG, New York Branch.

“Event of Default” shall have the meaning assigned to such term in Article XII.

“Excess Cash” shall mean with respect to any calendar month, the amount by which the sum of Operating Income actually received during such calendar month plus amounts actually paid during such month to or for the account of the Borrower or Other Swap Pledgor by the counterparty under and pursuant to the Hedge Agreement (but only on account of any “regular” payments due thereunder (and not on account of any default or termination thereunder or any obligation to deliver collateral pursuant thereto)) exceeds the sum of (i) Operating Expenses actually paid during such month plus (ii) the sum of interest payments on the Loans and other amounts due and payable under the Loan Documents plus amounts actually paid during such month by the Borrower or Other Swap Pledgor to the counterparty under and pursuant to the Hedge Agreement (but only on account of any “regular” payments due thereunder (and not on account of any default or termination thereunder or any obligation to deliver collateral pursuant thereto)) in each case, to the extent actually paid during such month; provided, however, that for purposes of determining Excess Cash, Operating Expenses shall exclude any amounts due or accrued for Insurance Premiums, Real Estate Taxes, Approved Capital Expenditures or Approved Leasing Expenditures, except for amounts actually paid in cash during the relevant month for Insurance Premiums, Real Estate Taxes and, if approved in accordance with the provisions of Article XI, Approved Capital Expenditures or Approved Leasing Expenditures (and the Borrower may utilize its Operating Income in such month to pay for Insurance Premiums, Real Estate Taxes and, if approved in accordance with the provisions of Article XI, Approved Capital Expenditures or Approved Leasing Expenditures). For the avoidance of doubt, it is understood that the calculation of Excess Cash for any month shall be based upon the cash method of accounting notwithstanding references to GAAP or the imputation of any income or expense item that is not actually received or paid in such month in the definitions of “Operating Income” and “Operating Expenses.”  Notwithstanding the provisions set forth in the definition of “Operating Expenses” relating to the treatment of reserves specifically required under this Agreement and amounts paid from such reserves for purposes of that definition, for purposes of the calculation of Excess Cash, the deposit of sums into any such specifically-required reserve (but not the expenditure and release of sums from any such reserve) shall be treated as an expense.

“Excess Hedge Agreement” shall have the meaning assigned to such term in Section 8.19(a).

“Excluded Project” shall mean (a) any of the Residential Properties, (b) any of the Properties owned by the Borrower on the Closing Date other than the Projects which are identified on Schedule 1A, (c) any Qualified Real Estate Interest that is acquired after the Closing Date by the Borrower or by a wholly-owned Subsidiary or Qualified Sub-Tier Entity, and (d) any Project which has been released from the Liens of the Loan Documents in accordance with Section 2.09.

“Excluded Taxes” shall mean, with respect to the Administrative Agent and any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.07), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.06(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.06(a).

“Extraordinary Capital or Leasing Expenditures” shall have the meaning assigned to such term in Section 11.01(b).

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/1000 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the immediately preceding Business Day) on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/1000 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain letter agreement, dated as of the date of this Agreement, between the Borrower and the Administrative Agent with respect to certain fees payable by the Borrower in connection with the Commitments, as the same may be Modified from time to time.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those that, in accordance with Section 1.02(a) and, except as otherwise provided in this Agreement, are to be used in making the calculations for purposes of determining compliance with this Agreement, it being understood that the annual and quarterly financial statements to be delivered by the Borrower shall be deemed prepared in accordance with “GAAP” for purposes of this Agreement notwithstanding that such financial statements contain adjustments for the market value of the Properties of the Borrower (as reflected in the auditor’s statement that is contained in the most recent such annual financial statement provided to the Administrative Agent on or before the Closing Date) and that the treatment of depreciation charges in such quarterly financial statements is consistent with the treatment of depreciation charges in the most recent such quarterly financial statements provided to the Administrative Agent on or before the Closing Date.

“General Assignment” shall mean that certain Assignment of Contracts and Government Approvals substantially in the form of Exhibit F attached hereto, to be executed, dated and delivered by the Borrower to the Administrative Agent (on behalf of the Lenders) on the Closing Date, as the same may be Modified and in effect from time to time.

“Government Approval” shall mean any action, authorization, consent, approval, license, ruling, permit, tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority, including all licenses, permits, allocations, authorizations, approvals and certificates obtained by or in the name of, or assigned to, the Borrower and used in connection with the ownership, construction, operation, use or occupancy of the Projects, including building permits, certificates of occupancy, zoning and planning approvals, business licenses, licenses to conduct business, and all such other permits, licenses and rights.

“Governmental Authority” shall mean any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body, federal, state or local, foreign or domestic, having jurisdiction over the matter or matters in question.

“Guarantee” shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Line of Credit” shall have the meaning set forth in Section 9.04(h).

“Guarantor” shall mean the Borrower’s Manager, in its capacity as the guarantor under the Borrower’s Manager’s Limited Indemnity and Guarantee.

“Guarantor Documents” shall mean the Borrower’s Manager’s Limited Indemnity and Guarantee.

“Hazardous Substance” shall mean, collectively, (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, Mold, and transformers or other equipment that contain polychlorinated biphenyls (“PCB’s”), (b) any chemicals or other materials or substances that are now or hereafter become defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Hedge Agreement” shall mean any Swap Agreement or Swap Agreements between the Borrower or Other Swap Pledgor and one or more financial institutions providing for the transfer or mitigation of interest risks with respect to the Loans, either generally or under specific contingencies, as the same may be Modified and in effect from time to time in accordance with Section 8.19.

“Hedge Agreement Pledge” shall mean that certain Assignment, Pledge and Security Agreement substantially in the form of Exhibit G-1 or G-2, as applicable, attached hereto, to be executed, dated and delivered by the Borrower or Other Swap Pledgor to the Administrative Agent (on behalf of the Lenders) in accordance with Section 8.19 and at any other time the Borrower elects or is required to enter into, or cause to be delivered, a Hedge Agreement, covering the Borrower’s or Other Swap Pledgor’s right, title and interest in and to any such Hedge Agreement, as the same may be Modified and in effect from time to time.

“Hedging Termination Date” shall mean the date which is three (3) months prior to August 1, 2011 as to fifty percent (50%) of the Aggregate Notional Amount and three months prior to August 1, 2012 as to the remainder of the Aggregate Notional Amount.

“Immaterial Subsidiary” shall mean any Subsidiary of the Borrower which has incurred no Indebtedness other than (i) Indebtedness which is non-recourse to such Subsidiary, the Bankruptcy Parties and the Named Principals (except for “carve-outs” (or Guarantees guarantying the debtor’s liability with respect to “carve-outs”) for fraud, misrepresentation, misappropriation and other exceptions-from-non-recourse customary in the real estate finance industry and not materially more favorable to such lender than the exceptions-from-non-recourse set forth in the second sentence of Sections 14.23(a) (and which shall in no event include any recourse obligation of the Borrower on account of the occurrence with respect to such Subsidiary or any other Person of any event of the type described in Sections 12.01(d), (e) or (f) hereof)) and (ii) Indebtedness which, in the aggregate for all such Immaterial Subsidiaries, does not exceed ten percent (10%) of the aggregate Indebtedness of the Borrower and all Subsidiaries of the Borrower.

“Improvements” shall have the meaning assigned to such term in the Recitals.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others or performance of obligations, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations under or in respect of Swap Agreements and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Parties” shall mean the Administrative Agent, the Arranger, the Affiliates of the Administrative Agent, the Arranger, and each Lender and each of the foregoing parties’ respective directors, officers, employees, attorneys, agents, successors and assigns.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 14.24.

“Insurance Premiums” shall have the meaning assigned to such term in Section 8.05(b).

“Insurance Proceeds” shall mean all insurance proceeds, damages, claims and rights of action and the right thereto under any insurance policies relating to the Projects.

“Insurance Threshold Amount” shall have the meaning assigned to such term in Section 10.01(b).

“Interest Period” shall mean, at all times following the Stub Interest Period, with respect to any Eurodollar Loan, each period commencing on the date such Eurodollar Loan is made or Converted from a Base Rate Loan or (in the event of a Continuation) the last day of the immediately preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third, sixth or (but only if available from all Lenders) twelfth calendar month thereafter, as the Borrower may select as provided in Section 4.05;

provided that, (i) except for the Stub Interest Period, each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; (ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); (iii) except for the Stub Interest Period, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period (other than for the Stub Interest Period), such Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans; (iv) in no event shall any Interest Period extend beyond the Maturity Date; and (v) there may be no more than seven (7) separate Interest Periods in respect of Eurodollar Loans outstanding from each Lender at any one time. The first Interest Period shall be the Stub Interest Period.

“Interest Rate Hedge Period” shall have the meaning assigned to such term in Section 8.19(a).

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days arising in connection with the sale of inventory or supplies by such Person in the ordinary course of business; (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Swap Agreement (other than the Hedge Agreement or any Excess Hedge Agreement).

“Lease Approval Package” shall have the meaning assigned to such term in Section 9.09(b)(iii).

“Lease Information Summary” shall have the meaning assigned to such term in Section 9.09(b)(iii).

“Leases” shall mean all leases and other agreements or arrangements with or assumed by the Borrower as landlord for the use or occupancy of all or any portion of the Projects, including any signage thereat, now in effect or hereafter entered into (including lettings, subleases, licenses, concessions, tenancies and other occupancy agreements with or assumed by the Borrower as landlord covering or encumbering all or any portion of the Projects), together with any Guarantees, Modifications of the same, and all additional remainders, reversions and other rights and estates appurtenant thereto.

“Leasing Affidavit” shall have the meaning assigned to such term in Section 6.01(p).

“Lender” shall have the meaning assigned to such term in the preamble.

“LIBO Rate” shall mean, for any Interest Period for any Eurodollar Loan, the rate per annum appearing on Page 3750 of the Dow Jones Markets Service (Telerate) (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time on the date two (2) Business Days prior to the first day of such Interest Period as the rate for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the amount of the applicable Eurodollar Loan, provided that if such rate does not appear on such page as of the date of determination, or if such page shall cease to be publicly available at such time, or if the information contained on such page, in the sole judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market, the LIBO Rate shall be based on the rate that appears as of 11:00 a.m. London time on such date of determination on the LIBO Page of Reuters Screen for Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the amount of the applicable Eurodollar Loan. If both of such pages shall cease to be publicly available as of the time of determination, or if the information contained on such page, in the sole but reasonable judgment of the Administrative Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market, the LIBO Rate shall be based on the rate reported by any publicly available source of similar market data selected by the Administrative Agent that, in its sole but reasonable judgment, accurately reflects such rate offered by leading banks in the London interbank market. The LIBO Rate for the Stub Interest Period shall be 4.4120% per annum.

“Lien” shall mean, with respect to any Property (including the Projects), any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“Limiting Regulation” shall mean any law or regulation of any Governmental Authority, or any interpretation, directive or request under any such law or regulation (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or Governmental Authority or monetary authority charged with the interpretation or administration thereof, or any internal bank policy resulting therefrom (applicable to loans made in the United States of America) which would or could in any way require a Lender to have the approval right contained in the last paragraph of Section 9.03.

“Loan” and “Loans” shall have the respective meanings assigned to such terms in Section 2.01 with reference to the extensions of credit provided to the Borrower hereunder.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Environmental Indemnity, the Guarantor Documents and each other agreement, instrument or document (excluding any Hedge Agreement or Excess Hedge Agreement) required to be executed and delivered in connection with the Loans, together with any Modifications thereof.

“Loan Transactions” shall have the meaning assigned to such term in Section 4.04.

“Losses” shall have the meaning assigned to such term in Section 14.04.

“Low DSCR Release Event” shall mean, at any time after the occurrence of a Low DSCR Trigger Event, that the Debt Service Coverage Ratio shall be at or above 1:20:1.00 for a period of at least two (2) consecutive calendar quarters.

“Low DSCR Trigger Event” shall mean, at any time prior to the Maturity Date, that the Debt Service Coverage Ratio measured as of the end of any calendar quarter is less than 1:15:1.00.

“Low DSCR Trigger Period” shall mean the period of time after a Low DSCR Trigger Event until the occurrence of a Low DSCR Release Event.

“LP Claim” shall have the meaning set forth in Section 7.35.

“Major Default” shall mean (i) any Event of Default; (ii) any Default arising from the failure to make any payment on account of interest to any Lender required under the Loan Documents or any fees payable to the Administrative Agent under the Fee Letter, in each case on or before the due date therefor; and (iii) any other Default written notice of which has been delivered by the Administrative Agent to the Borrower unless, in the case of this clause (iii), the Borrower has provided written notice to the Administrative Agent, within seven (7) days after notice of such Default has been delivered to the Borrower, stating that the Borrower shall undertake to cure such Default on or prior to the expiration of the applicable cure period therefor, if any, set forth in the definition of the term “Event of Default” (and setting forth the steps that the Borrower intends to take in order to effectuate such cure), and the Administrative Agent shall not have provided notice to the Borrower within five (5) Business Days after receipt of such notice from the Borrower, setting forth the Administrative Agent’s determination, in its reasonable discretion, that the steps set forth in the notice from the Borrower are not likely to result in the timely cure of such default. Notwithstanding the foregoing, for purposes of Sections 13.08 and 14.07(b)(i)(A), a Major Default of the type described in clause (ii) above shall not be deemed to “exist” unless the Borrower has received notice of such Major Default and has failed to cure such Major Default within five (5) Business Days.

“Major Lease” shall mean one or more Leases to the same tenant or its Affiliates covering an aggregate of either (i) 20% of the rentable square footage of any Project or (ii) 30,000 rentable square feet or more.

“Material Adverse Effect” shall mean a material adverse effect, as determined by the Administrative Agent, in its reasonable judgment and discretion, on (a) any Project or the business, operations, financial condition, liabilities or capitalization of the Borrower, (b) the ability of the Borrower or any other Borrower Party to pay or perform (or cause to be performed) its respective material obligations under any of the Loan Documents to which it is a party, including the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith, (c) the Administrative Agent’s Liens in any of the collateral securing the Loans or the priority of any such Liens, (d) the validity or enforceability of any of the Loan Documents or (e) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Maturity Date” shall mean the earliest of (a) the Stated Maturity Date or (b) the date as to any Loans on which the Outstanding Principal Amounts under the Notes evidencing such Loans are accelerated or automatically become due and payable pursuant to the terms of the Notes or any other Loan Document.

“Maximum Rate” shall have the meaning assigned to such term in Section 14.25.

“Modifications” shall mean any amendments, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions thereof from time to time; “Modify”, “Modified”, or related words shall have meanings correlative thereto.

“Mold” shall mean any microbial or fungus contamination or infestation in any Project of a type which could reasonably be anticipated (after due inquiry and investigation) to pose a risk to human health or the environment or could reasonably be anticipated (after due inquiry and investigation) to negatively impact the value of such Project in any material respect.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Named Principals” shall mean Dan A. Emmett, Christopher H. Anderson, Kenneth M. Panzer and Jordan L. Kaplan.

“Net Operating Income” shall mean, for any period, the excess, if any, of Operating Income for such period over Operating Expenses for such period.

“Net Proceeds” shall have the meaning assigned to such term in Section 10.03(b).

“Net Proceeds Deficiency” shall have the meaning assigned to such term in Section 10.03(h).

“Note A” shall mean those certain notes or note denominated “Note A” dated concurrently with the Loan Agreement, executed by Borrower to the order of the Lender named therein, in the aggregate original principal amount of $122,507,122.51, as the same may be Modified from time to time. Each Note A shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.

“Note A Applicable Margin” shall mean (a) for Base Rate Loans, 80 basis points per annum; and (b) for Eurodollar Loans, 65 basis points per annum.

“Note B” shall mean those certain notes or note denominated “Note B” dated concurrently with the Loan Agreement, executed by Borrower to the order of the Lender named therein, in the aggregate original principal amount of $80,242,165.24, as the same may be Modified from time to time. Each Note B shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.

“Note B Applicable Margin” shall mean (a) for Base Rate Loans, 110 basis points per annum; and (b) for Eurodollar Loans, 85 basis points per annum.

“Note C” shall mean those certain notes or note denominated “Note C” dated concurrently with the Loan Agreement, executed by Borrower to the order of the Lender named therein, in the aggregate original principal amount of $12,250,712.25, as the same may be Modified from time to time. Each Note C shall constitute a “Note” for all purposes under this Agreement and the other Loan Documents.

“Note C Applicable Margin” shall mean (a) for Base Rate Loans, 410 basis points per annum; and (b) for Eurodollar Loans, 285 basis points per annum.

“Notes” shall mean, collectively, each Note A, Note B, Note C and each other promissory note hereafter executed by the Borrower to the order of any of the Lenders evidencing such Lender’s respective Commitment and Loans, as such notes may be Modified or substituted and in effect from time to time. Subject to such modifications thereto as may be deemed necessary by the Administrative Agent to reflect the Applicable Margin applicable to such Notes or to denominate any such Note as a Note A, Note B, Note C or similar reference, and subject to the provisions of Section 14.30, each of the Notes shall be substantially in the form of Exhibit H attached hereto.

“Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Administrative Agent or any Lender under or in connection with this Agreement, the Notes or any other Loan Document to which it is a party, including principal, interest, fees (including fees of counsel), and expenses whether now or hereafter existing under the Loan Documents to which it is a party.

“OECD” has the meaning assigned to such term in the definition of “Eligible Assignee”.

“OP Merger Sub” shall have the meaning set forth in Section 14.31.

“Operating Expenses” shall mean, for any period, all expenditures, computed in accordance with GAAP, of whatever kind or nature relating to the ownership, operation, maintenance, repair or leasing of the Projects that are incurred on a regular monthly or other periodic basis, including (a) allocated amounts on account of Insurance Premiums and Real Estate Taxes, prorated on an annual basis, (b) management fees in an amount which is the greater of (i) management fees actually paid and (ii) management fees at an imputed rate of 2.0% of Operating Income for such period and (c) imputed capital expenditure in an amount equal to a prorated portion of an annual amount equal to $0.20 per square foot; provided, however, that Operating Expenses shall not include (i) depreciation, amortization and other non-cash charges or capital expenditures (except as provided above), (ii) leasing commissions, tenant improvement allowances or other expenditures incurred for tenant improvements, (iii) any deposits to cash reserves (if any) required to be maintained under the Loan Documents (except if and to the extent any sums are withdrawn therefrom to pay (and are actually used to pay) expenses which otherwise constitute Operating Expenses without duplication), (iv) any payment or expense for which the Borrower was or is to be reimbursed by any third party if the receipt of the related reimbursement payment is required to be excluded in the calculation of Operating Income, (v) any payment payable by the Borrower or any Other Swap Pledgor under the Hedge Agreement, (vi) any changes in value of derivative contracts or of the Projects, and (vii) any principal, interest or other debt service payable with respect to the Loans. Operating Expenses shall be determined on an annualized basis based on the relevant quarterly results for purposes of Section 2.09(a), and on a projected annual basis for purposes of Section 10.03(c)(iv).

“Operating Income” shall mean, for any period, all regular ongoing income, computed in accordance with GAAP (but without taking into account any treatment of Rent on a straight-line amortization basis over the term of a lease that would otherwise be required by GAAP), during such period from the ownership or operation, or otherwise arising in respect, of the Projects, including (a) all amounts payable to the Borrower by any Person as Rents under Approved Leases, (b) business interruption proceeds and rent loss insurance proceeds (except with respect to any Leases that have been terminated as of the date of computation as a result of any Casualty Event or Taking) and (c) all other amounts which are included in the Borrower’s financial statements as operating income of the Projects, including, receipts from leases and parking agreements, concession fees and charges, other miscellaneous operating revenues, but excluding any extraordinary income, including (i) any Condemnation Awards or Insurance Proceeds (other than business interruption and rent loss proceeds as aforementioned), (ii) any item of income otherwise includable in Operating Income but paid directly to a Person other than the Borrower, its representative or its Affiliate (except, in each case, to the extent the Borrower receives monetary credit for such payment from the recipient thereof or such item is treated as an income item to the Borrower, in accordance with GAAP), (iii) security deposits and earnest money deposits received from tenants until forfeited or applied in accordance with their Leases, (iv) lease buyout payments made by tenants in connection with any surrender, cancellation or termination of their Leases, (v) any disbursements to the Borrower from the Cash Trap Account (it being understood that nothing set forth in this clause (v) shall prevent the receipt of funds that have been deposited into the Cash Trap Account from being treated as Operating Income when received to the extent such receipt otherwise constitutes Operating Income as provided in the definition thereof), (vi) any changes in value of derivative contracts or of the Projects, and (vii) any payment payable to the Borrower or any Other Swap Pledgor under the Hedge Agreement. Operating Income shall be determined on an annualized basis based on the relevant quarterly results for purposes of Section 2.09(a), and on a projected annual basis for purposes of Section 10.03(c).

“Operating Partnership” shall mean, with respect to a Permitted REIT, its affiliated operating partnership majority-owned and controlled, directly or indirectly, by such Permitted REIT through which such REIT holds substantially all of its assets.

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and any amendments thereto, (b) for any limited liability company, the articles of organization and any certificate relating thereto and the limited liability company (or operating) agreement of such limited liability company, and any amendments thereto, and (c) for any partnership (general or limited), the certificate of limited partnership or other certificate pertaining to such partnership and the partnership agreement of such partnership (which must be a written agreement), and any amendments thereto.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Real Estate Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Projects, now or hereafter levied or assessed or imposed against the Projects or any part thereof, other than Excluded Taxes.

“Other Swap Pledgor” shall mean (i) Borrower’s Member, (ii) any Qualified Successor Entity to whom the Projects are transferred pursuant to Section 9.03(a)(iii), (iii) any entity that qualifies under clause (I) of the definition of Qualified Successor Entity, (iv) a Permitted Public REIT, its Operating Partnership or any Permitted Public REIT Subsidiary and/or (v) a Permitted Private REIT or any Permitted Private REIT Subsidiary.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, ownership or enforcement of, or otherwise with respect to, any Loan Document.

“Outstanding Principal Amount” shall mean the outstanding principal amount of the Loans at any point in time after giving effect to any repayment thereof pursuant to Sections 2.06, 2.07, 2.09 and 3.01 or other applicable provisions of this Agreement.

“Pacific Plaza” shall mean that certain residential project owned by a wholly-owned Subsidiary of the Borrower’s Member and located at 1431 Ocean Avenue, Santa Monica, California 90401.

“Participant” shall have the meaning assigned to such term in Section 14.07(c)(i).

“Payment Date” shall mean the first Business Day of each calendar month. The first Payment Date shall be October 1, 2005.

“Payor” shall have the meaning assigned to such term in Section 4.06.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” shall mean:  (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or by any agency thereof, in either case maturing not more than ninety (90) days from the date of acquisition thereof; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than ninety (90) days from the date of acquisition thereof; and (c) commercial paper rated A-1 or P-1 or better by S&P or Moody’s, respectively, maturing not more than ninety (90) days from the date of acquisition thereof; in each case so long as the same (i) provide for the payment of principal and interest (and not principal alone or interest alone) and (ii) are not subject to any contingency regarding the payment of principal or interest.

“Permitted Liens” shall mean for each Project: (a) any Lien created by the Loan Documents, (b) Liens for Real Estate Taxes not yet delinquent and Liens for Other Charges imposed by any Governmental Authority not yet due or delinquent, (c) rights of existing and future tenants under Approved Leases as tenants only, (d) Permitted Title Exceptions that constitute Liens, (e) utility and other easements entered into by the Borrower in the ordinary course of business having no adverse impact on the occupation, use, enjoyment, operation, value or marketability of any Project and approved in advance in writing by the Administrative Agent in its reasonable discretion, (f) any Lien for the performance of work or the supply of materials affecting any Project unless the Borrower fails to discharge such Lien by payment or bonding (in accordance with statutory bonding requirements the effect of which is to release such Lien from the affected Project and to limit the Lien claimant’s rights to a recovery on the bond) on or prior to the date that is the earlier of (i) thirty (30) days after the date of filing of such Lien and (ii) the date on which the Project or the Borrower’s interest therein is subject to risk of sale, forfeiture, termination, cancellation or loss, (g) any Lien consisting of the rights of a lessor under equipment leases which are entered into in compliance with Sections 9.02(h) and 9.04(d), and (h) any other title and survey exceptions (not referred to in clauses (a) through (g) above) affecting the Projects as the Administrative Agent may approve in advance in writing and in its sole discretion.

“Permitted Private REIT” shall have the meaning set forth in Section 9.03(a)(iii).

“Permitted Private REIT Subsidiary” shall mean any wholly-owned Subsidiary of a Permitted Private REIT or its Operating Partnership.

“Permitted Public REIT” shall mean a REIT, in which, at the time of the initial public offering of shares therein, at least two (2) of the Named Principals are senior officers of such REIT.

“Permitted Public REIT Subsidiary” shall mean any wholly-owned Subsidiary of the Permitted Public REIT or its Operating Partnership.

“Permitted Public REIT Transfer” shall mean (a) a transfer, through one or a series of related transactions, of one hundred percent (100%) of the direct or indirect Equity Interests in the Borrower or any Qualified Successor Entity to the Permitted Public REIT, its Operating Partnership or a Permitted Public REIT Subsidiary in accordance with this Agreement; provided that the Projects continue to be directly owned by the Borrower or such Qualified Successor Entity, as the case may be, or (b) a transfer, in compliance with Section 9.03(a)(iii), of all but not less than all of the Projects to a Qualified Successor Entity that is a Permitted Public REIT Subsidiary of the Permitted Public REIT (other than its Operating Partnership).

“Permitted REIT” shall mean a Permitted Private REIT or the Permitted Public REIT.

“Permitted REIT Subsidiary” shall mean a Permitted Public REIT Subsidiary or a Permitted Private REIT Subsidiary.

“Permitted Reorganization” shall have the meaning set forth in Section 14.31.

“Permitted Title Exceptions” shall mean as to any Project, the outstanding liens, easements, restrictions, security interests and other exceptions to title set forth in the policy of title insurance insuring the lien of the Deed of Trust encumbering such Project approved by the Administrative Agent.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA, and in respect of which any Borrower Party or its ERISA Affiliates is (or, if such plan were terminated, would, if the Plan were subject to Title IV of ERISA, under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Policy” and “Policies” shall have the respective meanings assigned to such terms in Section 8.05(b).

“Post-Default Rate” shall mean a rate per annum equal to 5% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans, provided that, with respect to principal of a Eurodollar Loan, the “Post-Default Rate” shall be the greater of (a) 5% plus the interest rate for such Loan as provided in Section 3.02(a)(ii) and (b) the rate provided for above in this definition; provided, however, that in no event shall the Post-Default Rate exceed the Maximum Rate.

“Primary Credit Facility” means, with respect to any Permitted REIT, the primary credit facility under which such Permitted REIT obtains financing for its general purposes.

“Principal Office” shall mean the office of Eurohypo, located on the date hereof at 1114 Avenue of the Americas, 29th Floor, New York, New York, or such other office as the Administrative Agent shall designate upon ten (10) days’ prior notice to the Borrower and the Lenders.

“Principals” shall mean the Named Principals and any other Person holding ten percent (10%) or more of the shares, partnership interests, membership interests, or other voting or beneficial interests in Borrower’s Manager. As of the date hereof, the Named Principals own all of the shares in Borrower’s Manager.

“Project” shall have the meaning assigned to such term in the Recitals.

“Project-Level Account” shall have the meaning assigned to such term in the Project-Level Account Security Agreement.

“Project-Level Account Security Agreement” shall mean the Project-Level Account Security Agreement, among the Borrower, the Administrative Agent (on behalf of the Lenders) and the Depository Bank, substantially in the form of Exhibit I attached hereto, delivered on the Closing Date, as the same may be Modified and in effect from time to time.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Property Condition Report” shall mean, collectively, those certain property condition reports for each Project prepared for the Administrative Agent and listed on Schedule 1.01(7) attached hereto. The Administrative Agent acknowledges receipt of copies of the foregoing Property Condition Reports.

“Property Management Agreement” shall mean, collectively, (a) each Property Management Agreement between the Borrower and the Property Manager listed on Schedule 1.01(8) attached hereto and (b) any other property management and/or leasing agreement entered into with a Property Manager appointed in accordance with the definition of Property Manager contained in this Section 1.01, as the same shall be Modified in accordance with the provisions of this Agreement.

“Property Manager” shall mean Douglas, Emmett and Company or such successor manager and/or leasing agent as shall be reasonably approved by the Administrative Agent or otherwise permitted without such approval pursuant to Section 9.15 or Section 14.31.

“Property Manager’s Consent” shall mean a Property Manager’s Consent and Subordination of Property Management Agreement substantially in the form of Exhibit J attached hereto, to be executed, dated and delivered by (a) the Property Manager and the Borrower to the Administrative Agent (on behalf of the Lenders) on the Closing Date and (b) any other Property Manager to the Administrative Agent (on behalf of the Lenders) prior to its appointment as Property Manager, as such agreements may be Modified and in effect from time to time.

“Proportionate Share” shall mean, with respect to each Lender, the percentage set forth opposite such Lender’s name on Schedule 1.01(4) attached hereto under the caption “Proportionate Share” or in the Assignment and Assumption (in accordance with the terms of this Agreement) pursuant to which such Lender became a party hereto, in any case, as such percentage may be Modified in the most recent Assignment and Assumption (in accordance with the terms of this Agreement) to which such Lender is a party. The aggregate Proportionate Shares of all Lenders shall equal one hundred percent (100%).

“Proposed Lender” shall have the meaning assigned to such term in Section 5.07.

“Qualified Real Estate Interest” shall mean any real estate asset of a type and quality, located in markets, consistent with the Projects or any Residential Property as of the date this Agreement is entered into or which is otherwise consistent with the investment practices prior to the date hereof of the Douglas Emmett Realty Funds taken as a whole and which is acquired after the Closing Date directly by the Borrower or by a Qualified Sub-Tier Entity.

“Qualified Successor Entity” shall have the meaning set forth in Section 9.03(a)(iii).

“Qualified Sub-Tier Entity” means an entity wholly- or majority-owned and controlled by the Borrower.

“Real Estate Taxes” shall mean all real estate taxes and all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all charges for utilities and all other public charges whether of a like kind or different nature, imposed upon or assessed against the Borrower, the Projects or any part thereof or upon the revenues, rents, issues, income and profits of the Projects or arising in respect of the occupancy, use or possession thereof.

“Register” shall have the meaning assigned to such term in Section 14.07(b)(iv).

“Regulations A, D, T, U and X” shall mean, respectively, Regulations A, D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be Modified and in effect from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the Closing Date in federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Lender of or under any federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

“REIT” shall mean a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Merger Sub 1” shall have the meaning set forth in Section 14.31.

“REIT Merger Sub 2” shall have the meaning set forth in Section 14.31.

“Rejecting Lender” shall have the meaning set forth in Section 9.03(c).

“Related Entity” shall mean, as to any Person, (a) any other Person which directly or indirectly owns 51% or more of the partnership, membership or other ownership interests of such Person and directly or indirectly controls such Person; (b) any other Person into which, or with which, such Person is merged, consolidated or reorganized, or which is otherwise a successor to such Person by operation of law, or which acquires all or substantially all of the assets of such Person; (c) any other Person which is a successor to the business operations of such Person and engages in substantially the same activities; or (d) any other Person in which a Person described in clauses (b) and (c) of this definition directly or indirectly owns 51% or more of the partnership, membership or other ownership interests of such Person and directly or indirectly controls such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Related Party” shall mean:

(i)            any family member of any Named Principal; or

(ii)           any trust, corporation, partnership, limited liability company or other entity, in which any Named Principal and/or such other persons referred to in the immediately preceding clause (i) have a controlling interest.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, pouring, dumping, deposit, disposal, discharge, dispersal, leaching, seeping or migration into the indoor or outdoor environment, including the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Remediation” shall mean, without limitation, any investigation, site monitoring, response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances. “Remediate” shall have a correlative meaning.

“Rents” means all rents (whether denoted as base rent, advance rent, minimum rent, percentage rent, additional rent or otherwise), issues, income, royalties, profits, revenues, proceeds, bonuses, deposits (whether denoted as security deposits or otherwise), termination fees, rejection damages, buy-out fees and any other fees made or to be made in lieu of rent to the Borrower, any award made hereafter to the Borrower in any court proceeding involving any tenant, lessee, licensee or concessionaire under any of the Leases in any bankruptcy, insolvency or reorganization proceedings in any state or federal court, and all other payments, rights and benefits of whatever nature from time to time due to the Borrower under the Leases (including any Leases with respect to signage), including (i) rights to payment earned under the Leases, (ii) any payments or rights to payment with respect to parking facilities or other facilities in any way contained within or associated with the Projects, and (iii) all other income, consideration, issues, accounts, profits or benefits of any nature arising from the possession, use and operation of the Projects.

“Requesting Lender” shall have the meaning assigned to such term in Section 5.07.

“Required Lenders” shall mean Lenders holding at least 66.67% of the Outstanding Principal Amount.

“Required Payment” shall have the meaning assigned to such term in Section 4.06.

“Reserve Requirement” shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the LIBO Rate is to be determined as provided in the definition of “LIBO Rate” in this Section 1.01 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

“Residential Properties” shall mean each of Barrington Plaza and Pacific Plaza.

“Restoration” shall have the meaning assigned to such term in Section 10.01(a).

“Restoration Consultant” shall have the meaning assigned to such term in Section 10.03(e).

“Restoration Retainage” shall have the meaning assigned to such term in Section 10.03(f).

“Restricted Payment” shall mean all distributions of the Borrower or the Borrower’s Member (in cash, Property or other obligations) on, or other payments or distributions on account of (or the setting apart of money for a sinking or other analogous fund for) the purchase, redemption, retirement or other acquisition of, any portion of any Equity Interest in the Borrower or the Borrower’s Member or of any warrants, options or other rights to acquire any such Equity Interest.

“Rollover Breakage Costs” shall have the meaning assigned to such term in Section 2.08.

“Security Accounts” shall mean, collectively, the Cash Trap Account, the Project-Level Account and any Controlled Account.

“Security Documents” shall mean, collectively, the Deed of Trust, the Hedge Agreement Pledge, the Cash Trap Account Security Agreement, the Project-Level Account Security Agreement, the Controlled Account Agreement, the General Assignment and such other security documents as the Administrative Agent may reasonably request and all Uniform Commercial Code financing statements required by this Agreement, the Deed of Trust, the Hedge Agreement Pledge, the Cash Trap Account Security Agreement, the Project-Level Account Security Agreement, the Controlled Account Agreement, the General Assignment or any other security document the Administrative Agent may reasonably request to be filed with respect to the applicable security interests.

“Significant Casualty Event” shall have the meaning assigned to such term in Section 10.01(b).

“SNDA Agreement” shall mean (i) the form of Subordination, Non-Disturbance, and Attornment Agreement attached hereto as Exhibit K, (ii) any form attached to a Major Lease currently in effect or which has been approved by the Administrative Agent pursuant to the terms of this Agreement or (iii) such other form as is reasonably satisfactory to the Administrative Agent.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Stated Maturity Date” shall mean the date that is seven (7) years from the expiration of the Stub Interest Period, subject to Section 2.10.

“Stub Interest Period” shall mean the period commencing on the Closing Date and ending on (but not including) the first calendar day of the first month following the Closing Date (or if such day is not a Business Day, the next Business Day thereafter).

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, limited liability company, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Agreement” means any agreement (whether one or more) with respect to any swap, forward, future or derivative transaction or option or similar agreement (including, without limitation, any cap or collar) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions. For purposes hereof, the credit exposure at any time of any Person under a Swap Agreement to which such Person is a party shall be determined at such time in accordance with the standard methods of calculating credit exposure under similar arrangements as reasonably prescribed from time to time by the Administrative

Agent, taking into account (a) potential interest rate movements, (b) the respective termination provisions, (c) the notional principal amount and term of such Swap Agreement and (d) any provisions providing for the netting of amounts payable by and to a Person thereunder (or simultaneous payments of amounts by and to such Person).

“Syndication” shall have the meaning assigned to such term in Section 14.26.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of any Project or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting such project or any portion thereof whether or not the same shall have actually been commenced.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Third Party Counterparty” shall have the meaning assigned to such term in Section 8.19(a).

“Third Party Hedge Agreement” shall have the meaning assigned to such term in Section 8.19(c).

“Title Company” shall mean Chicago Title Insurance Company and any one or more reinsurers identified on Schedule 1.01(9) attached hereto; provided, however, that (i) in no event shall the amount insured by any such title insurer exceed the limits shown on Schedule 1.01(9) and (ii) any reinsurance shall be subject to direct access agreements from such reinsurers.

“Title Policy” shall have the meaning assigned to such term in Section 6.01(k).

“Trading with the Enemy Act” shall mean 50 U.S.C. App. 1 et seq.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, the borrowing of the Loans and the use of the proceeds thereof and (b) the execution, delivery and performance by the other Borrower Parties of the other Loan Documents to which they are a party and the performance of their obligations thereunder.

“Transfer” shall mean any transfer, sale, assignment, mortgage, encumbrance, pledge or conveyance, whether voluntary or involuntary.

“Type” shall have the meaning assigned to such term in Section 1.03.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of California, except with respect to those circumstances in which the Uniform Commercial Code of the State of California shall require the application of the Uniform Commercial Code of another state, in which case, for purposes of such circumstances, the “Uniform Commercial Code” shall mean the Uniform Commercial Code of such other state.

“Use” shall mean, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation to or from the property of such Person of such Hazardous Substance.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

1.02         Accounting Terms and Determinations.

(a)           Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

(b)           Without first obtaining the Administrative Agent’s consent, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years.

1.03         Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a Eurodollar Loan, each of which constitutes a Type.

1.04         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time Modified (subject to any restrictions on such Modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) whenever this Agreement provides that any consent or approval will not be “unreasonably withheld” or words of like import, the same shall be deemed to include within its meaning that such consent or approval will not be unreasonably delayed or conditioned.

ARTICLE II

COMMITMENTS, LOANS, NOTES AND PREPAYMENTS

2.01         Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make a loan (each such loan being a “Loan” and collectively, the “Loans”) on a non-revolving basis to the Borrower in Dollars on the Closing Date in a principal amount up to but not exceeding the amount of the Commitment of such Lender. Thereafter the Borrower may Convert all or a portion of the Outstanding Principal Amount of one Type of Loan into another Type of Loan (as provided in Section 2.05) or Continue one Type of Loan as the same Type of Loan (as provided in Section 2.05), subject in all cases to the limit on the number of Interest Periods that may be outstanding at any one time as set forth in the definition of “Interest Period”.

2.02         Funding of Loans. On the Closing Date, each Lender shall make available from its Applicable Lending Office the amount of the Loan to be made by it on such date to the Administrative Agent as specified by the Administrative Agent, in immediately available funds, for account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower in immediately available funds, for the uses and purposes identified on a sources and uses statement approved by the Administrative Agent and the Borrower.

2.03         Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender. The amounts payable by the Borrower at any time hereunder and under the Note to each Lender shall be a separate and independent debt. It is understood and agreed that the Closing hereunder shall not occur unless each of the Lenders shall have funded the amount of the Loan to be made by it.

2.04         Notes.

(a)           Notes. The Loan made by each Lender shall be evidenced by its Note.

(b)           Substitution, Exchange and Subdivision of Notes. No Lender shall be entitled to have its Note substituted or exchanged for any reason, or subdivided for promissory notes of lesser denominations, except (i) in connection with a permitted assignment of all or any portion of such Lender’s Commitment, Loan and Note pursuant, and subject to the terms and conditions of, Section 14.07(b) (and, if requested by any Lender in connection with such permitted assignment, the Borrower agrees to so exchange any such Note provided the original Note subject to such exchange has been delivered to the Borrower) or (ii) as provided in Section 14.30 with respect to severance of Notes if elected by Eurohypo, provided the original Note severed, split, divided or otherwise replaced pursuant to Section 14.30 has been delivered to the Borrower.

(c)           Loss, Theft, Destruction or Mutilation of Notes. In the event of the loss, theft or destruction of any Note, upon the Borrower’s receipt of a reasonably satisfactory indemnification agreement executed in favor of the Borrower by the holder of such Note, or in the event of the mutilation of any Note, upon the surrender of such mutilated Note by the holder thereof to the Borrower, the Borrower shall execute and deliver to such holder a replacement Note in lieu of the lost, stolen, destroyed or mutilated Note.

2.05         Conversions or Continuations of Loans.

(a)           Subject to Section 4.04, the Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided that:  (i) the Borrower shall give the Administrative Agent notice of each such Conversion or Continuation as provided in Section 4.05; (ii) Eurodollar Loans may be Converted only on the last day of an Interest Period for such Loans unless the Borrower complies with the terms of Section 5.05 and (iii) subject to Sections 5.01(a) and 5.03, any Conversion or Continuation of Loans shall be pro rata among the Lenders. Notwithstanding the foregoing, and without limiting the rights and remedies of the Administrative Agent and the Lenders under Article XII, in the event that any Event of Default exists, the Administrative Agent may (and at the request of the Required Lenders shall) suspend the right of the Borrower to Convert any Loan into a Eurodollar Loan, or to Continue any Loan as a Eurodollar Loan for so long as such Event of Default exists, in which event all Loans shall be Converted (on the last day(s) of the respective Interest Periods therefor) into, or Continued as, as the case may be, Base Rate Loans. In connection with any such Conversion, a Lender may (at its sole discretion) transfer a Loan from one Applicable Lending Office to another.

(b)           Notwithstanding anything to the contrary contained in this Agreement, at any time that a Hedge Agreement is in effect, the Borrower shall have the right to choose only an Interest Period which is the same as the Interest Rate Hedge Period, provided that the foregoing shall only apply to a Hedge Agreement that is required by Section 8.19(a) of this Agreement.

2.06         Prepayment.

(a)           Prepayment of the Loans. Upon not less than ten (10) days’ prior written notice to the Administrative Agent, the Borrower may prepay the Loans, in whole or in part, in minimum increments of One Million Dollars ($1,000,000) except as otherwise provided by Section 2.06(c), subject to the following:

(i)            any such prepayment shall be accompanied by the amount of interest theretofore accrued but unpaid in respect of the principal amount so prepaid, in accordance with Section 2.08;

(ii)           except as provided below, any such prepayment (except as a result of a Casualty Event or Taking or any prepayment made pursuant to Section 10.03(j) or Section 14.25)) shall be accompanied by a prepayment premium equal to the following percentage of the principal amount so prepaid:

If the prepayment occurs during the following period:	The percentage is as follows:
During the period from the Closing Date to and including the date which occurs six (6) months after the Closing Date	1.00%
During the period from the day immediately following the date which occurs six (6) months after the Closing Date to and including the date which occurs twelve (12) months after the Closing Date	0.50%
Thereafter	0.00%

and

(iii)          such prepayment shall be accompanied by any amounts payable to a Lender pursuant to Section 5.05 as a result of such prepayment while a Eurodollar Loan is in effect, in accordance with Section 2.08.

If the Loans are paid or prepaid in whole or in part for any reason (including acceleration of the Loans or because the Loans automatically become due and payable in accordance with Section 12.02(a)), other than by a Casualty Event or Taking or any prepayment made pursuant to Section 10.03(j) or Section 14.25) at any time, the Borrower shall pay to the Administrative Agent (on behalf of the Lenders) the amount(s) described in clauses (i), (ii), as applicable, and (iii), of the immediately preceding sentence. Notwithstanding the foregoing, no prepayment premium pursuant to clause (ii) of Section 2.06(a) shall be payable in connection with any prepayment of principal made other than pursuant to Section 2.09(a), if such prepayment, when aggregated with all past prepayments made other than pursuant to Section 2.09(a), would not exceed $53,750,000.

(b)           Treatment of Prepayments. Except for any mandatory prepayment made pursuant to Section 2.07 and any prepayment made under Sections 2.06(c) and 2.09, and notwithstanding when such prepayment is made, each partial prepayment of the Loans shall be deemed to reduce the Allocated Loan Amounts pro-rata in accordance with the Allocated Loan Amount for each Project.

(c)           Prepayment Upon Release of Projects. Notwithstanding anything to the contrary contained in this Section 2.06, any prepayment made in connection with the release in accordance with the terms contained in Section 2.09 of any one or more of the Projects may be made at any time upon not less than ten (10) days’ prior written notice to the Administrative Agent, and without reference to the minimum One Million Dollars ($1,000,000) increment requirements of Section 2.06(a), but subject to payment of any applicable prepayment premium under clause (ii) of Section 2.06(a) and compliance with the provisions set forth in clause (iii) of Section 2.06(a) above, and the applicable provisions set forth in Section 2.09.

(d)           Acknowledgments Regarding Prepayment Premium. The prepayment premiums required by this Section 2.06 are acknowledged by the Borrower to be partial compensation to the Lenders for the costs of reinvesting the proceeds of the Loans and for the loss of the contracted rate of return on the Loans and shall be due in accordance with the terms of this Section 2.06 upon any prepayment of the Loans, including any prepayment occurring after an acceleration resulting from a violation of the provisions restricting Transfers set forth in this Agreement. Furthermore, the Borrower acknowledges that the loss that may be sustained by the

Lenders as a result of such a prepayment by the Borrower is not susceptible of precise calculation, and the prepayment premium represents the good faith effort of the Borrower and the Lenders to compensate the Lenders for such loss and the parties’ reasonable estimate of such loss, and is not a penalty. By initialing this provision where indicated below, the Borrower waives any rights it may have under California Civil Code Section 2954.10, or any successor statute, and the Borrower confirms that the Lenders’ agreement to make the Loans at the interest rate and on the other terms set forth herein constitutes adequate and valuable consideration, given individual weight by the Borrower, for the prepayment provisions set forth in this Section 2.06.

Borrower’s Initials

2.07         Mandatory Prepayments. If a Casualty Event or Taking shall occur with respect to any Project, the Borrower, upon the Borrower’s or the Administrative Agent’s receipt of the applicable Insurance Proceeds or Condemnation Awards, shall prepay the Loan, if required by the provisions of Article X, on the dates and in the amounts specified therein without premium (but subject to the provisions of Sections 2.08 and 5.05) or, at the instruction of the Borrower (provided no Event of Default is then continuing), shall be held in a Controlled Account by the Administrative Agent and applied to prepayment of the Loan on the next Payment Date (in which case the amount so held shall continue to bear interest at the rate(s) provided in this Agreement until so applied to prepay the Loan). Nothing in this Section 2.07 shall be deemed to limit any obligation of the Borrower under the Deeds of Trust or any other Security Document, including any obligation to remit to the Cash Trap Account, Project-Level Account, or a Controlled Account pursuant to the Deeds of Trust or any of the other Security Documents the Insurance Proceeds, Condemnation Awards or other compensation received in respect of any Casualty Event or Taking.

2.08         Interest and Other Charges on Prepayment. If the Loans are prepaid, in whole or in part, pursuant to Section 2.06 or 2.07, each such prepayment shall be made together with (a) the accrued and unpaid interest on the principal amount prepaid, and (b) any amounts payable to a Lender pursuant to Section 5.05 as a result of such prepayment while an Adjusted LIBO Rate is in effect (provided the Borrower is notified of such amount or an estimate thereof), including, without limitation, any such amounts that may result from a prepayment other than on the last day of an Interest Period for a Eurodollar Loan the Interest Period of which has been automatically Continued pursuant to Section 4.05 during any period on which a prepayment date has been postponed in accordance with the provisions set forth below in this Section 2.08; provided, however, that any such prepayment shall be applied first, to the prepayment of any portions of the Outstanding Principal Amount that are Base Rate Loans and, second, to the prepayment of any portions of the Outstanding Principal Amount that are Eurodollar Loans applying such sums first to Eurodollar Loans of the shortest maturity so as to minimize Rollover Breakage Costs (as defined below); provided further, however, that if an Event of Default exists, the Administrative Agent may distribute such payment to the Lenders for application in such manner as it or the Required Lenders, subject to Section 4.02, may determine to be appropriate. Each prepayment pursuant to Section 2.06 shall be made on the prepayment date specified in the notice of prepayment delivered pursuant to Section 4.05, unless such notice is revoked (or the date of prepayment is postponed) by a further written notice (which may be delivered by the Borrower by facsimile to the Administrative Agent). Any notice revoking a notice of prepayment (or postponing a previously-specified prepayment date) shall be delivered not less than one (1) Business Day prior to the date of prepayment specified in the notice of prepayment; provided, however, in the event that the Borrower revokes or postpones such notice during the last three (3) Business Days of any Interest Period for a Eurodollar Loan, and provided that the Borrower has not elected to Convert such Eurodollar Loan into a Base Rate Loan pursuant to Section 2.05, the Borrower acknowledges that losses, costs and expenses for which the Borrower is responsible pursuant to Section 5.05(b) shall include, without limitation, losses, costs and expenses that may subsequently result from the early repayment, termination, cancellation or failure of the Borrower to borrow any Eurodollar Loan that was to have been automatically continued pursuant to Section 4.05 (“Rollover Breakage Costs”).

2.09         Release of Projects. Except as set forth in this Section 2.09, or unless the Obligations have been paid in full, the Borrower shall have no right to obtain the release of any Project from the Lien of the Loan Documents, and no repayment or prepayment of any portion of the Loans shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Deed of Trust on any Project or any other collateral securing the Loans. Any release upon payment of the Obligations in full shall be in accordance with the provisions of the Deeds of Trust governing releases.

(a)           Release of Projects. At any time following the Closing Date, the Borrower on one or more occasions may obtain, and the Administrative Agent shall take such actions as are necessary to effectuate pursuant to this Section 2.09(a), the release of the entirety of any Project from the Lien of the Deeds of Trust (and related Loan Documents) thereon and the release of the Borrower’s obligations under the Loan Documents with respect to such Project (other than those which expressly survive repayment, including, but not limited to, those set forth in the Environmental Indemnity), upon satisfaction of each of the following conditions:

(i)            The Borrower shall submit to the Administrative Agent (on behalf of the Lenders), by 3:00 P.M., New York City time, at least ten (10) days prior to the date of the proposed release, written notice of its election to obtain such release (which notice shall include a certification by an Authorized Officer of the Borrower that the proposed release complies with all of the conditions set forth in this Section 2.09(a)), together with the form or forms for a release of Lien and related Loan Documents (or, in the case of a Deed of Trust, a request for reconveyance) for such Project for execution by the Administrative Agent, which the Administrative Agent shall execute and deliver to the Borrower for recordation upon satisfaction of all conditions set forth in this Section 2.09(a). Such release shall be in a form appropriate in each jurisdiction in which the applicable Project is located and reasonably satisfactory to the Administrative Agent and its counsel. Any notice of a proposed release of a Project pursuant to this Section 2.09(a) may be revoked (or the date proposed for such release may be postponed) by a further written notice (which may be delivered by the Borrower by facsimile to the Administrative Agent). Any notice revoking a proposed release (or postponing the date for a proposed release) shall be delivered not less than one (1) Business Day prior to the date of such release specified in the notice of release; provided, however, in the event that the Borrower revokes or postpones such notice during the last three (3) Business Days of the Interest Period for any Eurodollar Loan, and provided that the Borrower has not elected to Convert such Eurodollar Loan into a Base Rate Loan pursuant to Section 2.05, the Borrower acknowledges that the losses, costs and expenses for which the Borrower shall be responsible under Section 5.05(b) shall include Rollover Breakage Costs;

(ii)           The Borrower shall remit to the Administrative Agent an amount equal to one hundred ten percent (110%) of the Allocated Loan Amount for the applicable Project (for application to the principal balance of the Loans), plus any prepayment premium payable in connection with such prepayment pursuant to clause (ii) of Section 2.06(a). The minimum One Million Dollar ($1,000,000) increment requirements of Section 2.06(a) shall not apply to a prepayment of the Loans made in accordance with this Section 2.09(a);

(iii)          The Borrower shall pay to the Administrative Agent all sums, including, but not limited to, interest payments and principal payments, if any, that are then due and payable under the Notes, this Agreement, the Deeds of Trust and the other Loan Documents, and all costs due pursuant to Section 5.05 and clause (viii) of this Section 2.09(a) (it being agreed that accrued interest on the principal amount to be paid pursuant to clause (ii) of this Section 2.09(a) shall not be due and payable in connection with such release (unless such accrued interest is otherwise due and payable), but shall be due and payable on the next Payment Date);

(iv)          [Reserved];

(v)           Immediately prior to such release, the Debt Service Coverage Ratio as calculated for all of the Projects then securing the Loans other than the Project proposed to be released (and assuming for purposes of the calculation of the DSCR Debt Service that the principal of the Loans shall have been reduced by the principal amount payable with respect to the Project to be released in accordance with clause (ii) of this Section 2.09(a)) shall be equal to or greater than 1.50-to-1.00;

(vi)          After giving effect to such release and the payment of principal required to be made in connection therewith, the Outstanding Principal Amount of the Loans (unless the Loans shall be repaid in full) shall not be less than $107,500,000.

(vii)         No Default or Event of Default exists at the time of the Borrower’s request or on the date of the proposed release or after giving effect thereto (other than a Default or Event of Default that would be cured by effectuating such release); and

(viii)        The Borrower shall pay all costs and expenses (including, but not limited to, reasonable legal fees and disbursements, escrow and trustee fees, costs for title insurance endorsements required by the Administrative Agent to confirm the continued priority of the Liens in favor of the Lenders on the Projects not being released and other out-of-pocket costs and expenses) incurred by the Administrative Agent in connection with such release.

It is understood and agreed that no such release shall impair or otherwise adversely affect the Liens, security interests and other rights of the Administrative Agent or the Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Projects subject to the Loan Documents not being released).

(b)           Any Project released from the Lien of the Deed of Trust and other Loan Documents pursuant to this Section 2.09 shall, effective upon such release, no longer be considered a “Project” for purposes of this Agreement or the other Loan Documents, except for purposes of those indemnification obligations and other covenants which, by their terms, expressly survive any such release.

2.10         Call Date. Notwithstanding anything to the contrary contained in this Agreement, (i) the Outstanding Principal Amount under all Notes shall become automatically due and payable on the fifth (5th) anniversary of the expiration of the Stub Interest Period if on or prior to such date the Borrower has not paid to the Administrative Agent in accordance with the Fee Letter for the benefit of the Lenders an extension fee equal to five (5) basis points (0.05%) times the Outstanding Principal Amount under all Notes as of the fifth (5th) anniversary of the expiration of the Stub Interest Period or if on such date an Event of Default exists and (ii) the Outstanding Principal Amount under all Notes shall become automatically become due and payable on the sixth (6th) anniversary of the expiration of the Stub Interest Period if on such date the Borrower has not paid to the Administrative Agent in accordance with the Fee Letter for the benefit of the Lenders an extension fee equal to five (5) basis points (0.05%) times the Outstanding Principal Amount under all Notes as of the sixth (6th) anniversary of the expiration of the Stub Interest Period or if on such date an Event of Default exists.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

3.01         Repayment of Loans. The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender the principal amount of such Lender’s outstanding Loans to the Borrower, together with accrued and unpaid interest, any applicable fees and all other amounts due under the Loan Documents with respect to such Loans, which amounts, to the extent not previously paid, shall, without notice, demand or other action, be due and payable on the Maturity Date.

3.02         Interest.

(a)           The Borrower hereby promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan (which may be Base Rate Loans and/or Eurodollar Loans) made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full if paid in the time and manner provided for in Section 4.01, at the following rates per annum:

(i)            during such periods as such Loan is a Base Rate Loan, the Base Rate plus the Applicable Margin; and

(ii)           during such periods as such Loan is a Eurodollar Loan, for each Interest Period relating thereto, the Adjusted LIBO Rate for such Loan for such Interest Period plus the Applicable Margin.

(b)           Accrued interest on each Loan shall be payable (i) monthly in arrears on each Payment Date for all interest accrued through but not including the relevant Payment Date and (ii) in the case of any Loan, upon the payment or prepayment thereof (except as expressly provided in Section 2.09(a)(iii)) or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable hereunder at the Post-Default Rate shall be payable from time to time on demand.

(c)           Notwithstanding anything to the contrary contained herein, after the Maturity Date and during any period when an Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender interest at the applicable Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, any interest payments thereon not paid when due and on any other amount due and payable by the Borrower hereunder, under the Notes and any other Loan Documents.

(d)           Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrower, but the failure of the Administrative Agent to provide such notice shall not affect the Borrower’s obligation for the payment of interest on the Loans.

(e)           In addition to any sums due under this Section 3.02, the Borrower shall pay to the Administrative Agent for the account of the Lenders a late payment premium in the amount of four percent (4%) of (i) any payments of principal under the Loans not made when due, and (ii) any payments of interest or other sums under the Loans not made when due, provided, in each case, that such payments are not made within the earlier of (i) two (2) Business Days after the Borrower receives written notice from the Administrative Agent of Borrower’s failure to make such payment when due and (ii) five (5) days after the date the same became due, which late payment premium shall be due with any such late payment or upon demand by the Administrative Agent. Such late payment charge represents the reasonable estimate of the Borrower, the Administrative Agent and the Lenders of a fair average compensation for the loss that may be sustained by the Lenders due to the failure of the Borrower to make timely payments. Such late charge shall be paid without prejudice to the right of the Administrative Agent and the Lenders to collect any other amounts provided herein or in the other Loan Documents to be paid or to exercise any other rights or remedies under the Loan Documents.

(f)            Reserved.

3.03         Project-Level Account. The Borrower shall, and shall cause the Property Manager to (a) deposit all Rents from the Projects, and all amounts received by the Borrower or the Property Manager constituting Rent or other revenue or sums of any kind from the Projects, into the applicable Project-Level Account for such Project in accordance with the Project-Level Account Security Agreement and (b) upon an Event of Default, and upon written request of the Administrative Agent, deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the applicable Project-Level Account for such Project. The Borrower shall not maintain any checking, money market or other deposit accounts for the deposit and holding of any revenues or sums derived from the ownership or operation of the Projects other than the Project-Level Account (except for such replacement or additional deposit accounts in which the Administrative Agent shall have been granted, pursuant to a written instrument in form and substance satisfactory to the Administrative Agent, a first priority security interest on the terms provided herein, in which case the “Project-Level Account” referred to herein shall include such replacement or additional account), other than (i) accounts into which funds initially deposited in a Project-Level Account have been, or may be, transferred in compliance with the Project-Level Account Security Agreement and (ii) any Cash Trap Account or Controlled Account required hereunder.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01         Payments.

(a)           Payments by the Borrower. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes and any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at the Administrative Agent’s Account, not later than 3:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b)           Application of Payments. The Borrower may, at the time of making each payment under this Agreement, any Note or any other Loan Document for the account of any Lender (if such payment is not comprised solely of interest), specify to the Administrative Agent (which shall so notify the intended recipient(s) thereof) the Loans or other amounts to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default exists, the Administrative Agent may apply such payment to amounts then due to the Lenders, subject to Section 4.02, pro rata in accordance with their Proportionate Share and, thereafter, may apply any remaining portion of such payment in such manner as it or the Required Lenders, subject to Section 4.02, may determine to be appropriate). To the extent that the Borrower has the right pursuant to this Section 4.01(b) to designate the obligations to which a payment made by the Borrower under the Loan Documents is to be applied, the Borrower shall exercise such rights in such a manner as shall result in the application of such payment to the designated obligation in a manner that will result in each Lender receiving its pro rata share of the amount so paid by the Borrower on account of the designated obligation in proportion to the respective amounts then due and payable on account of the designated obligation to all Lenders entitled to payment of the designated obligation. Notwithstanding the foregoing and to avoid any potential ambiguity between this provision and Section 2.06, nothing in the foregoing sentence is intended to modify or supersede Section 2.06.

(c)           Payments Received by the Administrative Agent. Each payment received by the Administrative Agent under this Agreement, any Note or any other Loan Document for account of any Lender shall be paid by the Administrative Agent promptly to such Lender (and in any event, the Administrative Agent shall use commercially reasonable efforts to pay such sums to such Lender on the same Business Day such sums are received by the Administrative Agent provided the Administrative Agent has actually received such sums prior to 3:00 p.m. on such Business Day), in immediately available funds, for account of such Lender’s Applicable Lending Office for the Loan or other obligation in respect of which such payment is made. In the event that the Administrative Agent fails to make such payment to such Lender within two (2) Business Days of receipt, subject to any delays resulting from force majeure, then such Lender shall be entitled to interest from the Administrative Agent at the Federal Funds Rate from the date that such payment should have been paid by the Administrative Agent to such Lender until the Administrative Agent makes such payment.

(d)           Extension to Next Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

4.02         Pro Rata Treatment. Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.01 shall be made from the Lenders on a pro rata basis according to the amounts of their respective Commitments; (b) except as otherwise provided in Section 5.04, Eurodollar Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective Loans (in the case of Conversions and Continuations of Loans); (c) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders on a pro rata basis in accordance with the respective unpaid principal amounts of the Loans held by them; and (d) each payment of interest on Loans by the Borrower shall be made for the account of the Lenders on a pro rata basis in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders. Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents, (a) all payments received by the Administrative Agent on account of interest, principal (including, without limitation, prepayments), fees or other amounts which are required under this Agreement to be paid to the Lenders pro rata, or in accordance with their respective Proportionate Shares, shall be paid to the Lenders pro rata in proportion to the respective amounts of interest, principal, fees or other amounts, as applicable, then due and payable to all Lenders pursuant to the Loan Documents, and (b) during the existence of an Event of Default, all payments received by the Administrative Agent with respect to the Loan shall be applied as provided in that certain Co-Lender Agreement to be entered into by and among the Lenders and the Administrative Agent, as the same may be Modified from time to time.

4.03         Computations. Interest on all Loans shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04         Minimum Amounts. Except for (a) mandatory prepayments made pursuant to Section 2.07, 8.19(g), 10.03(j) or 14.25 of this Agreement or Section 7.08 of the

Deed of Trust, (b) Conversions or prepayments made pursuant to Section 5.04, and (c) prepayments made pursuant to Section 2.06 or Section 2.09 (which shall be governed by such Sections) each borrowing, Conversion, Continuation and partial prepayment of principal other than made pursuant to Section 2.09 (collectively, “Loan Transactions”) of Loans shall be in an aggregate amount at least equal to $1,000,000 (Loan Transactions of or into Loans of different Types or Interest Periods at the same time hereunder shall be deemed separate Loan Transactions for purposes of the foregoing, one for each Type or Interest Period); provided that if any Loans or borrowings would otherwise be in a lesser principal amount for any period, such Loans shall be Base Rate Loans during such period. Notwithstanding the foregoing, the minimum amount of $1,000,000 shall not apply to Conversions of lesser amounts into a tranche of Loans that has (or will have upon such Conversion) an aggregate principal amount exceeding such minimum amount and one Interest Period.

4.05         Certain Notices. Notices by the Borrower to the Administrative Agent regarding Loan Transactions and the selection of Types of Loans and/or of the duration of Interest Periods shall be effective only if received by the Administrative Agent not later than 3:00 PM, New York City time, on the date which is the number of calendar days or Business Days, as applicable, prior to the date of the proposed Loan Transaction specified immediately below:

Notice	Number of Days Prior

Optional Prepayment	10 calendar days

Conversions into, Continuations as, or borrowings in Base Rate Loans	3 Business Days

Conversions into, Continuations as, borrowings in, or changes in duration of Interest Periods for, Eurodollar Loans	3 Business Days (prior to first day of next applicable Interest Period for such Conversion Continuation or change)

Notices of the selection of Types of Loans and/or of the duration of Interest Periods shall be irrevocable. Each notice of a Loan Transaction shall specify the amount (subject to Section 4.04), Type, and Interest Period of such proposed Loan Transaction, and the date (which shall be a Business Day) of such proposed Loan Transaction. Notices for Conversions and Continuations shall be in the form of Exhibit L attached hereto. Each such notice specifying the duration of an Interest Period shall specify the portion of the Loans to which such Interest Period is to relate. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. If the Borrower fails to select (i) the Type of Loan or (ii) the duration of any Interest Period for any Eurodollar Loan within the time period (i.e., three (3) Business Days prior to the first day of the next applicable Interest Period) and otherwise as provided in this Section 4.05, such Loan (if outstanding as a Eurodollar Loan) will automatically be continued as a Eurodollar Loan as of the last day of the then current Interest Period for such Loan, with such Eurodollar Loan having an Interest Period of one month, and the Borrower shall be deemed to have provided to the

Administrative Agent three (3) Business Days prior to the first day of such Interest Period a duly completed and unqualified notice requesting such Continuation in the form of Exhibit L.

4.06         Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (each, for purposes of this Section 4.06, a “Payor”) prior to the date on which such Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Payor hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called a “Required Payment”), which notice shall be effective upon receipt, that such Payor does not intend to make such Required Payment to the Administrative Agent, the Administrative Agent may assume that such Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if such Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment from the Administrative Agent shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the “Advance Date”) such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (a) the Federal Funds Rate for such day in the case of payments returned to the Administrative Agent by any of the Lenders or (b) the applicable interest rate due hereunder with respect to payments returned by the Borrower to the Administrative Agent and, if such recipient(s) shall fail to promptly make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from such Payor, together with interest at the same rates as aforesaid; provided that if neither the recipient(s) nor such Payor shall return the Required Payment to the Administrative Agent within three (3) Business Days (five (5) days in the case the Borrower is the Payor) of the Advance Date, then, retroactively to the Advance Date, such Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

(i)            if the Required Payment shall represent a payment to be made by the Borrower to the Administrative Agent for the benefit of the Lenders, the Borrower and the recipient(s) shall each be obligated to pay interest retroactively to the Advance Date in respect of the Required Payment at the Post-Default Rate (without duplication of the obligation of the Borrower under Section 3.02 to pay interest on the Required Payment at the Post-Default Rate), it being understood that the return by the recipient(s) of the Required Payment to the Administrative Agent shall not limit such obligation of the Borrower under Section 3.02 to pay interest at the Post-Default Rate in respect of the Required Payment, and it being further understood that to the extent the Administrative Agent actually receives from the Borrower any such interest at the Post-Default Rate on such Required Payment, such amount so received shall be credited against the amount of interest (if any) payable by the applicable recipient(s), and

(ii)           if the Required Payment shall represent proceeds of a Loan to be made by the Lenders to the Borrower, such Payor and the Borrower shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment pursuant to whichever of the rates specified in Section 3.02 is applicable to the Type of such Loan, it being understood that the return by the Borrower of the Required

Payment to the Administrative Agent shall not limit any claim that the Borrower may have against such Payor in respect of such Required Payment and shall not relieve such Payor of any obligation it may have hereunder or under any other Loan Documents to the Borrower and no advance by the Administrative Agent to the Borrower under this Section 4.06 shall release any Lender of its obligation to fund such Loan except as set forth in the following sentence. If any such Lender shall thereafter advance any such Required Payment to the Administrative Agent, together with interest on such Required Payment as provided herein, such Required Payment shall be deemed such Lender’s applicable Loan to the Borrower and shall be advanced by the Administrative Agent to the Borrower to the extent the Borrower has remitted the Required Payment and such interest to the Administrative Agent.

4.07         Sharing of Payments, Etc.

(a)           Sharing. If any Lender shall obtain payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Loan Document through the exercise (subject to the provisions of Section 14.10) of any right of set-off, banker’s lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received a greater percentage of the principal of or interest on the Loans or such other amounts then due hereunder or thereunder by the Borrower to such Lender than the percentage received by any other Lender, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans or such other amounts, respectively, owing to such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal of and/or interest on the Loans or such other amounts, respectively, owing to each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Lender agrees that it shall turn over to the Administrative Agent (for distribution by the Administrative Agent to the other Lenders in accordance with the terms of this Agreement) any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.

(b)           Consent by the Borrower. The Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise (subject, as among the Lenders, to Section 14.10) all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(c)           Rights of Lenders; Bankruptcy. Nothing contained herein shall require any Lender to exercise any right of set-off, banker’s lien or counterclaim or similar right or otherwise or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, then such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.07 to share in the benefits of any recovery on such secured claim.

ARTICLE V

YIELD PROTECTION, ETC.

5.01         Additional Costs.

(a)           Costs of Making or Maintaining Eurodollar Loans. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any Eurodollar Loans, or its obligation to make any Eurodollar Loans, hereunder, or, subject to the following provisions of this Article V, any reduction in any amount receivable by such Lender hereunder in respect of any of such Eurodollar Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), provided such Additional Costs result from any Regulatory Change that:

(i)            shall subject any Lender (or its Applicable Lending Office for any of such Eurodollar Loans) to any tax, duty or other charge in respect of such Eurodollar Loans or its Note or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Eurodollar Loans (other than Excluded Taxes); or

(ii)           imposes or Modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Eurodollar Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender (including any of such Eurodollar Loans or any deposits referred to in the definition of “LIBO Rate” in Section 1.01), or any commitment of such Lender (including the Commitment of such Lender hereunder); or

(iii)          imposes any other condition affecting this Agreement or the Note of any Lender (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from the Borrower under this Section 5.01(a) or Section 5.01(b), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the Regulatory Change giving rise to such request ceases to be in effect or until the Borrower notifies such Lender that the Borrower is lifting such suspension (in which case the provisions of Section 5.04 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested for so long as any Eurodollar Loan remains in effect.

(b)           Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. Without limiting the effect of the provisions of this Section 5.01 (but without duplication), the Borrower shall pay to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company or other legal entity of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance of its Eurodollar Loans hereunder by such Lender (or any Applicable Lending Office or such bank holding company or other legal entity), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any Governmental Authority (i) following any Regulatory Change with respect to such law, regulation, interpretation, directive or request resulting in such costs or (ii) implementing any risk-based capital guideline or other requirement of capital (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) hereafter issued by any Governmental Authority implementing at the national level the Basel Accord, in respect of its Commitment or its Eurodollar Loans (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company or other legal entity) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company or other legal entity) could have achieved but for such law, regulation, interpretation, directive or request).

(c)           Notification and Certification. Each Lender shall notify the Borrower of any event occurring after the date hereof entitling such Lender to compensation under subsections (a) or (b) of this Section 5.01 (setting forth in reasonable detail the basis of such determination) as promptly as practicable, but in any event within sixty (60) days, after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within sixty (60) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, be entitled to payment under this Section 5.01 only for costs incurred from and after the date sixty (60) days prior to the date that such Lender does give such notice and (ii) each Lender shall designate a different Applicable Lending Office (if applicable) for the Eurodollar Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. Each Lender shall furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under subsection (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to subsection (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to subsection (b) of this Section 5.01, on its costs or rate of return of maintaining Eurodollar Loans or its obligation to make Eurodollar Loans, or on amounts receivable by it in respect of Eurodollar Loans, and of the amounts required to compensate such Lender under this Section 5.01, as set forth in the certificate of the Lender, shall be prima facie evidence of the accuracy of the determinations and calculations contained or asserted therein. Notwithstanding anything to the contrary contained herein, it shall be a condition to the Borrower’s obligation to pay compensation under subsections (a) or (b) of this Section 5.01 that such compensation requirements are also being imposed on substantially all other similar classes or categories of commercial loans or commitments of such Lender similarly affected by the Regulatory Change and the other guidelines and requirements referred to in this Section 5.01.

5.02         Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBO Rate for any Interest Period for any Eurodollar Loan:

(a)           after making reasonable efforts, the Administrative Agent determines, which determination shall be conclusive absent manifest error, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBO Rate” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Eurodollar Loans as provided herein; or

(b)           the Administrative Agent determines, which determination shall be conclusive absent manifest error, that, as a result of circumstances arising after the Closing Date, the relevant rates of interest referred to in the definition of “LIBO Rate” in Section 1.01 upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Lenders of making or maintaining Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, to Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans, and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans in accordance with Sections 2.06 and 2.07 or, in accordance with Section 2.05, Convert such Eurodollar Loans into Base Rate Loans or other Eurodollar Loans in amounts and maturities which are still being provided. Notwithstanding the foregoing, (i) if the applicable conditions under clauses (a) or (b) of this Section 5.02 affect only a portion of the Eurodollar Loans, the balance of the Eurodollar Loans may continue as Eurodollar Loans and (ii) if the applicable conditions under clauses (a) and (b) of this Section 5.02 only affect certain Interest Periods, the Borrower, subject to the terms and conditions of this Agreement, may elect to have Eurodollar Loans with such other Interest Periods.

5.03         Illegality. Notwithstanding any other provision of this Agreement, if it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder (and, in the sole opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert portions of its Loan of any other Type into, Eurodollar Loans shall be suspended until such time as such Lender may again make and maintain Eurodollar Loans (in which case the provisions of Section 5.04 shall be applicable).

5.04         Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Sections 5.01 or 5.03, then such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Loans (or, in the case of a Conversion resulting from a circumstance described in Section 5.03, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until either (a) such Lender gives notice as provided below that the circumstances specified in Sections 5.01 or 5.03 that gave rise to such Conversion no longer exist or (b) the Borrower, in the case of Section 5.01, ends any suspension by the Borrower:

(a)           to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b)           all portions of its Loan that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 5.04 no longer exist (which notice such Lender agrees to give promptly upon such circumstances ceasing to exist) or the Borrower terminates its applicable suspension at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Base Rate and Eurodollar Loans are allocated among the Lenders ratably (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

5.05         Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount as shall be sufficient to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)           any payment, mandatory or optional prepayment or Conversion of a Eurodollar Loan made by such Lender for any reason (including the acceleration of the Loans pursuant to Article XII) on a date other than the last day of the Interest Period for such Loan;

(b)           any failure by the Borrower for any reason to prepay a Eurodollar Loan pursuant to a notice of prepayment given in accordance with Section 2.06 (or any notice timely given postponing the date for prepayment given in accordance with Section 2.08), unless such notice is timely revoked pursuant to a notice of revocation given in accordance with Section 2.08; or

(c)           the assignment of any Eurodollar Loan other than on the last day of the applicable Interest Period as a result of a request by the Borrower pursuant to Section 5.07.

Without limiting the effect of the preceding provisions, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest that otherwise would have accrued on the principal amount so paid, prepaid, Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan that would have commenced on the date specified for such borrowing) at the applicable Adjusted LIBO Rate for such Loan provided for herein over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender), or if such Lender shall not, or shall cease to, make such bids, the equivalent rate, as reasonably determined by such Lender, derived from Page 3750 of the Dow Jones Markets Service (Telerate) or other publicly available source as described in the definition of “LIBO Rate” in Section 1.01, plus, in the case of Section 5.05(c), the amount of interest for such period paid to such Lender pursuant to Section 5.07. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.05 shall be delivered to the Borrower and shall be prima facie evidence of the accuracy of the determinations and calculations contained or asserted therein. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Any payment due to any of the Lenders pursuant to this Section 5.05 shall be deemed additional interest under such Lender’s Note.

5.06         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.06) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.06) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a

Lender, shall be prima facie evidence of the accuracy of the determinations and calculations contained or asserted therein.

(d)           Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Until such documentation is provided, the Borrower shall be entitled to take all actions that are required to comply with Applicable Laws with respect to payments payable hereunder on account of Loans made to the Borrower by any Foreign Lender who has not complied with the requirements of this Section 5.06(e), and such actions shall not constitute a Default or an Event of Default.

(f)            Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.06, provided no Major Default or Event of Default exists, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.06 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.06(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

5.07         Replacement of Lenders. If any Lender requests compensation pursuant to Section 5.01 or 5.06, or any Lender’s obligation to Continue Loans of any Type, or to Convert Loans of any Type into the other Type of Loan, shall be suspended pursuant to Section 5.01 or 5.03 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”), the Borrower, upon five (5) Business Days notice to such Requesting Lender and the Administrative Agent, may require that such Requesting Lender transfer all of its right, title and interest under this Agreement and such Requesting Lender’s Note and its interest in the other Loan Documents to an Eligible Assignee (a “Proposed Lender”) identified by the Borrower that is satisfactory to the Administrative Agent in its sole discretion

(i) if such Proposed Lender agrees to assume all of the obligations of such Requesting Lender hereunder, and to purchase all of such Requesting Lender’s Loan hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loan, together with interest thereon to the date of such purchase (to the extent not paid by the Borrower), and satisfactory arrangements are made for payment to such Requesting Lender of all other amounts accrued and payable hereunder to such Requesting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 as if all of such Requesting Lender’s Loan were being prepaid in full on such date) and (ii) if such Requesting Lender has requested compensation pursuant to Section 5.01 or 5.06, such Proposed Lender’s aggregate requested compensation, if any, pursuant to Section 5.01 or 5.06 with respect to such Requesting Lender’s Loan is lower than that of the Requesting Lender. Subject to the provisions of Section 14.07(b), such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 5.01, 5.06, 14.03 and 14.04 (without duplication of any payments made to such Requesting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender under this Section 5.07 with respect to the time prior to such replacement.

ARTICLE VI

CONDITIONS PRECEDENT

6.01         Conditions Precedent to Effectiveness of Loan Commitments. The effectiveness of the Commitments and the obligation of the Lenders to make the Loans are subject to the conditions precedent that, on or prior to the Closing Date, (i) the Administrative Agent shall have received each of the documents (duly executed and completed by the part(y)(ies) thereto and acknowledged when applicable) referred to below in this Section 6.01, (ii) each of the other conditions listed below in this Section 6.01 is satisfied, the satisfaction of each of such conditions to be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance (or any such condition shall have been waived in accordance with Section 14.05), (iii) all of the representations and warranties of the Borrower (without giving effect to any qualification therein which limits any such representations and warranties to the “knowledge” or “best knowledge” of the Borrower or any other Borrower Party) shall be true and correct on the Closing Date, (iv) the Liens granted by the Security Documents shall have attached and been perfected, with the priority as required pursuant to the terms hereof or thereof (or, in the case of the Liens encumbering the Projects the Title Policies insuring the effectiveness and priority of such Liens shall have been unconditionally delivered to the Administrative Agent in accordance with the closing instructions delivered on its behalf), and (v) no Default or Event of Default shall exist or shall result therefrom.

(a)           Agreement. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           Notes.  The Notes for each Lender.

(c)           Deed of Trust.  Each Deed of Trust, in form for recording.

(d)           Environmental Indemnity.  The Environmental Indemnity.

(e)           Project-Level Account Security Agreement.  The Project-Level Account Security Agreement.

(f)            General Assignment.  The General Assignment.

(g)           Property Manager’s Consent.  The Property Manager’s Consent.

(h)           Other Loan Documents.  The Guarantor Documents and all other Loan Documents.

(i)            Opinion of Counsel to the Borrower Parties.  A favorable written opinion, dated the Closing Date, of Cox, Castle & Nicholson LLP, counsel to the Borrower and furnishing such opinions at the Borrower’s request on behalf of the other Borrower Parties, and covering such matters relating to the Borrower Parties, this Agreement, the other Loan Documents, and the Transactions as the Administrative Agent shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion to the Lenders and the Administrative Agent.

(j)            Organizational Documents.  Copies of (i) the Certificate of Incorporation, Certificate of Formation, Certificate of Limited Partnership or similar formation document of each of the Borrower Parties, certified by the Secretary of State of the state of formation of such Person as of a recent date, (ii) the other Organizational Documents of each of the Borrower Parties certified by any Authorized Officer on behalf of such Borrower Party, (iii) the applicable resolutions of each of the Borrower Parties authorizing the execution and delivery of the Loan Documents to which they are a party, in each case certified by an Authorized Officer on behalf of such Borrower Party as of the date of this Agreement as being accurate and complete, all in form and substance satisfactory to the Administrative Agent and its counsel, (iv) certificates signed by an Authorized Officer on behalf of the applicable Person certifying the name, incumbency and signature of each individual authorized to execute the Loan Documents to which such Person is a party and the other documents or certificates to be delivered pursuant hereto or thereto, on which the Administrative Agent and the Lenders may conclusively rely unless a revised certificate is similarly so delivered in the future, and (v) good standing certificates with respect to each Borrower Party that is organized under the laws of any state of the United States of America from such state and good standing certificates and authority to conduct business with respect to the Borrower, the Borrower’s Member and the Borrower’s Manager from the State of California.

(k)           Title Insurance; Priority.  An ALTA policy or policies (or pro forma policy or policies) of title insurance for each Project satisfactory to the Administrative Agent (collectively, the “Title Policy”), together with evidence of the payment of all premiums due thereon, issued by the Title Company (i) each insuring the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate amount of the Commitments (to the extent advanced) in effect on the Closing Date (with a tie-in endorsement satisfactory to the

Administrative Agent) that the Borrower is lawfully seized and possessed of a valid and subsisting fee simple (or other applicable) interest in the Projects subject to no Liens other than Permitted Title Exceptions and (ii) providing such other affirmative insurance and endorsements as the Administrative Agent may require in each case as approved by the Administrative Agent.  In addition, the Borrower shall have paid to the Title Company all expenses and premiums of the Title Company in connection with the issuance of such policies and all recording and filing fees payable in connection with recording the Deeds of Trust and the filing of the Uniform Commercial Code financing statements related thereto in the appropriate offices.

(l)            Survey.  An “as-built” survey of each Project, each satisfactory to the Administrative Agent in form and content and made by a registered land surveyor satisfactory to the Administrative Agent, each survey showing, among other things through the use of course bearings and distances, (i) all easements and roads or rights of way (including all access to public roads) and setback lines, if any, affecting the Improvements and that the same are unobstructed or any such obstructions are acceptable to the Administrative Agent; (ii) the dimensions of all existing buildings and distance of all material Improvements from the lot lines; (iii) no encroachments by improvements located on adjoining property that are not acceptable to the Administrative Agent; and (iv) such additional information which may be reasonably required by the Administrative Agent.  Each said survey shall be dated a date reasonably satisfactory to the Administrative Agent, bear a proper certificate substantially in the form of Exhibit M attached hereto by the surveyor in favor of the Administrative Agent (on behalf of the Lenders) and the Title Company and include the legal description of the Project.

(m)          Certificates of Occupancy.  Copies of permanent and unconditional certificates of occupancy permitting the fully functioning operation and occupancy of the Projects and of such other permits necessary for the use and operation of the Projects issued by the respective Governmental Authorities having jurisdiction over the Projects, together with such other evidence as may be requested by the Administrative Agent with respect to the compliance of the Projects with zoning requirements.

(n)           Insurance.  A copy of the insurance policies required by Section 8.05 or certificates of insurance with respect thereto, such policies or certificates, as the case may be, to be in form and substance, and issued by companies, acceptable to the Administrative Agent and otherwise in compliance with the terms of Section 8.05, together with evidence of the payment of all premiums therefor.

(o)           Environmental Report.  The Environmental Reports.

(p)           Leases.  (i) An affidavit (the “Leasing Affidavit”) of an Authorized Officer of the Borrower certifying that except as disclosed in the estoppel certificates delivered to the Administrative Agent prior to the Closing Date, that certain Douglas, Emmett & Company Delinquency/Aging Report (Summarized) dated 7/20/2005 provided to the Administrative Agent, or the rent rolls delivered to the Administrative Agent pursuant to Section 7.22, (A) each tenant lease listed in the Leasing Affidavit is in full force and effect; (B) the tenant lease summaries provided by the Borrower to the Administrative Agent are true and correct and, as to all matters contained therein relating to rent, term, termination rights, options to renew, extend or expand, rights of first refusal or offer, tenant improvement allowances, security deposits and other credit enhancements, insurance, tax and operating expense recovery, and obligations with respect to subordination, non-disturbance and attornment, complete in all material respects, and such summaries do not fail to disclose any material term of any Lease which would adversely affect the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof consistent with the terms disclosed in such summary and the rent rolls delivered to the Administrative Agent pursuant to Section 7.22; (C) no defaults exist under any of the Leases (other than the Major Leases) by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults, would result in a Material Adverse Effect and, to the knowledge of the Borrower, no material default exists under any of the Major Leases; and (D) to the Borrower’s knowledge, no event which would result in a material adverse change in the financial condition, operations or business of one or more tenants under Major Leases has occurred which the Borrower has determined would adversely affect the ability of such tenant to pay its rent and perform its other material obligations under such Major Lease and (ii) the standard office lease form and the standard retail lease form (both as approved by the Administrative Agent) to be used for the Projects.

(q)           Estoppels.   Estoppel certificates in form and substance satisfactory to the Administrative Agent from tenants covering at least seventy-five percent (75%) of all the leased space in the Projects, except to the extent that the Administrative Agent agrees in writing to defer the receipt of any estoppel certificate to a date subsequent to the Closing Date, in which case the Borrower shall use commercially reasonable efforts to obtain such deferred estoppel certificates as promptly as possible following the Closing Date.  For purposes of this requirement, it is agreed that the form tenant estoppels required by any applicable Approved Lease shall be acceptable to the Administrative Agent.

(r)            SNDA Agreements.  The Borrower will distribute and use commercially reasonable efforts to obtain the SNDA Agreements duly executed by each tenant under a Major Lease.

(s)           Non-Foreign Status.  A certificate by an Authorized Officer certifying the Borrower’s tax identification number and the fact that the Borrower is not a foreign person under the Code.

(t)            UCC Searches.  Uniform Commercial Code searches with respect to the Borrower, the Borrower’s Member and the Borrower’s Manager as required by the Administrative Agent.

(u)           Appraisal.  The Appraisals indicating an “as-is” value for each of the Projects, such that the Allocated Loan Amount for each Project shall not exceed sixty percent (60%) of the Appraised Value of such Project.

(v)           Property Management and Leasing Agreements.  The Property Management Agreement and all brokerage and/or leasing agreements affecting the Projects and certified by an Authorized Officer to be true, correct and complete in all respects.

(w)          Financial Statements.  Copies of the most recent audited and unaudited annual and quarterly financial statements of the Borrower’s Member, and a certificate dated the

Closing Date and signed by an Authorized Officer on behalf of the Borrower’s Member stating that (i) such financial statements are true, complete and correct in all material respects and (ii) no event that could reasonably be expected to have a Material Adverse Effect has occurred since the date of such financial statements, all of the foregoing to be satisfactory to the Administrative Agent and each Lender in their reasonable discretion.

(x)            Approved Annual Budget.  A copy of the Annual Budget for each Project for the current calendar year.

(y)           Property Condition Report.  A survey of the physical condition of the Projects prepared by a licensed engineer selected by the Administrative Agent and in accordance with the Administrative Agent’s scope.

(z)            Project-Level Accounts.  The Project-Level Accounts shall have been established pursuant to the terms of this Agreement and any other Loan Document.

(aa)         Seismic Report.  A seismic report for each Project prepared by a firm of licensed engineers selected by the Administrative Agent and prepared in accordance with the Administrative Agent’s scope for such reports and otherwise acceptable to the Administrative Agent in all respects.

(bb)         Fees and Expenses.  The Borrower shall have paid (i) all fees then due and payable to the Administrative Agent pursuant to the Fee Letter, (ii) any other fees then due to the Administrative Agent, Eurohypo or the Arranger and (iii) any fees and expenses due to the Administrative Agent or the Arranger pursuant to Section 14.03, including the reasonable fees and expenses of Morrison & Foerster LLP, counsel to the Administrative Agent and Eurohypo.

(cc)         Other Documents.  Such other documents as the Administrative Agent may reasonably request.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof that:

7.01         Organization; Powers.  Each of the Borrower Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  The Borrower Parties are each qualified to do business and in good standing in the State of California.

7.02         Authorization; Enforceability.  The Transactions applicable to each Borrower Party are within such Borrower Party’s organizational powers and have been duly authorized by all necessary organizational action under their respective Organizational Documents.  This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower Parties party thereto and each of the Loan Documents to which a Borrower Party is a party when delivered will constitute, a legal, valid and binding obligation of the applicable Borrower Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03         Government Approvals; No Conflicts.  The Transactions (a) do not require any Government Approvals of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, (b) will not violate any Applicable Law applicable to the Borrower Parties or the Organizational Documents of any of the Borrower Parties, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any of the Borrower Parties, or give rise to a right thereunder to require any payment to be made by any of the Borrower Parties, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of any of the Borrower Parties.

7.04         Financial Condition.  The Borrower has heretofore furnished to the Administrative Agent certain financial statements of the Borrower’s Member.  All such financial statements are complete and correct in all material respects and fairly present the financial condition of Borrower’s Member, as of the dates of such financial statements, all in accordance with GAAP.  Each of the Borrower and Borrower’s Member, on the date hereof, does not have any Indebtedness (other than security deposits and tenant improvement allowances under the Leases that are described in the tenant lease summaries provided by the Borrower to the Administrative Agent and that are in amounts and on terms consistent with market terms and in the ordinary course of business), material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements as of said dates and except for Real Estate Taxes and Other Charges that are not yet delinquent.  Since the applicable dates of such financial statements, except as disclosed in Schedule 7.04 attached hereto, there has been no event that could reasonably be expected to have a Material Adverse Effect.

7.05         Litigation.  Except as disclosed in Schedule 7.05 hereto, there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Authority or agency of which the Borrower, Borrower’s Member or Borrower’s Manager has received written notice, now pending or (to the knowledge of the Borrower) threatened in writing against the Borrower, the Projects, the Borrower’s Member or Borrower’s Manager except for those which (a) (subject to applicable deductibles or self-insurance) are fully covered by insurance maintained by or for the Borrower, the Borrower’s Member or the Borrower’s Manager or (b) involve uninsured claims that do not exceed $75,000 individually, or in the aggregate for all such claims.

7.06         ERISA.  Neither the Borrower nor Borrower’s Member has established any Plan which would cause the Borrower or the Borrower’s Member to be subject to ERISA and none of the Borrower’s or the Borrower’s Member’s assets constitutes or will constitute “plan assets” of one or more Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Plan established by a Borrower Party and, to the knowledge of the Borrower Parties, each of its ERISA Affiliates and each Multiemployer Plan, is in compliance with, the applicable provisions of ERISA, the Code and any other Applicable Law.

7.07         Taxes.  Each of the Borrower Parties has timely filed or timely caused to be filed (or obtained effective extensions for filing) all tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and (a) for which such Borrower Party has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.08         Investment and Holding Company Status.  None of the Borrower Parties is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

7.09         Environmental Matters.  Except for matters expressly and specifically set forth in the Environmental Reports or the Property Condition Reports or matters disclosed in Schedule 7.09 or Schedule 8.11 attached hereto, to the Borrower’s knowledge:

(a)           The Borrower and each Project is in compliance with all applicable Environmental Laws, except where the failure to comply with such laws is not reasonably likely to result in a Material Adverse Effect.

(b)           There is no Environmental Claim of which the Borrower has received written notice pending, or to the Borrower’s knowledge, threatened in writing, and no penalties arising under Environmental Laws have been assessed, against the Borrower, any Project or, to the Borrower’s knowledge, against any Person whose liability for any Environmental Claim the Borrower or the Borrower’s Member has or may have retained or assumed either contractually or by operation of law, and the Borrower has received no written notice of any investigation or review which is pending or, to the knowledge of the Borrower, threatened in writing by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by the Borrower, the Borrower’s Member or any Project to have any environmental, health or safety permit, license or other authorization required under, or to otherwise comply with, any Environmental Law or with respect to any alleged liability of the Borrower or the Borrower’s Member for any Use or Release of any Hazardous Substances.

(c)           There have been no past, and there are no present, Releases of any Hazardous Substance that could reasonably be anticipated to form the basis of any

Environmental Claim against the Borrower, the Borrower’s Member, any Project or, to the knowledge of the Borrower, against any Person whose liability for any Environmental Claim the Borrower or the Borrower’s Member has or may have retained or assumed either contractually or by operation of law.

(d)           To the Borrower’s knowledge, there is no Release of Hazardous Substances migrating to any Project which could require Remediation or require the Borrower to provide notice to any Governmental Authority.

(e)           There is not present at, on, in or under any Project, PCB-containing equipment, asbestos or asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead in drinking water (except in concentrations that comply with all Environmental Laws), or lead-based paint (except in compliance with all applicable Environmental Laws).

(f)            No Liens are presently recorded with the appropriate land records under or pursuant to any Environmental Law with respect to any Project and, to the Borrower’s knowledge no Governmental Authority has been taking or is in the process of taking any action that could subject any Project to Liens under any Environmental Law.

(g)           The Borrower has provided to the Administrative Agent’s environmental consultant prior to the Closing Date true and correct copies of all materials, environmental reports and other documents pertaining to the Projects requested by the consultant and in the Borrower’s possession or control.

7.10         Organizational Structure.  The Borrower has heretofore delivered to the Administrative Agent a true and complete copy of the Organizational Documents of each Borrower Party.  The sole member of the Borrower on the date hereof is the Borrower’s Member.  The sole manager of Borrower and general partner of Borrower’s Member on the date hereof is Borrower’s Manager.

7.11         Subsidiaries.  The Borrower’s Member has no Subsidiaries except for Borrower and those specifically disclosed on Schedule 7.11.  No other Borrower Party has any Subsidiaries except for those specifically disclosed on Schedule 7.11.

7.12         Title.  On the Closing Date, the Borrower will own and on such date will have good, indefeasible and insurable fee simple title to the portion of the Projects consisting of real property free and clear of all Liens, other than Permitted Title Exceptions.  On the Closing Date, the Borrower will own or (in compliance with Section 9.04(d)) lease and will have good title to all other portions of the Project free and clear of all Liens, other than Permitted Title Exceptions and rights of equipment lessors under equipment leases currently in effect which comply with the requirements set forth in Sections 9.02(h) and 9.04(d).  There are no outstanding options to purchase or rights of first refusal to purchase affecting the Projects.

7.13         No Bankruptcy Filing.  Neither the Borrower nor the Borrower’s Member is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither the Borrower nor Borrower’s Member has knowledge of any Person contemplating the filing of any such petition against the Borrower, the Borrower’s Member or the Borrower’s Manager.

7.14         Executive Offices; Places of Organization.  The location of the Borrower’s, the Borrower’s Member’s and the Borrower’s Manager’s principal place of business and chief executive office is the address identified in the “Address for Notices” area beneath the Borrower’s name on the Borrower’s signature page to this Agreement, except to the extent changed in accordance with Section 9.07.  The Borrower was organized in the State of Delaware, and the Borrower’s Member and the Borrower’s Manager were organized in the State of California.

7.15         Compliance; Government Approvals.  Except as expressly set forth in the Property Condition Report for each Project, the Environmental Reports, or the seismic reports delivered for the Projects pursuant to Section 6.01(aa), the Borrower, each Project and the Borrower’s use thereof and operations thereat comply in all material respects with all Applicable Laws.  All material Government Approvals necessary under Applicable Law in connection with the operation of the Projects as contemplated by the Loan Documents have been duly obtained, are in full force and effect, are not subject to appeal, are held in the name of the Borrower (or Borrower’s Member for the benefit of the Borrower) and are free from conditions or requirements compliance with which could reasonably be expected to have a Material Adverse Effect or which the Borrower does not reasonably expect to be able to satisfy.  To the best knowledge of the Borrower, there is no proceeding pending or threatened in writing that seeks, or may reasonably be expected, to rescind, terminate, Modify or suspend any such Government Approval.  Except for business licenses and other licenses or permits that are not specifically applicable to the Projects, the Borrower has no reason to believe that the Administrative Agent, acting for the benefit of the Lenders, will not be entitled, without undue expense or delay, to the benefit of each such Government Approval upon the exercise of remedies under the Security Documents.

7.16         Condemnation; Casualty.  To the Borrower’s knowledge, no Taking has been commenced or is presently contemplated with respect to all or any portion of any Project or for the relocation of roadways providing access to any Project.  No Casualty Event of any material nature that has not been substantially repaired has occurred with respect to any Project.

7.17         Utilities and Public Access; No Shared Facilities.  Each Project has adequate rights of access to public ways and is served by adequate electric, gas, water, sewer, sanitary sewer and storm drain facilities.  All public utilities necessary to the use and enjoyment of each Project as intended to be used and enjoyed are located in the public right-of-way abutting each Project except as otherwise shown on the survey of such Project provided to the Administrative Agent.

7.18         Solvency.  On the Closing Date and after and giving effect to the Loans occurring on the Closing Date, and the disbursement of the proceeds of such Loans pursuant to the Borrower’s instructions, each Borrower Party is and will be Solvent.

7.19         Foreign Person.  Neither the Borrower nor Borrower’s Member is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

7.20         No Joint Assessment; Separate Lots.  The Borrower has not suffered, permitted or initiated the joint assessment of any Project with any other real property constituting a separate tax lot.

7.21         Security Interests and Liens.  The Security Documents create (and upon recordation of the Deeds of Trust, filing of the applicable financing statements in the appropriate filing offices and the execution and delivery by the Depository Bank of control agreements with respect to any pledged deposit accounts there will be perfected as to any portion of such collateral consisting of the deposit account itself and the securities entitlements thereto), as security for the Obligations, valid, enforceable, perfected and first priority security interests in and Liens on all of the respective collateral intended to be covered thereunder, in favor of the Administrative Agent as administrative agent for the ratable benefit of the Lenders, subject to no Liens other than the Permitted Title Exceptions and rights of equipment lessors under equipment leases currently in effect which comply with the requirements set forth in Sections 9.02(h) and 9.04(d), except as enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other laws affecting creditors’ rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.  Other than in connection with any future change in the Borrower’s name or the location in which the Borrower is organized or registered, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements and Notices of Intent to Preserve Security Interests in accordance with the Uniform Commercial Code and the California Civil Code.  A financing statement covering all property covered by any Security Document that is subject to a Uniform Commercial Code financing statement has been filed and/or recorded, as appropriate, (or irrevocably delivered to the Administrative Agent or a title agent for such recordation or filing) in all places necessary to perfect a valid first priority security interest with respect to the rights and property that are the subject of such Security Document to the extent governed by the Uniform Commercial Code and to the extent such security can be perfected by such filing.

7.22         Leases.  Except as disclosed in the estoppel certificates delivered to the Administrative Agent prior to the Closing Date, in that certain Douglas, Emmett & Company Delinquency/Aging Report (Summarized) dated 7/20/2005 provided to the Administrative Agent prior to the Closing Date, or (as to items (2) through (10) below) the rent rolls for each Project attached hereto as Schedule 7.22, with respect to the Leases (which term, for the purposes of this Section 7.22 is limited to tenant leases): (1) the rent rolls attached hereto as Schedule 7.22 are true, correct and complete and the Leases referred to thereon are all valid and in full force and effect; (2) the Leases (including Modifications thereto) are in writing, and there are no oral agreements with respect thereto; (3) the copies of each of the Leases (if any) delivered to the Administrative Agent are true, correct and complete in all material respects and have not been Modified (or further Modified); (4) the lease summaries delivered to the Administrative Agent are true and correct in all material respects and, as to all matters contained therein relating to rent, term, termination rights, options to renew, extend or expand, rights of first refusal or offer, tenant improvement allowances, security deposits and other credit enhancements, insurance, tax and operating expense recovery, and obligations with respect to subordination, non-disturbance and attornment, complete in all material respects, and such summaries do not fail to disclose any material term of any Lease which would materially impact the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof as disclosed in such summary and the rent rolls attached hereto as Schedule 7.22; (5) to the Borrower’s knowledge, no defaults exist under any of the Leases (other than the Major Leases) by any party (including any guarantor) thereto that, individually or in the aggregate with respect to all such defaults would result in a Material Adverse Effect and, to the knowledge of the Borrower, no material default exists under any of the Major Leases; (6) the Borrower has no knowledge of any presently effective notice of termination or notice of default given by any tenant with respect to any Major Lease or under any other Leases that individually or in the aggregate could be reasonably expected to result in a Material Adverse Effect; (7) the Borrower has not made any presently effective assignment or pledge of any of the Leases, the rents or any interests therein except to the Administrative Agent; (8) no tenant or other party has an option or right of first refusal to purchase all or any portion of any Project; (9) except as disclosed in the lease summaries delivered by the Borrower to the Administrative Agent, no tenant has the right to terminate its lease prior to expiration of the stated term of such Lease (except as a result of a casualty or condemnation); and (10) no tenant has prepaid more than one month’s rent in advance (except for bona fide security deposits and estimated payments of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their Leases not prepaid more than one month prior to the date such estimated payments are due).

7.23         Insurance.  The Borrower has in force, and has paid (in each case to the extent now due and payable) the Insurance Premiums in respect of all of the insurance required by Section 8.05.

7.24         Physical Condition.  Except as expressly and specifically described and disclosed in the Property Condition Reports for the Projects, the seismic reports delivered for the Projects pursuant to Section 6.01(aa), the Environmental Reports for the Projects and the capital improvement schedules contained in the 2005 budgets for the Projects previously delivered to the Administrative Agent, and except for the work described in Schedule 8.21, to the Borrower’s knowledge, each Project, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, is in good condition, order and repair in all material respects; to the Borrower’s knowledge, there exists no structural or other material defects or damages in any Project, whether latent or otherwise, and the Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Project, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.  Notwithstanding the provisions of Section 12.01(c), if any representation or warranty contained in this Section 7.24 is untrue at any time with respect to any Project, such Default or Event of Default may be cured if the Borrower, within the cure period set forth in Section 12.01(r), performs such acts as are sufficient to cause this representation and warranty to be true by the end of such cure period.

7.25         Flood Zone.  Except as may be disclosed on the survey of the Project, or any flood zone certification delivered by the Borrower to the Administrative Agent prior to the Closing Date, no portion of any Project is located in a flood hazard area as designated by the Federal Emergency Management Agency or, if in a flood zone, flood insurance is maintained therefor in full compliance with the provisions of Section 8.05(a)(i).

7.26         Management Agreement.  The Property Management Agreement is the only management and/or leasing agreement related to each Project, and is in full force and effect with no default or event of default existing thereunder, and the copy of the Property Management Agreement delivered to the Administrative Agent is a true, correct and complete copy.

7.27         Boundaries.  Except as may be disclosed on the surveys delivered pursuant to Section 6.01(l) and in the Title Policy, to the Borrower’s knowledge: (i) none of the Improvements is outside the boundaries of any Project (or building restriction or setback lines applicable thereto); (ii) no improvements on adjoining properties encroach upon any Project; and (iii) no Improvements encroach upon or violate any easements or (in any respect which would have a Material Adverse Effect) any other encumbrance upon any Project.

7.28         Illegal Activity.  No portion of any Project has been purchased with proceeds of any illegal activity and no part of the proceeds of the Loans will be used in connection with any illegal activity.

7.29         Permitted Liens.  None of the Permitted Title Exceptions or Permitted Liens individually or in the aggregate will have a Material Adverse Effect.

7.30         Foreign Assets Control Regulations, Etc.  Neither the execution and delivery of the Notes and the other Loan Documents by the Borrower Parties nor the use of the proceeds of the Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same.  Without limiting the generality of the foregoing, no Borrower Party or any of their respective Subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engages or will engage in any dealings or transactions or be otherwise associated with any person who is known or who (after such inquiry as may be required by Applicable Law) should be known to such Borrower Party or Subsidiary to be such a blocked person.

7.31         Defaults.  No Default exists under any of the Loan Documents.

7.32         Other Representations.  All of the representations in this Agreement and the other Loan Documents by the Borrower and its Affiliates are true, correct and complete in all material respects as of the date hereof.

7.33         True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower Parties to the Administrative Agent or any Lender in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact known to the Borrower necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by any Borrower Party to the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents and the Transactions will, to the Borrower’s knowledge, be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.  There is no fact presently known to the Borrower or the Borrower’s Manager that could reasonably be anticipated to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Administrative Agent or the Lenders for use in connection with the Transactions.

7.34         Reserved.

7.35         Limited Partners.  The Borrower represents and warrants to the Lenders as follows:  (a) no limited partner of the Borrower’s Member is presently asserting, or has threatened to assert, by action or otherwise, any claims or other liability of the Borrower’s Manager in its capacity as the general partner of Borrower’s Member or otherwise or any person related to such general partner with respect to the business, operations or financing of the Borrower or the Borrower’s Member or the past, present or future offering of any limited partnership interests in the Borrower’s Member or the making of the Loans or the grant of the security therefor (an “LP Claim,” which term shall also refer to any other claim that any such limited partner may make against the Borrower’s Manager from time to time of a nature that would indicate that any assurance contained in this Section may be incorrect); and (b) to the extent required, the consent of such limited partners to the Loans has been obtained and is fully effective.

7.36         Non-Foreign Status.  The Borrower represents and warrants to the Lenders that its tax identification number is 76-0770980 under the Code and that the Borrower’s Member’s tax identification number is 95-4601862 under the Code.

7.37         Borrower’s Member.  The Borrower’s Member is permitted under the limited partnership agreement of the Borrower’s Member, as amended, or pursuant to consents obtained from the limited partners of the Borrower’s Member, to enter into or authorize Borrower to enter into the Transactions including the borrowing of the Loans by the Borrower.  There is not, and after the Closing Date the original Borrower’s Member will not incur, any ‘Portfolio Debt’ (as such term is defined in the limited partnership agreement of the Borrower’s Member, as amended) that is not permitted under the limited partnership agreement of the Borrower’s Member, as amended, or pursuant to consents obtained from the limited partners of the Borrower’s Member.

ARTICLE VIII

AFFIRMATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees with the Lenders and the Administrative Agent that, so long as any Commitment or Loan is outstanding and until payment in full of all amounts payable by the Borrower hereunder:

8.01         Information.  The Borrower shall deliver to the Administrative Agent:

(a)           Within one hundred (100) days after the end of each fiscal year of the Borrower’s operation of the Project, the Borrower shall furnish to the Administrative Agent (i) an annual report containing a summary of operating results for such year, a history of operating results broken down by quarter and twelve (12) month periods for the Borrower and the Borrower’s Member since inception (which may be consolidated provided that such report contains notes clearly identifying each item on such report which is attributable to the Borrower and the Borrower’s Member), an investment summary broken down for each of the Borrower’s properties, a comparison of actual results to budget for all of the Borrower’s properties for such year, audited financial statements for such year for the Borrower and the Borrower’s Member (which may be consolidated provided that such financial statements contain notes clearly identifying each item on such financial statements which is attributable to the Borrower, the Borrower’s Member and the Projects) (including a balance sheet, statement of income, statement of aggregate partners’ capital or member’s equity, statement of cash flows, and notes), and the operating budget for each of the Projects for the fiscal year then under way, all in the same form as the Borrower’s Member’s 2004 audited financial statements and related materials, which form is acceptable to Administrative Agent, and (ii) an updated rent roll for each of the Projects in the form delivered to the Administrative Agent prior to the Closing Date; provided however, following a Permitted Public REIT Transfer, in lieu of the items in clauses (i) and (ii) above, the Borrower shall furnish to the Administrative Agent, within the later of the time period for delivery of the annual report provided above or five (5) Business Days after the annual Form 10-K of the Permitted Public REIT becomes publicly available, the following:  (i) the annual Form 10-K of the Permitted Public REIT, (ii) an annual summary of operating results for each of the Projects for such year, (iii) a comparison of actual results to budget for each of the Projects for such year, (iv) the operating budget for each of the Projects for the fiscal year then under way, (v) an unaudited balance sheet and income statement for such year for the Borrower (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to the Borrower or the Projects) and (vi) an updated rent roll for each of the Projects;

(b)           Within fifty (50) days after the end of each calendar quarter (or, in the case of the fourth calendar quarter for each fiscal year, within one hundred (100) days after the end of such quarter), the Borrower shall furnish to the Administrative Agent (i) a quarterly report containing a summary of operating results for such quarter and for the twelve (12) months ending with such quarter, a history of operating results broken down by quarter and twelve (12) month periods for the Borrower and Borrower’s Member since inception (which may be consolidated provided that such report contains notes clearly identifying each item on such report which is attributable to the Borrower and the Borrower’s Member), an investment summary broken down for each of the Borrower’s properties, a comparison of actual results to budget for all of the Borrower’s properties for such quarter and for the twelve (12) months ending with such quarter, unaudited financial statements for that quarter and for the twelve (12) months ending with such quarter for the Borrower and the Borrower’s Member (which may be consolidated provided that such financial statements contain notes clearly identifying each item on such financial statements which is attributable to the Borrower, the Borrower’s Member and the Projects) (including a balance sheet, statement of income, statement of partners’ capital or member’s equity, statement of cash flows, and notes), and in the same form as the most recent

(as of the date hereof) quarterly report of the Borrower’s Member provided to the Administrative Agent pursuant to Section 6.01(w), which form is acceptable to Administrative Agent and (ii) an updated rent roll for each of the Projects in the form delivered to the Administrative Agent in connection with the Closing; provided however, following a Permitted Public REIT Transfer, in lieu of the items in clauses (i) and (ii) above, the Borrower shall furnish to the Administrative Agent, within the later of the time period provided above for delivery of the quarterly report (which shall instead be based on the Permitted Public REIT’s fiscal quarter) or five (5) Business Days after the Form 10-Q of the Permitted Public REIT for such fiscal quarter becomes publicly available, the following:  (i) the most recent Form 10-Q of the Permitted Public REIT, (ii) a summary of operating results for each of the Projects as of the end of the current quarter for the year-to-date, (iii) a comparison of actual results to budget for each of the Projects as of the end of the current quarter for the year-to-date, (iv) an unaudited balance sheet and income statement for the Borrower as of the end of the current quarter for the year-to-date (which may be consolidated provided that such financial statements contain notes identifying each item on such financial statements that is attributable to the Borrower or the Projects) and (v) an updated rent roll for each of the Projects;

(c)           at the time of the delivery of each of the financial statements provided for in subsection (a) and subsection (b) of this Section 8.01, a certificate of an Authorized Officer on behalf of the Borrower, certifying (i) that such respective financial statements and reports as being true, correct, and complete in all material respects; (ii) that such officer has no knowledge, except as specifically stated, of any Default or if a Default has occurred, specifying the nature thereof in reasonable detail and the action which the Borrower is taking or proposes to take with respect thereto; (iii) that the Borrower is in compliance with the restrictions on Indebtedness set forth in Section 9.04; and (iv) containing a calculation in such reasonable detail as is acceptable to the Administrative Agent setting forth the Operating Income, Operating Expenses, Net Operating Income, Adjusted Net Operating Income, DSCR Debt Service, and Debt Service Coverage Ratio of the Borrower for the most recent calendar quarter;

(d)           from time to time, within fifteen (15) days after request therefor, such other information regarding the financial condition, operations, business or prospects of the Borrower, the Projects, the other Borrower Parties, the Bankruptcy Parties or status or terms of the Permitted Reorganization as the Administrative Agent may reasonably request, including, without limitation, if there is a material variation in the application of accounting principles as further described herein (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of any annual or quarterly financial statement under Section 8.01 and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof; and

(e)           within ten (10) Business Days after the end of each calendar month during a Low DSCR Trigger Period, (i) an operating statement (showing monthly activity), with such detail and in a form reasonably satisfactory to the Administrative Agent, showing Operating Income, Operating Expenses, Net Operating Income, Adjusted Net Operating Income, DSCR Debt Service, and the Borrower’s calculation of Excess Cash for such month; (ii) the computations of Debt Service Coverage Ratio as calculated as of the end of the most recent calendar month; and (iii) a reconciliation of the results for such month and year-to-date as compared to the Approved Annual Budget for such period.

(f)            In the event of a Transfer to a Permitted REIT or its Permitted REIT Subsidiary in accordance with Section 9.03(a)(iii), the Borrower shall furnish to the Administrative Agent (a) if the Borrower shall have delivered a Guarantee of the Guaranteed Line of Credit, all compliance certificates, financial statements and all other financial and material reports required pursuant to the terms of the Primary Credit Facility of the Permitted REIT on or prior to the date(s) required for the delivery thereof by such Permitted REIT pursuant to the terms of the Primary Credit Facility of such Permitted REIT and (b) at all other times such compliance certificates, financial statements and all other financial and material reports delivered by the Permitted REIT pursuant to the terms of the Primary Credit Facility of the Permitted REIT as may be requested by the Administrative Agent from time to time, promptly following such request.

Any reports, statements or other information required to be delivered under this Agreement (other than the Form 10-K and Form 10-Q of the Permitted Public REIT, which may be delivered in paper or electronic form) shall be delivered (1) in paper form, (2) on a diskette, and (3) if requested by the Administrative Agent and within the capabilities of the Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

8.02         Notices of Material Events.  The Borrower shall give to the Administrative Agent prompt written notice after becoming aware of any of the following:

(a)           the occurrence of any Default or Event of Default, including a description of the same in reasonable detail;

(b)           the commencement (or threatened commencement in writing) of all material legal or arbitral proceedings whether or not covered by insurance policies maintained by or for the Borrower, the Borrower’s Member or the Borrower’s Manager in accordance herewith (it being understood that any monetary claims asserted in any proceeding which, individually or in the aggregate, exceeds $3,000,000 shall be deemed material), and of all proceedings by or before any Governmental Authority of a material nature, and any material development in respect of such legal or other proceedings, affecting any of the Borrower Parties or any Project;

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower Parties in an aggregate amount exceeding $250,000;

(d)           promptly after the Borrower knows or has reason to believe any default has occurred by the Borrower or tenant under any Major Lease or the Borrower has received a written notice of default from the tenant under any Major Lease, a notice of such default;

(e)           copies of any material notices or documents pertaining to or related to the Projects, the Borrower or the Borrower’s Member received from any Governmental Authority; and, with respect to Major Leases only, any notices received asserting a material default by the landlord under such lease, or relating to an assignment of the lease by the tenant, or a subletting of all or substantially all of the premises thereunder, or the vacation of all or a material portion of the premises by the tenant, or a change in control of the tenant, or an election by the tenant to terminate the lease or any other event or condition which, as reasonably determined by the Borrower, would impact the obligation of the tenant thereunder to pay rent or perform any of its other material obligations for the entire term thereof as previously disclosed to the Administrative Agent;

(f)            notice of any Taking threatened in writing; or the occurrence of any Casualty Event resulting in damage or loss in excess of $500,000; and

(g)           any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of an Authorized Officer of the Borrower setting forth, in reasonable detail, the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

8.03         Existence, Etc.  The Borrower will, and will cause each other Borrower Party to, preserve and maintain its legal existence and all material rights, privileges, licenses and franchises necessary for the maintenance of its existence and the conduct of its affairs.

8.04         Compliance with Laws; Adverse Regulatory Changes.

(a)           The Borrower shall comply in all material respects (subject to such more stringent requirements as may be set forth elsewhere herein) with all Applicable Laws.  The Borrower shall maintain in full force and effect all required Government Approvals and shall from time to time obtain all Government Approvals as shall now or hereafter be necessary under Applicable Law in connection with the operation or maintenance of the Projects and shall comply, in all material respects, with all such Government Approvals and keep them in full force and effect.  Upon request from time to time, the Borrower shall promptly furnish a true, correct and complete copy of each such Government Approval to the Administrative Agent.  The Borrower shall, unless otherwise approved by the Administrative Agent in writing, use its reasonable efforts to contest any proceedings before any Governmental Authority and to resist any proposed adverse changes in Applicable Law to the extent that such proceedings or changes are directed specifically toward any Project or could reasonably be expected to have a Material Adverse Effect, but only to the extent that Borrower deems such action to be in the best interests of the affected Project in the exercise of its business judgment.

(b)           The Borrower, at its own expense, may contest by appropriate legal proceedings promptly initiated and conducted in good faith and with due diligence, the validity or application of any Applicable Law, and shall provide the Administrative Agent with notice of any such contest of a material nature, provided that:

(i)            Reserved;

(ii)           the Borrower shall pay any outstanding fines, penalties or other payments under protest unless such proceeding shall suspend the collection of such items;

(iii)          such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument governing the contest of such Applicable Laws to which the Borrower or any such Project is subject and shall not constitute a default thereunder;

(iv)          no part of or interest in any Project (or the Borrower’s interest therein) will be in danger of being sold, forfeited, terminated, canceled or lost during the pendency of the proceeding;

(v)           such proceeding shall not subject the Borrower, the Administrative Agent or any Lender to criminal or civil liability (other than civil liability of the Borrower as to which adequate security has been provided pursuant to clause (vi) below);

(vi)          unless paid under protest, the Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by the Administrative Agent, to insure the payment of any such items, together with all interest and penalties thereon, which shall not be less than 110% of the maximum liability of the Borrower as reasonably determined by the Administrative Agent; and

(vii)         the Borrower shall promptly upon final determination thereof pay the amount of such items, together with all costs, interest and penalties.

8.05         Insurance.

(a)           The Borrower shall obtain and maintain, or cause to be maintained, for the benefit of the Borrower, the Administrative Agent and the Lenders, insurance for each Project providing at least the following coverages:

(i)            comprehensive all risk insurance (A) in an amount equal to one hundred percent (100%) of the full replacement cost (less deductible amounts provided for herein), which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at each Project waiving all co-insurance provisions (if applicable); (C) providing for no deductible in excess of Seventy-Five Thousand Dollars ($75,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of each Project shall at any time constitute legal non-conforming structures or uses.  In addition, the Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the Outstanding Principal Amount of the Notes or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as the Administrative Agent shall require; and (z) subject to Sections 8.05(a)(xi)

and (xii), coverage for terrorism, terrorist acts and earthquake; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms (other than with respect to deductibles and self-insurance) consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Project, such insurance (A) to be on the so-called “occurrence” form with an occurrence limit of not less than One Million and No/100 Dollars ($1,000,000) and an aggregate limit of not less than Two Million and No/100 Dollars ($2,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in the Loan Documents to the extent the same is available;

(iii)          business income insurance (A) with loss payable to the Administrative Agent (on behalf of the Lenders); (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Project is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) if there is a separate sublimit for business income insurance, such sublimit shall be not less than one hundred percent (100%) of the projected gross income from the Project for a period of eighteen (18) months.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on the Borrower’s reasonable estimate of the gross income from the Project for the succeeding eighteen (18) month period.  All proceeds payable to the Administrative Agent pursuant to this subsection (iii) shall be held by the Administrative Agent and shall be applied to debt service that is due and payable under the Notes with the amount in excess of such debt service during the period of business interruption held in a Controlled Account and available for release to the Borrower upon the completion of the restoration of the Project provided no Major Default or Event of Default then exists; provided, however, that nothing herein contained shall be deemed to relieve the Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Notes and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if or to the extent the coverage specified herein is not provided through the other insurance maintained by or for the benefit of the Borrower, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Project, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the Project is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Project, or in connection with the Project or its operation (if applicable);

(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by the Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         umbrella liability insurance in addition to primary coverage in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and subsections (viii) and (ix) below;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000);

(ix)           if applicable to a particular Project, so-called “dramshop” insurance or other liability insurance required in connection with the sale by the Borrower of alcoholic beverages;

(x)            insurance against employee dishonesty in an amount not less than one (1) month of Operating Income from the Project and with a deductible not greater than Ten Thousand and No/100 Dollars ($10,000.00);

(xi)           such coverages with respect to terrorism and terrorist acts as are then being maintained by prudent owners of institutionally owned “Class A” office buildings in the market where the Projects are located as reasonably determined by the Borrower and the Administrative Agent; it being acknowledged and agreed that the Administrative Agent and the Lenders have accepted the Borrower’s existing coverages, deductibles and self-insurance limits in effect on the Closing Date with respect to terrorism and terrorist acts;

(xii)          such coverages with respect to earthquake as are then being maintained by prudent owners of institutionally owned “Class A” office buildings in the market where the Projects are located as reasonably determined by the Borrower and the Administrative Agent; it being acknowledged and agreed that the Administrative Agent and the Lenders have accepted the Borrower’s existing coverages, deductibles and self-insurance limits in effect on the Closing Date with respect to earthquake; and

(xiii)         upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as the Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Project located in or around the region in which the Project is located.

(b)           All insurance provided for in Section 8.05(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of the Administrative Agent as to deductibles, loss payees and insureds.  Not less than fifteen (15) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to the Administrative Agent of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by the Borrower to the Administrative Agent; provided, however, that no Event of Default shall result from the Borrower’s failure to deliver or cause to be delivered such certificates or other evidence unless (i) on or prior to the expiration date of the applicable Policy, the Administrative Agent shall not have obtained certificates or other evidence satisfactory to it confirming that the Policies required hereunder shall have been extended for an additional period or shall have been replaced for an additional period with replacement Policies that comply with the requirements set forth in this Section 8.05 and (ii) on or prior to the fifth (5th) Business Day after the expiration of such expiring Policy, the Administrative Agent shall not have received certificates of insurance evidencing the extension of the existing Policies or replacement Policies for an additional period accompanied by evidence satisfactory to the Administrative Agent of payment of the Insurance Premiums then due thereunder.

(c)           Each Policy shall (i) provide that adjustment and settlement of any claim equal to or in excess of the Insurance Threshold Amount shall be subject to the approval of the Administrative Agent in accordance with Section 10.01(b); provided that so long as no Event of Default exists, the Borrower may, upon notice to the Administrative Agent, settle and adjust any claim with respect to a Casualty Event in excess of the Insurance Threshold Amount without the prior consent of the Administrative Agent and the Borrower is hereby authorized to collect the Insurance Proceeds with respect to any such claim; provided that such adjustment is carried out in a competent and timely manner; (ii) include permission by the insurer for the parties to the transaction to waive all rights of subrogation against each other; (iii) to the extent such provisions are reasonably obtainable, provide that such insurance shall not be impaired or invalidated by virtue of (1) any act, failure to act or negligence of, or violation of declarations, warranties or conditions contained in such policy by, the Borrower, the Administrative Agent, the Lenders or any other named insured, additional insured, or loss payee, except for the willful misconduct of the Administrative Agent or the Lenders knowingly in violation of the conditions of such Policy or (2) any foreclosure or other proceeding or notice of sale relating to the Projects; (iv) be subject to a deductible, if any, not greater than $10,000 (except as otherwise specifically provided in or permitted by Section 8.05(a)); (v) contain an endorsement providing that none of the Administrative Agent, the Lenders or the Borrower shall be, or shall be deemed to be, a co-insurer with respect to any risk insured by such Policy; (vi) include effective waivers by the insurer of all claims for insurance premiums against any loss payees, additional insureds and named insureds (other than the Borrower Parties); (vii) provide that if all or any part of such Policy shall be canceled or terminated, or shall expire, the insurer will forthwith give notice thereof to each named insured, additional insured and loss payee and that no cancellation, termination, expiration, reduction in amount of, or material change (other than an increase) in, coverage thereof shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof; and (viii) provide that the Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(d)           If any such Insurance Proceeds required to be paid to the Administrative Agent are instead made payable to the Borrower, the Borrower hereby appoints the Administrative Agent as its attorney-in-fact, irrevocably and coupled with an interest, to endorse and/or transfer any such payment to the Administrative Agent (on behalf of the Lenders).

(e)           Except as otherwise provided by the terms of the blanket insurance policies maintained by the Borrower and/or its Affiliates with respect to the Borrower and the Projects as of the Closing Date, or comparable blanket policies that may be obtained by the Borrower and/or its Affiliates after the Closing Date, any blanket insurance Policy shall specifically allocate to the Projects the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Projects in compliance with the provisions of Section 8.05(a).

(f)            All Policies of insurance provided for or contemplated by Section 8.05(a) shall be primary coverage and, except for the Policy referenced in Section 8.05(a)(v), shall name the Borrower as the insured and the Administrative Agent (on behalf of the Lenders) and its successors and/or assigns as the additional insured (or in the case of property insurance, as the “mortgagee”), as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a standard non-contributing mortgagee endorsement in favor of the Administrative Agent providing that the loss thereunder shall be payable to the Administrative Agent.  The Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of the Administrative Agent or the Borrower to collect any proceeds under any of the Policies.  All polices must EXACTLY state the following: Eurohypo AG, New York Branch Its successors and assigns 1114 Avenue of the Americas 29th Floor New York, NY 10036 Attn: Director of Portfolio Operations.

(g)           Without limiting the obligations of the Borrower under the foregoing provisions of this Section 8.05, if at any time the Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to the Borrower, to take such action as the Administrative Agent deems necessary to protect its interest in the Projects, including, without limitation, the obtaining of such insurance coverage as the Administrative Agent in its sole discretion deems appropriate and all premiums incurred by the Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by the Borrower to the Administrative Agent upon demand and until paid shall be secured by the Deed of Trust and shall bear interest at the Post-Default Rate.

(h)           In the event of foreclosure of the Deed of Trust or other transfer of title to any Project in extinguishment in whole or in part of the obligations thereunder, all right, title and interest of the Borrower in and to the Policies that are not blanket Policies then in force concerning such Project and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or the Administrative Agent or other transferee in the event of such other transfer of title.

(i)            The Polices shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Projects are located and be approved by the Administrative Agent.  The insurance companies shall have (i) a general policy and claims paying ability rating of A or better and a financial class of IX or better (and, as to the coverages for terrorism, terrorist acts and earthquake, a general policy and claims paying ability rating of A minus or better and a financial class of VII or better) by A.M. Best Company, Inc.; provided, however, that the Borrower shall be permitted to maintain (at levels other than the primary layer of insurance) up to twenty percent (20%) of the total required all-risk insurance coverage required under subsection 8.05(a)(i) with insurance companies having a general policy and claims paying ability rating of less than A and a financial class of less than IX provided such companies have at least a general policy and claims paying ability rating of A minus or better and a financial class of VII or better, provided such insurance companies are also issuing earthquake coverage to the Borrower or (ii) an investment grade rating for claims paying ability of “AA” by S&P or the equivalent rating by one or more credit rating agencies approved by the Administrative Agent.

8.06         Real Estate Taxes and Other Charges.

(a)           Subject to the provisions of subsection (b) of this Section 8.06, the Borrower shall pay all Real Estate Taxes and Other Charges now or hereafter levied or assessed or imposed against each Project or any part thereof before fine, penalty, interest or cost attaches thereto.  Subject to the provisions of subsection (b) of this Section 8.06, upon the request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent receipts for, or other evidence reasonably satisfactory to the Administrative Agent of, the payment of Real Estate Taxes and Other Charges in compliance with this Section 8.06.

(b)           After prior written notice to the Administrative Agent, the Borrower, at its own expense, may contest by appropriate legal proceedings or other appropriate actions, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Real Estate Taxes and Other Charges, provided that:

(i)            Reserved;

(ii)           the Borrower shall pay the Real Estate Taxes and Other Charges under protest unless such proceeding shall suspend the collection of the Real Estate Taxes and Other Charges;

(iii)          such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any other instrument governing the contest of Real Estate Taxes or Other Charges to which the Borrower or the Projects is subject and shall not constitute a default thereunder;

(iv)          such proceeding shall be conducted in accordance with all Applicable Laws;

(v)           neither the Projects nor any part thereof or interest therein will, in the reasonable opinion of the Administrative Agent, be in danger of being sold, forfeited, terminated, cancelled or lost during the pendency of the proceeding;

(vi)          unless paid under protest, the Borrower shall have furnished such security as may be required in the proceeding, or as may be reasonably requested by the Administrative Agent (but in no event less than 110% of the Real Estate Taxes or Other Charges being contested), to insure the payment of any such Real Estate Taxes and Other Charges, together with all interest and penalties thereon; and

(vii)         the Borrower shall promptly upon final determination thereof or upon the failure of the existence of (ii), (iii), (iv) or (v) above pay the amount of such Real Estate Taxes or Other Charges, together with all costs, interest and penalties.

8.07         Maintenance of the Projects; Alterations.  The Borrower shall:

(i)            maintain or cause to be maintained (A) each Project (other than the Project known as the Sherman Oaks Galleria) in good condition and repair in a manner consistent with a Class-A office building located in the relevant submarket in which such Project is located in Los Angeles County, California, and make all reasonably necessary repairs or replacements thereto and (B) the Project known as the Sherman Oaks Galleria in good condition and repair in a manner consistent with a Class-A mixed-use office and retail project located in west Los Angeles/Beverly Hills/west San Fernando Valley/Burbank region, and make all necessary repairs or replacements thereto;

(ii)           except for work that constitutes required work under Section 8.21, not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements or make any alteration that may have a Material Adverse Effect or involve a cost in the aggregate for such alteration and all other alterations involving a single work of improvement (or related group of improvements) which is anticipated to exceed the lesser of (A) $5,000,000 or (B) ten percent (10%) of the Appraised Value of such Project, without the prior consent of the Administrative Agent; provided, however, that the Administrative Agent’s consent shall not be required for tenant improvement work performed pursuant to the terms and provisions of an Approved Lease which (upon completion of such work) does not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building (excluding signage or other alterations that would not otherwise require the consent of the Administrative Agent under this Section 8.07(ii) in the absence of this proviso) constituting a part of any Improvements at any

Project; and provided, further, that the Administrative Agent’s consent shall not be unreasonably withheld for any alterations that are required by Applicable Law and otherwise require the consent of the Administrative Agent under this Section 8.07(ii);

(iii)          complete promptly and in a good and workmanlike manner any Improvements which may be hereafter constructed and, subject to the terms of the Loan Documents (including, without limitation, Section 10.03), promptly restore (in compliance with Section 10.03) in like manner any portion of the Improvements which may be damaged or destroyed thereon from any cause whatsoever, and pay when due all claims for labor performed and material furnished therefor, subject to the Borrower’s right to contest any such claims (as long as, with respect to any claim for which a mechanic’s lien has been filed, such contested claims have been bonded over to the satisfaction of the Administrative Agent within thirty (30) days of the date of filing);

(iv)          not commit, or permit, any waste of the Projects; and

(v)           not remove any item from the Projects without replacing it with a comparable item of equal quality, value and usefulness, except that the Borrower may sell or dispose of in the ordinary course of the Borrower’s business any property which is obsolete.

8.08         Further Assurances.  The Borrower will, and will cause each of the other Borrower Parties to, promptly upon request by the Administrative Agent, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the Transactions, all at the sole cost and expense of the Borrower.  The Borrower, at its sole cost and expense, shall take or cause to be taken all action required or requested by the Administrative Agent to maintain and preserve the Liens of the Security Documents and the priority thereof.  The Borrower shall from time to time execute or cause to be executed any and all further instruments, and register and record such instruments in all public and other offices, and shall take all such further actions, as may be necessary or requested by the Administrative Agent for such purposes, including timely filing or refiling all continuations and any assignments of any such financing statements, as appropriate, in the appropriate recording offices.

8.09         Performance of the Loan Documents.  The Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it under the Loan Documents, and shall pay when due all costs, fees and expenses required to be paid by it under the Loan Documents.

8.10         Books and Records; Inspection Rights.  The Borrower will, and will cause each of the other Borrower Parties to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the other Borrower Parties to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties (subject to the proviso set forth in Section 8.11(a)), to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times (during normal business hours) and as often as reasonably requested.

8.11         Environmental Compliance.

(a)           Environmental Covenants.  The Borrower covenants and agrees that:

(i)            all uses and operations on or of each Project, whether by the Borrower or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto;

(ii)           except for Releases incidental to the Use of Hazardous Substances permitted by clause (iii) below and in compliance with all Applicable Laws, the Borrower shall not permit a Release of Hazardous Substances in, on, under or from any Project;

(iii)          the Borrower shall not knowingly permit Hazardous Substances in, on, or under any Project, except those that are in compliance with all Environmental Laws and of types and in quantities customarily used in the ownership, operation and maintenance of buildings similar to the Projects (i.e., materials used in cleaning and other building operations) and shall undertake to supervise and inspect activities occurring on the Projects as may be reasonably prudent to comply with the foregoing obligation;

(iv)          except as disclosed in Schedule 8.11 or as specifically described in the Environmental Reports, the Borrower shall not permit any underground storage tanks to be in, on, or under any Project, and shall operate, maintain, repair and replace any such underground storage tank so disclosed in compliance with all Applicable Laws;

(v)           Reserved;

(vi)          the Borrower shall keep each Project free and clear of all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of the Borrower or any other Person (collectively, “Environmental Liens”);

(vii)         notwithstanding clause (iii) above, the Borrower shall not, or knowingly permit any other Person to, install any asbestos or asbestos containing materials on any Project, and shall upon and following the Closing Date implement, comply with and maintain in effect an operations and maintenance program with respect to any existing asbestos or asbestos containing materials located at any Project;

(viii)        the Borrower shall cause the Remediation of such Hazardous Substances present on, under or emanating from any Project, or migrating onto or into any Project, in accordance with this Agreement and applicable Environmental Laws subject to the right to contest such Remediation in accordance with Section 7(a) of the Environmental Indemnity; and

(ix)           the Borrower shall provide the Administrative Agent, the Lenders and their representatives (A) with access, upon prior reasonable notice, at reasonable times (during normal business hours) to all or any portion of any Project for purposes of inspection; provided that such inspections shall not unreasonably interfere with the operation of such Project or the tenants or occupants thereof, and shall be subject to the rights of tenants under their Leases, and the Borrower shall cooperate with the Administrative Agent, the Lenders and their representatives in connection with such inspections, including, but not limited to, providing all relevant information and making knowledgeable persons available for interviews and (B) promptly upon request, copies of all environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession or control of the Borrower in relation to any Project, whether heretofore or hereafter obtained.

(b)           Environmental Notices.  The Borrower shall promptly provide notice to the Administrative Agent of:

(i)            all Environmental Claims asserted or threatened against the Borrower or any other Person occupying any Project or any portion thereof or against any Project which become known to the Borrower;

(ii)           the discovery by the Borrower of any occurrence or condition on any Project or on any real property adjoining or in the vicinity of any Project which could reasonably be expected to lead to an Environmental Claim against the Borrower, any Project, the Administrative Agent or any of the Lenders;

(iii)          the commencement or completion of any Remediation at any Project; and

(iv)          any Environmental Lien filed against any Project.

In connection therewith, the Borrower shall transmit to the Administrative Agent copies of any citations, orders, notices or other written communications received from any Person and any notices, reports or other written communications and copies of any future Environmental Reports whether or not submitted to any Governmental Authority with respect to the matters described above.

8.12         Management of the Projects.

(a)           The Borrower shall (i) cause each Project to be managed by the Property Manager in accordance with the Property Management Agreement, (ii) promptly perform and observe all of the material covenants required to be performed and observed by the Borrower under the Property Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (iii) promptly notify the Administrative Agent of any material default under the Property Management Agreement of which it is aware and (iv) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Property Manager under the Property Management Agreement.

(b)           If (i) an Event of Default exists, (ii) the Property Manager is insolvent, or (iii) the Property Manager is in default of any material covenant or obligation under the Property Management Agreement beyond the expiration of any applicable grace period set forth therein, the Borrower shall, at the request of the Administrative Agent, promptly terminate the Property

Management Agreement and replace the Property Manager with a property manager approved by the Administrative Agent pursuant to a Property Management Agreement on terms and conditions reasonably satisfactory to the Administrative Agent.

8.13         Leases.  The Borrower shall (a) upon the Closing Date, assign to the Administrative Agent (on behalf of the Lenders) any and all Leases, and/or all Rents payable thereunder, including, but not limited to, any Lease which is now in existence or which may be executed after the Closing Date, (b) promptly perform and fulfill, or cause to be performed and fulfilled, each and every material term and provision of the Borrower’s obligations under the Leases, including the performance of any tenant improvement work required with respect thereto, (c) give to the Administrative Agent a copy of each notice of default given to any tenant under a Major Lease or sent by any tenant thereunder to the Borrower, (d) consistent with good business practices and in the best interests of the affected Project, enforce its rights with regard to all Leases unless otherwise approved by the Administrative Agent, (e) use its commercially reasonable efforts to lease the Projects, (f) diligently enforce the terms of each Lease with respect to any construction work to be performed by the tenant thereunder so that such work is performed in a manner which will cause a minimum amount of disruption to the tenants then in occupancy at any such Project and in a manner so as not to cause a default by the Borrower under any other tenants’ Leases or provide the basis for any abatement or set off by any other tenant of the rent payable under any such Lease, or a claim by any other tenant for breach of warranty of habitability or similar claim and (g) prior to entering into any new Lease with a retail tenant provide a copy of the Borrower’s standard form of retail lease to the Administrative Agent for review and approval, which approval shall not be unreasonably withheld or delayed.

8.14         Tenant Estoppels.  At the Administrative Agent’s request, at any time while an Event of Default exists and otherwise from time to time upon the joint agreement of the Borrower and the Administrative Agent, with each acting reasonably, the Borrower shall request and use commercially reasonable efforts to obtain and furnish to the Administrative Agent written estoppels in form and substance satisfactory to the Administrative Agent, executed by tenants under Leases in any Project and confirming the term, rent, and other provisions and matters relating to the Leases.  Borrower further hereby agrees that, while an Event of Default exists, the Administrative Agent may exercise all rights of the Borrower under the Leases to request the delivery of estoppels from the tenants thereunder.

8.15         Subordination, Non-Disturbance and Attornment Agreements.  The Borrower shall use commercially reasonable efforts to provide to the Administrative Agent SNDA Agreements executed by each tenant under a Major Lease prior to the Closing Date; provided, however, that in addition to the obligations set forth in Section 9.09(c), if the Borrower does not obtain all such SNDA Agreements by the Closing Date, the Borrower shall continue to use commercially reasonable efforts to obtain such SNDA Agreements after the Closing Date.

8.16         Operating Plan and Budget.

(a)           Commencing with the budget for the calendar year 2006 and then annually thereafter, the Borrower shall submit to the Administrative Agent an annual budget for each Project (each an “Annual Budget”), in form and substance reasonably satisfactory to the Administrative Agent setting forth in detail budgeted monthly Operating Income and monthly

Operating Expenses for each such Project (which may be in the form of the calendar year 2005 budget for each Project provided to the Administrative Agent prior to the Closing Date).  The Annual Budget for each year shall be delivered together with the annual financial statement for the preceding year pursuant to Section 8.01(a).  During any Low DSCR Trigger Period but not otherwise, the Administrative Agent shall have the right to approve such Annual Budget (including, without limitation, the Annual Budget for the portions of the calendar year in which such Low DSCR Trigger Period occurs following after the commencement of such Low DSCR Trigger Period).  Within fifty (50) days following the end of any calendar quarter which comprises a Low DSCR Trigger Period, the Borrower shall deliver to the Administrative Agent for its approval the Annual Budget (in the format as described above) for the calendar year in which such Low DSCR Trigger Period occurs (together with a reconciliation to that Annual Budget of actual revenues and expenses year-to-date), and shall thereafter deliver to Administrative Agent for its approval the Annual Budget (in the format as described above) proposed by the Borrower for the succeeding calendar year, by no later than the November 15 preceding such calendar year.  The Administrative Agent shall not unreasonably withhold its approval of any Annual Budget as required hereunder; provided, however, that if during any Low DSCR Trigger Period the actual monthly Operating Expenses exceed budgeted Operating Expenses in any month during any period by more than ten percent (10%), the Administrative Agent shall have the right to require the Borrower to submit for its approval a revised Annual Budget for review and approval by the Administrative Agent in its sole discretion.  If the Administrative Agent objects to any proposed Annual Budget for which approval is required hereunder, the Administrative Agent shall advise the Borrower of such objections within fifteen (15) Business Days after receipt thereof (and deliver to the Borrower a reasonably detailed description of such objections), and the Borrower shall within five (5) days after receipt of notice of any such objections revise such Annual Budget and resubmit the same to the Administrative Agent (such procedure to be repeated until such time as the Administrative Agent shall approve such Annual Budget).  Each such Annual Budget submitted to and (to the extent that such approval is required hereunder) approved by the Administrative Agent in accordance with terms hereof, as well as the budget for the current calendar year approved by the Administrative Agent on the Closing Date, shall hereinafter be referred to as an “Approved Annual Budget”.  Until such time that the Administrative Agent has approved a proposed Annual Budget for which its approval is required hereunder, the most recently Approved Annual Budget shall apply for purposes of this Section 8.16; provided that such Approved Annual Budget shall be adjusted to reflect actual increases in real estate taxes, insurance premiums, utilities expenses and other fixed costs and shall otherwise be adjusted to reflect any change during the preceding year in the Consumer Price Index.  Notwithstanding the foregoing, the Administrative Agent and the Lenders acknowledge that the Borrower is not required to operate under the terms of an Approved Annual Budget during any period other than a Low DSCR Trigger Period.

(b)           During any Low DSCR Trigger Period, the Borrower may at any time propose an amendment to an Approved Annual Budget for any Project for the remainder of the calendar year in which such Low DSCR Trigger Period has occurred, and, when approved as provided below, such amended Approved Annual Budget for such Project shall be deemed to be and shall be effective as the Approved Annual Budget for such Project for such calendar year.  Prior to making any expenditures not reflected in any current Approved Annual Budget in excess of ten percent (10%) of the budgeted amount therefor, the Borrower shall propose an amendment to such Approved Annual Budget to the Administrative Agent for its approval in accordance with the standards for the granting or withholding of consent to Annual Budgets set forth in Section 8.16(a).  The Administrative Agent shall have fifteen (15) Business Days after receipt of any proposed amendment to such Approved Annual Budget to approve or disapprove such proposed amendment.

8.17         Operating Expenses.  The Borrower shall pay all known costs and expenses of operating, maintaining, leasing and otherwise owning the Projects on a current basis and before same become delinquent (subject however to the other provisions of this Agreement and the other Loan Documents), including all interest, principal (when due) and other sums required to be paid under this Agreement, the other Loan Documents and the Hedge Agreement, before utilizing any revenues derived or to be derived from or in respect of the Projects for any other purpose, including distributions or other payments to the Borrower’s Member.

8.18         Margin Regulations.  No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation T, U, X or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

8.19         Hedge Agreements.

(a)           The Borrower shall obtain , or cause to be obtained by an Other Swap Pledgor, no later than thirty (30) days after the Closing Date and will at all times thereafter maintain, or cause to be maintained by an Other Swap Pledgor,  in full force and effect one or more Hedge Agreements in the aggregate notional amount equal to one hundred percent (100%) of the Outstanding Principal Amount of the Loans from time to time (the “Aggregate Notional Amount”) approved by the Administrative Agent in its reasonable discretion with (i) Eurohypo or its Affiliates or (ii) one or more other banks or insurance companies as counterparties (each a “Third-Party Counterparty”), which is effective to cause the All-in-Rate as to the Aggregate Notional Amount commencing no later than the date that is thirty (30) days after the Closing Date (or, if such day is not a Business Day, the first Business Day thereafter) to be not in excess of eight percent (8.0%) per annum through the Hedging Termination Date.  Upon the Closing Date, the Borrower shall deliver, or cause to be delivered by an Other Swap Pledgor, a Hedge Agreement Pledge, substantially in the form of Exhibit G-1 attached hereto, together with, within thirty (30) days after the Closing Date, the applicable bid package, confirmation and other documentation for such Hedge Agreement (including, without limitation, a certificate from an Authorized Officer of the Borrower certifying that a Hedge Agreement has been entered into on the terms set forth in the confirmation) as may be reasonably acceptable to the Administrative Agent evidencing compliance with the Borrower’s obligations under the provisions of this Section 8.19, and within ten (10) days after the delivery of each such Hedge Agreement (or within the thirty (30) day period referred to above)  shall deliver the applicable counterparty acknowledgment.  Any Hedge Agreement shall require monthly fixed rate and floating rate payments and be based on a LIBO Rate of interest having, at the Borrower’s option, successive Interest Periods (an “Interest Rate Hedge Period”) of one, two, three, six or twelve months or such other Interest Periods satisfactory to the Administrative Agent in its reasonable discretion.  Notwithstanding anything to the contrary contained in this Section 8.19, the Borrower or any Other Swap Pledgor shall be entitled to enter into one or more Hedge Agreements in excess of the Aggregate Notional Amount, up to the total amount of the Commitments or providing interest rate protection for periods that extend beyond the Hedging Termination Date (each such agreement, but only to the extent that it, after giving effect to all other Hedge Agreements maintained pursuant to this Section 8.19(a), relates to a notional amount in excess of the Aggregate Notional Amount or provides interest rate protection for periods that extend beyond the Hedging Termination Date, is referred to herein as an “Excess Hedge Agreement”) on terms acceptable to the Borrower or such Other Swap Pledgor; provided, however, that Borrower shall deliver, or cause to be delivered by an Other Swap Pledgor, upon the Administrative Agent’s request in accordance with the time requirements set forth in this Section 8.19(a), a Hedge Agreement Pledge with respect to each Excess Hedge Agreement, substantially in the form of Exhibit G-2 attached hereto, together with the counterparty’s acknowledgment and other instruments provided to be delivered thereunder.

(b)           The Borrower’s obligations under any Hedge Agreement shall not be secured by the Deeds of Trust and shall not be secured by any Lien on or in all or any portion of the collateral under the Security Documents, any direct or indirect interest in the Borrower or any other Property (other than as permitted pursuant to Section 9.02(i)).

(c)           Any Hedge Agreement with a Third-Party Counterparty is herein called a “Third-Party Hedge Agreement.”  With respect to each Third-Party Hedge Agreement maintained with respect to the Aggregate Notional Amount and each Excess Hedge Agreement pledged to the Administrative Agent pursuant to Section 8.19(a):  (i) the Third-Party Counterparty providing such Third-Party Hedge Agreement must have a long term credit rating no lower than “A” from S&P or “A2” from Moody’s at the time of entry into such Third-Party Hedge Agreement; provided, however, if there is a difference in the then current S&P rating and the Moody’s rating, the lesser rating shall be applicable; (ii) the form and substance thereof must be satisfactory to the Administrative Agent in its reasonable discretion and in all respects and (iii) each counterparty thereunder shall have delivered to the Administrative Agent a counterparty’s acknowledgment in the form attached to the Hedge Agreement Pledge applicable thereto (or in such other form as may be acceptable to the Administrative Agent in its reasonable discretion).

(d)           Reserved.

(e)           If the Borrower fails for any reason or cause whatsoever to secure and maintain, or cause to be secured and maintained by an Other Swap Pledgor, a Hedge Agreement with respect to the Aggregate Notional Amount as and when required to do so hereunder, such failure shall constitute an Event of Default and the Administrative Agent shall be entitled to exercise all rights and remedies available to it under this Agreement (for the benefit of the Lenders) and the other Loan Documents or otherwise, including the right (but not the obligation) of the Administrative Agent to secure or otherwise enter into one or more Hedge Agreements with respect to the Aggregate Notional Amount with a Lender for and on behalf of the Borrower without such action constituting a cure of such Event of Default and without waiving the Administrative Agent’s or the Lenders’ rights arising out of or in connection with such Event of Default.  If the Administrative Agent shall enter into a Hedge Agreement with a Lender in accordance with its right to do so pursuant to this subsection (e), then (i) the terms and provisions of any such Hedge Agreement, including the term thereof, shall be determined by the

Administrative Agent in its sole discretion (except that the maximum notional amount of all such Hedge Agreements shall not exceed the Aggregate Notional Amount) and (ii) the Borrower shall pay all of the Administrative Agent’s costs and expenses in connection therewith, including any fees charged by the applicable counterparty, attorneys’ fees and disbursements, and the cost of additional title insurance in an amount determined by the Administrative Agent to be necessary to protect the Administrative Agent and the Lenders from potential funding losses under any Hedge Agreement provided by a Lender.

(f)            Reserved.

(g)           If the Borrower or Other Swap Pledgor is entitled to receive a payment upon the termination of any Hedge Agreement required by this Section 8.19, or, while any Event of Default exists, under any Excess Hedge Agreement pledged to the Administrative Agent pursuant to Section 8.19(a) (it being understood that any termination payment paid with respect to any Excess Hedge Agreement shall be delivered to the Borrower or Other Swap Pledgor at any time while an Event of Default does not exist) such payment shall be delivered to the Administrative Agent and applied by the Administrative Agent to any amounts due to the Administrative Agent or the Lenders under the Loan Documents evidencing the Loans (it being understood that any such payment applied to the principal of the Loans shall be deemed a prepayment of such principal, and shall be accompanied by any applicable prepayment premium resulting from such prepayment, or such termination payment shall be applied in part to pay such principal and in part to pay such prepayment premium) in such order and priority as the Administrative Agent shall determine in its sole discretion.  Notwithstanding the foregoing, if (i) at any time upon or following any principal prepayment made pursuant to Section 2.06 the Outstanding Principal Amount is reduced and the Borrower or Other Swap Pledgor elects at its option to terminate or partially to terminate, or to reduce the notional amount of, any Hedge Agreement (or is required under the terms of such Hedge Agreement to do so) in a notional amount (in either such case) not exceeding, respectively, the amount by which the aggregate notional amount in effect under the Hedge Agreements then maintained pursuant hereto (other than Excess Hedge Agreements unless pledged pursuant to the Hedge Agreement Pledge substantially in the form of Exhibit G-1 attached hereto) exceeds the Aggregate Notional Amount then required to be hedged pursuant hereto or (ii) the Borrower or Other Swap Pledgor elects, in full compliance with the terms of each Hedge Agreement Pledge, to deliver to the Administrative Agent, in substitution for a Hedge Agreement, a substitute Hedge Agreement, then the Borrower or Other Swap Pledgor shall have the right to do so, and if the Borrower or Other Swap Pledgor is entitled (in the case of either (i) or (ii) above) to receive a termination payment from the counterparty in connection therewith, then, provided that no Event of Default then exists, the Borrower or Other Swap Pledgor shall have the right to receive and retain such termination payment free and clear of the Lien of the Hedge Agreement Pledge, provided, that, after giving effect to any such termination or substitution, the Borrower remains in compliance with its obligations under Section 8.19(a) with respect to the maintenance of Hedge Agreements with respect to the Aggregate Notional Amount then required to be hedged pursuant hereto and has complied (or caused the Other Swap Pledgor to comply) with the applicable conditions precedent set forth in Section 6(e) of the Hedge Agreement Pledge and the certification obligations with respect thereto set forth in the applicable Hedge Agreement Pledge and the Acknowledgment of Security Interest delivered pursuant thereto.  The Borrower or Other Swap Pledgor shall have the right to terminate, reduce the notional amount of or modify any Excess

Hedge Agreement and to receive any payments from the counterparty thereunder resulting therefrom, provided that if an Event of Default exists and such Excess Hedge Agreement has been pledged to the Administrative Agent, then the rights and obligations of the Borrower (or Other Swap Pledgor) and the Administrative Agent with respect thereto shall be the same as their respective rights and obligations with respect to Hedge Agreements maintained with respect to the Aggregate Notional Amount.

(h)           Upon securing any Hedge Agreement required under this Section 8.19, or any Excess Hedge Agreement pledged to the Administrative Agent pursuant to Section 8.19(a) the Borrower agrees that the economic and other benefits of such Hedge Agreement and all of the other rights of the Borrower or Other Swap Pledgor thereunder shall be collaterally assigned to the Administrative Agent as additional security for the Loans for the ratable benefit of the Lenders, pursuant to a Hedge Agreement Pledge.  All Hedge Agreement Pledges shall be accompanied by (i) Uniform Commercial Code financing statements, in duplicate, with respect to such pledges and (ii) within ten (10) days after delivery of the applicable Hedge Agreement Pledge (or within such longer period as provided in Section 8.19(a) above), a counterparty’s acknowledgment in the form attached to the Hedge Agreement Pledge applicable thereto (or in such other form as may be acceptable to the Administrative Agent in its reasonable discretion) from each counterparty under each Hedge Agreement.

(i)            Notwithstanding the provisions of Section 8.19(a), following the delivery of any notice of full or partial prepayment delivered by the Borrower pursuant to Section 2.06(a) or any notice of a proposed release of a Project pursuant to Section 2.06(c), Borrower’s obligation to maintain, or cause to be maintained, any Hedge Agreement required under Section 8.19(a) shall be suspended with respect to the full Aggregate Notional Amount (in the case of a notice of full prepayment) or the portion of the Aggregate Notional Amount equal to the amount to be prepaid in the case of a partial prepayment or pursuant to Section 2.09(a)(ii) in connection with the release of a Project (in the case of a notice of partial prepayment or notice of the release of a Project), and Borrower or the Other Swap Pledgor may terminate or reduce the notional amount of any Hedge Agreement theretofore entered into with respect to such suspended portion of the Aggregate Notional Amount; provided, however, that if such notice of prepayment or release is subsequently revoked, or if such prepayment or release does not occur on or prior to the date identified in such notice of prepayment or release (as such date may be postponed in accordance with the provisions of this Agreement), then the suspension of such obligation shall terminate, and Borrower shall be obligated to enter into and thereafter maintain, or to cause an Other Swap Pledgor to enter into and thereafter maintain, one or more Hedge Agreements in full compliance with Section 8.19(a) by not later than the end of a cumulative period during which the Hedge Agreements otherwise required under Section 8.19(a) are not being maintained (with respect to all such notices of prepayment or release in the aggregate) which shall not exceed (60) days in the aggregate.

(j)            If any Hedge Agreement delivered by the Borrower or Other Swap Pledgor to the Administrative Agent shall, by its terms, expire during any period in which Borrower remains obligated to maintain a Hedge Agreement in effect pursuant to Section 8.19(a), and as a result thereof the Borrower would not be in compliance with its obligations under Section 8.19(a) with respect to the maintenance of Hedge Agreements covering the Aggregate Notional Amount, then, subject to the provisions of Section 8.19(i),  the Borrower shall deliver, or cause an Other Swap Pledgor to deliver, to the Administrative Agent a replacement Hedge Agreement at least ten (10) Business Days prior to the expiration date of the then current Hedge Agreement (so as to remain in compliance with its obligations under Section 8.19(a) with respect to the maintenance of Hedge Agreements) which replacement Hedge Agreement shall be acceptable to the Administrative Agent in its reasonable discretion and otherwise satisfy the requirements of this Section 8.19.

8.20         Reserved.

8.21         Required Work.  The Borrower shall cause the work described on Schedule 8.21 attached hereto to be completed on or before the applicable dates set forth on said schedule.  Such work shall be completed in a good and workmanlike manner, lien-free and in accordance with all Applicable Laws.  The Administrative Agent shall have the right to inspect such work and the reasonable costs of such inspection shall be paid by the Borrower.  In addition, the Borrower acknowledges receipt of the Environmental Reports and the Property Condition Reports and agrees to address in its prudent business judgment the recommendations contained in such reports.

ARTICLE IX

NEGATIVE COVENANTS OF THE BORROWER

The Borrower covenants and agrees that, until the payment in full of the Obligations, it will not do or permit, directly or indirectly, any of the following:

9.01         Fundamental Change.

(a)           Mergers; Consolidations; Disposal of Assets.  Except as expressly provided for in Section 14.31, none of the Borrower Parties will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease (other than tenant leases pursuant to and in accordance with Sections 8.13 and 9.09 of this Agreement) or otherwise dispose of (in one transaction or in a series of transactions) any substantial part of its Properties and assets whether now owned or hereafter acquired (but excluding any Transfer permitted by Section 9.03 (including, without limitation, any sale or disposition of any Excluded Projects) or any sale or disposition of Projects subject to and in accordance with Section 2.09 of this Agreement or of obsolete or excess furniture, fixture and equipment in the ordinary course of business if same is unnecessary or is replaced with furniture, fixtures and equipment of equal or greater value and utility), or wind up, liquidate or dissolve, or enter into any agreement to do any of the foregoing.

(b)           Organizational Documents.  Without the prior written consent of the Administrative Agent, the Borrower will not, and will not permit any of the other Borrower Parties to, make any Modification of the terms or provisions of its Organizational Documents, except: (i) Modifications necessary to clarify existing provisions of such Organizational Documents, (ii) Modifications which would have no adverse, substantive effect on the rights or interests of the Lenders in conjunction with the Loans or under the Loan Documents, (iii) Modifications necessary to effectuate Transfers to the extent expressly permitted in this

Agreement; or (iv) Modifications of the Organizational Documents for Borrower Parties other than the Borrower which are necessary to effectuate the Permitted Reorganization.

9.02         Limitation on Liens.  None of the Borrower, the Borrower’s Member nor any of their respective Subsidiaries shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its Property, now owned or hereafter acquired; provided, however, that the following shall be permitted Liens except (in the case of any Lien described in clauses (d), (f) or (g) below) to the extent that they would encumber any interest in any Project, any other asset which is collateral for the Loans or any interest in Borrower:

(a)           the Liens created by the Loan Documents; any Permitted Title Exceptions affecting the Projects; any Permitted Liens; and any Lien for the performance of work or the supply of materials affecting any Property (unless, in the case of any such Lien affecting any Project, the Borrower or the Borrower’s Member fails to discharge such Lien by payment or bonding (in accordance with statutory bonding requirements the effect of which is to release such Lien from the affected Project and to limit the Lien claimant’s rights to a recovery on the bond) on or prior to the date that is the earlier of (i) thirty (30) days after the date of filing of such lien against such Project and (ii) the date on which the Project (or the Borrower’s interest therein) is in danger of being sold, forfeited, terminated, canceled or lost);

(b)           Liens for taxes or assessments or other government charges or levies if not yet delinquent or if they are being contested in good faith by appropriate proceedings in accordance with Sections 8.04(b) and/or 8.06(b), if applicable;

(c)           Liens imposed by law, such as mechanic’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens, and other similar Liens securing obligations incurred in the Borrower’s or the Borrower’s Member’s or their respective Subsidiary’s ordinary course of business which, in the case of the Projects, are not past due for more than thirty (30) days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(d)           Liens or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of the Borrower’s or the Borrower’s Member’s or their respective Subsidiary’s business;

(e)           Judgment and other similar Liens (which shall be subordinate to the Liens of the Deeds of Trust, in the case of any such Lien encumbering any Project or the Borrower’s interest therein) in an aggregate amount not in excess of $1,000,000 arising in connection with court proceedings, but only if the execution or other enforcement of such Liens is effectively stayed (or bonded over through the posting of a bond in accordance with a statutory bonding procedure the effect of which is to release such Lien from any Property of the Borrower or the Borrower’s Member and to limit the Lien claimant’s rights to recovery under the bond) and the claims secured thereby are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(f)            Easements, rights-of-way, restrictions and other similar non-monetary encumbrances encumbering assets other than the Projects or any other collateral for the Loans;

(g)           Liens on any of the Qualified Real Estate Interests (it being understood that the Liens permitted under this Section 9.02(g) shall also include Liens encumbering interests in accounts, rents, leases, management and other contracts, personal property and other items related to the applicable Qualified Real Estate Interest and Liens on Swap Agreements entered into in connection therewith), but only to the extent created to secure Indebtedness incurred in connection with the acquisition, financing or refinancing thereof, in compliance with Section 9.04(e) or (g);

(h)           Liens consisting of the rights of the lessor to the property covered by any equipment lease entered into in compliance with Section 9.04(d), provided that such lien consists solely of such rights with respect to the leased property;

(i)            Liens encumbering cash and other liquid assets (not constituting collateral for the Loans to the Borrower) in the aggregate amount not to exceed the sum required to be pledged by the Borrower or any of its Subsidiaries in order to secure its respective obligations with respect to the negative value of any Hedge Agreement or Excess Hedge Agreement entered into by the Borrower or Other Swap Pledgor in compliance with Section 8.19 hereof or the negative value of any Hedge Agreement entered into by the Borrower or the Borrower’s Member or their respective Subsidiaries in connection with the Indebtedness permitted by Section 9.04(e), (f) or (g);

(j)            Liens securing the Indebtedness permitted by Section 9.04(e) or (f), and encumbering the specific Residential Properties or Excluded Projects financed pursuant to such section or sections (it being understood that the Liens permitted under this Section 9.02(j) shall also include Liens encumbering interests in accounts, rents, leases, management and other contracts, personal property and other items related to the applicable Residential Properties and/or Excluded Projects and Liens on Swap Agreements entered into in connection therewith); and

(k)           Liens securing the obligations of Borrower or its Subsidiaries on account of Guarantees described in Section 9.04(h) provided that such Liens encumber Excluded Projects (which may include Liens on any interests in accounts, rents, leases, management and other contracts, personal property and, other items related thereto) exclusively.

9.03         Due on Sale; Transfer; Pledge.  Without the prior written consent of the Administrative Agent and (subject to the last paragraph of this Section 9.03) the Required Lenders:

(a)           None of the Borrower, nor any Borrower Party, nor any Principal shall (w) directly or indirectly Transfer any interest in any Project or any part thereof (including any direct or indirect interest in any partnership, membership or other ownership interest or other Equity Interest in the Borrower, the Borrower’s Member or the Borrower’s Manager); (x) directly or indirectly grant any Lien on any direct or, prior to the

Permitted Public REIT Transfer, indirect interest in any Project or any part thereof (including any direct or, prior to the Permitted Public REIT Transfer, indirect interest in any partnership, membership or other ownership interest or other Equity Interest in the Borrower, the Borrower’s Member or the Borrower’s Manager), whether voluntarily or involuntarily; (y) except for arrangements which result from the Permitted Reorganization pursuant to which the Permitted Public REIT or its Operating Partnership or another Permitted Public REIT Subsidiary thereof shall acquire such rights or powers, enter into any arrangement granting any direct or indirect right or power to direct the operations, decisions and affairs of the Borrower, the Borrower’s Member or the Borrower’s Manager, whether through the ability to exercise voting power, by contract or otherwise; or (z) except as described in clause (e) of the definition of “Permitted Liens,” enter into any easement or other agreement granting rights in or restricting the use or development of any Project except for easements and other agreements which, in the reasonable opinion of the Administrative Agent, have no Material Adverse Effect; provided, however, that, the foregoing restrictions shall not apply with respect to:

(i)            any Transfer of direct or indirect ownership interests in the Borrower’s Member, or a successor to the Borrower’s Member (other than the ownership interests that are covered by Section 9.03(a)(ii)), unless (A) in the case of any such Transfer prior to the Permitted Public REIT Transfer, the acquisition by any one investor of ownership interests in the Borrower’s Member would result in the direct or indirect ownership by that investor of more than forty-nine percent (49%) of the ownership interests in the Borrower’s Member, or successor to the Borrower’s Member, in which case the consent of the Administrative Agent, which shall not be unreasonably withheld or delayed, shall be required or (B) in the case of any such Transfer following the Permitted Public REIT Transfer, the Permitted Public REIT, following such Transfer, shall not directly or indirectly own fifty-one percent (51%) or more of the ownership interests in the Borrower or shall not directly or indirectly control the Borrower, or a Change in Control shall result from such Transfer;

(ii)           the Transfer of direct or indirect ownership interests in, or the admission or withdrawal of any partner, member or shareholder to or from, the Borrower’s Manager (or any replacement manager referred to in Section 9.03(b) or any general partner, manager or managing member of any successor to the Borrower or the Borrower’s Member referred to in Section 9.03(a)(iii)), so long as, after such Transfer, admission or withdrawal, the provisions of Section 9.03(c) are not violated;

(iii)          the conveyance of all of the Projects to a Qualified Successor Entity which assumes all of the obligations of the Borrower under the Loan Documents in form and substance satisfactory to the Administrative Agent and in recordable form; provided, however, that such Qualified Successor Entity and the general partner, manager or managing member of such Qualified Successor Entity, after giving effect to such Transfer, is in compliance with all of the covenants of the Borrower or applicable to the Borrower’s Member, the Borrower’s Manager or any Borrower Party (as applicable) contained in the Loan Documents except as otherwise provided in the definition of “Borrower’s Member” or “Borrower’s Manager” (with all references herein to “Borrower” to mean such Qualified Successor Entity, all references herein to the “Borrower’s Member” to mean (except as otherwise provided in the definition of “Borrower’s Member”) the controlling entity for such Qualified Successor Entity, and all references herein to “Borrower’s Manager” to mean (except as otherwise provided in the definition of “Borrower’s Manager”) any general partner, manager or managing member of the Qualified Successor Entity; no Default or Event of Default is then existing or would result therefrom; and upon the transfer of the Projects to such Qualified Successor Entity, such Qualified Successor Entity, its controlling entity and the general partner, manager or managing member of such Qualified Successor Entity are in compliance in all material respects with all of the representations and warranties of the Borrower or applicable to the Borrower’s Member or the Borrower’s Manager (whether directly or as a Borrower Party) (as applicable) contained herein and in the other Loan Documents (after giving effect to the modifications reflecting the identity of the transferee resulting from such transfer) except as otherwise provided in the definition of “Borrower’s Member” or “Borrower’s Manager” (with all references herein to “Borrower” to mean such Qualified Successor Entity, all references herein to the “Borrower’s Member” to mean (except as otherwise provided in the definition of “Borrower’s Member”) the controlling entity for such Qualified Successor Entity, and all references herein to “Borrower’s Manager” to mean (except as otherwise provided in the definition of “Borrower’s Manager”) any general partner, manager or managing member of the Qualified Successor Entity); and provided, further, that from and after such Transfer, in the case of a Transfer to a Qualified Successor Entity consisting of a Permitted Public REIT Subsidiary, the Properties may be managed by the Permitted Public REIT or any property management company owned or controlled directly or indirectly by the Permitted Public REIT.  Prior to such Transfer, the Administrative Agent shall have received and approved (which approval shall not be unreasonably withheld) the Organizational Documents of such Qualified Successor Entity and the general partner, manager or managing member of such Qualified Successor Entity (except that, in the case of a Qualified Successor Entity which is a Permitted Public REIT Subsidiary of the Permitted Public REIT, there shall be no approval rights over the Organizational Documents of such general partner, manager or managing member if it is the Permitted Public REIT or the Operating Partnership of the Permitted Public REIT), together with such financial information relating to such Qualified Successor Entity as the Administrative Agent may reasonably request, and concurrently with such Transfer, the Administrative Agent shall have received such endorsements to the Title Policies insuring ownership of the Projects by such Qualified Successor Entity and the continued priority of the Liens of the Deeds of Trust after giving effect to the delivery by such entity of the assumption agreement referred to above (subject only to Permitted Title Exceptions), in form and substance satisfactory to the Administrative Agent, and such confirmation as the Administrative Agent may require that the Hedge Agreements required under Section 8.19(a) remain in full force and effect, in compliance with Section 8.19 hereof, as to the Loans as assumed by such Qualified Successor Entity.  In connection with any such Transfer, the assumption agreement to be entered into by the Borrower and the Qualified Successor Entity (and such other parties deemed appropriate by the Administrative Agent) shall include such modifications to this Agreement and the other Loan Documents as the Administrative Agent may reasonably require, including, without limitation, such modifications to the covenants and other provisions that are contained herein and that relate to the Borrower, Borrower’s Member or Borrower’s Manager, as shall be deemed necessary by the Administrative Agent to allocate to the

Qualified Successor Entity, its controlling entity, and its general partner or manager responsibility for the performance of the covenants of, and satisfaction of the other provisions set forth herein that relate to, the Borrower, Borrower’s Member or Borrower’s Manager, and of such limited indemnity agreements and guaranties as shall be deemed necessary by the Administrative Agent to obtain recourse liability from the general partner or manager of the Qualified Successor Entity as shall be consistent with the obligations of the Guarantor under the Guarantor Documents immediately upon the Closing Date.  Upon compliance with the foregoing requirements in connection with such Transfer, the original Borrower and the original Guarantor, in their capacities as such, shall be released from their respective obligations under the Loan Documents arising from and after such Transfer, but such release shall not limit the obligations of such parties to comply with any requirements applicable to them (if any) in other capacities (including, without limitation, in capacities such as the general partner, managing member, manager or controlling entity for such Qualified Successor Entity).  As used herein, “Qualified Successor Entity” shall mean either (I) so long as the provisions of Section 9.03(c) are not violated, an entity (other than a REIT, its Operating Partnership or any Subsidiary of such REIT), majority-owned, directly or indirectly, by (A) the Borrower and/or (B) the Borrower’s Member and/or (C) at least two (2) of the Named Principals, so long as at least one of the Named Principals is either Dan A. Emmett or Jordan L. Kaplan, and provided that in the case of this clause (I)(C) the general partner, managing member or manager of such Qualified Successor Entity must be controlled, directly or indirectly, by such Named Principals, (II) a Permitted Public REIT Subsidiary of the Permitted Public REIT (other than such Permitted Public REIT’s Operating Partnership), or (III) a Permitted Private REIT Subsidiary of a private REIT, provided that at least two (2) of the Named Principals are senior officers of such private REIT and own, directly or indirectly, not less than one percent (1%) of the beneficial interest in such private REIT, and at least one of the Named Principals is either Dan A. Emmett or Jordan L. Kaplan; such private REIT has an institutional character substantially the same as the institutional character of the Borrower as of the date hereof; and all of the investors in such private REIT are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act of 1933 (such private REIT is referred to as a “Permitted Private REIT”); and, provided further, however, that in the case of clauses (I), (II) and (III) above, such Qualified Successor Entity shall, from the date of its formation, have been in compliance with the provisions of Sections 9.02, 9.04 and 9.05 hereof as if each reference therein to “Borrower” were to mean and refer to such Qualified Successor Entity;

(iv)          entering into Approved Leases or the granting of Liens expressly permitted by the Loan Documents;

(v)           any Transfers of direct or indirect Equity Interests in the Borrower or any of the Borrower Parties to the Permitted Public REIT, its Operating Partnership or any Permitted Public REIT Subsidiary in connection with a Permitted Public REIT Transfer;

(vi)          any Transfers constituting part of the Permitted Reorganization which are permitted under Section 14.31;

(vii)         any Transfers expressly permitted by the Loan Documents; and

(viii)        following the Permitted Public REIT Transfer, any of the following so long as no Change of Control shall result therefrom:  (A) any Transfer or issuance (whether through public offerings, private placements or other means) of shares or Equity Interests in the Permitted Public REIT or its Operating Partnership; (B) any conversion, into securities of the Permitted Public REIT, of partnership units or other Equity Interests of the Operating Partnership of the Permitted Public REIT; (C) any issuance or Transfer of any Equity Interests in any Permitted Public REIT Subsidiary owning any direct or indirect Equity Interests in any Borrower Party, so long as following such issuance or Transfer the Permitted Public REIT shall directly or indirectly own fifty-one percent (51%) or more of the ownership interests in the Borrower and shall directly or indirectly control the Borrower; and/or (C) any merger, consolidation, dissolution, liquidation, reorganization, sale, lease or other transaction involving any Person other than the Borrower so long as the Permitted Public REIT (or, as applicable, a Permitted Public REIT Subsidiary) is the surviving entity and the Permitted Public REIT thereafter directly or indirectly owns fifty-one percent (51%) or more of the ownership interests in the Borrower and directly or indirectly controls the Borrower.  As used herein, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

(b)           Prior to a Permitted Public REIT Transfer, except for Transfers constituting part of the Permitted Reorganization which are permitted under Section 14.31, no new general partner, manager or managing member that is not owned and controlled, directly or indirectly, by at least two (2) of the Named Principals shall be admitted to or created in the Borrower or the Borrower’s Member (nor shall the Borrower’s Manager withdraw or be replaced as the Borrower’s sole manager or the Borrower’s Manager withdraw or be replaced as the Borrower’s Member’s general partner) unless the new or replacement general partner, manager or managing member is owned and controlled, directly or indirectly, by at least two (2) Named Principals and the general partners or managers owned and controlled, directly or indirectly, by at least two (2) of the Named Principals own, directly or indirectly, not less than one percent (1%) of the beneficial interest in the Borrower’s Member following such admission or replacement and, without the prior written consent of the Administrative Agent, no other change in the Borrower’s or the Borrower’s Member’s Organizational Documents (except as permitted in Section 9.01(b)) shall be effected in connection with such replacement;

(c)           Except for Transfers constituting part of the Permitted Reorganization which are permitted under Section 14.31, prior to a Permitted Public REIT Transfer, no Transfer shall be permitted which would cause the Borrower’s Manager or any replacement general partner, manager or managing member referred to in Section 9.03(b) (or any general partner, manager or managing member of any Qualified Successor Entity unless the Borrower is, itself, such manager or managing member) (i) to own, directly or indirectly, less than one percent (1%) of the beneficial interest in the Borrower, the Borrower’s Member or such successor to the Borrower or the Borrower’s Member or (ii) to cease to be “controlled” directly or indirectly by at least two (2) of the Named Principals (at least one of which shall be Dan A. Emmett or Jordan L.

Kaplan in the case of a Qualified Successor Entity referred to in clause (I)(A) of the definition of the term “Qualified Successor Entity”); and

(d)           As used in Sections 9.03(a)(iii), (b) and (c) above, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

Notwithstanding the foregoing provisions of this Section 9.03, any Transfer of a direct or indirect ownership interest in the Borrower, the Borrower’s Member, the Borrower’s Manager or any Qualified Successor Entity or any general partner, manager or managing member of any Qualified Successor Entity shall be further subject to the requirement that, after giving effect to such Transfer, the Borrower, the Borrower’s Member, the Borrower’s Manager, any Qualified Successor Entity and its controlling entity and general partner or manager shall be in compliance with all applicable laws applicable to such Persons and relating to such Transfer, including the USA Patriot Act and regulations issued pursuant thereto and “know your customer” laws, rules, regulations and orders.  In addition, any such Transfer (except for the Permitted Public REIT Transfer, any Transfer of publicly-traded stocks in the Permitted Public REIT or any Transfers following a Permitted Public REIT Transfer that are permitted by Section 9.03(a)(viii)) shall be further subject to (w) the Borrower providing prior written notice to Administrative Agent of any such Transfer, (x) no Default or Event of Default then existing, (y) the proposed transferee being a corporation, partnership, limited liability company, joint venture, joint-stock company, trust or individual approved in writing by each Lender subject to a Limiting Regulation in its discretion, and (z) payment to the Administrative Agent on behalf of the Lenders of all reasonable costs and expenses incurred by the Administrative Agent or any Lenders in connection with such Transfer.  Each Lender at the time subject to a Limiting Regulation shall, within ten (10) Business Days after receiving the Borrower’s notice of a proposed Transfer subject to this Section 9.03, furnish to the Borrower a certificate (which shall be conclusive absent manifest error) stating that it is subject to a Limiting Regulation, whereupon such Lender shall have the approval right contained in clause (y) above.  Each Lender which fails to furnish such a certificate to the Borrower during such ten (10) Business Day period shall be automatically and conclusively deemed not to be subject to a Limiting Regulation with respect to such Transfer.  If any Lender subject to a Limiting Regulation fails to approve a proposed transferee under clause (y) above (any such Lender being herein called a “Rejecting Lender”), the Borrower, upon three (3) Business Days’ notice, may (A) notwithstanding the terms of Sections 2.06, prepay such Rejecting Lender’s outstanding Loans or (B) require that such Rejecting Lender transfer all of its right, title and interest under this Agreement and such Rejecting Lender’s Note to any Eligible Assignee or Proposed Lender selected by the Borrower that is reasonably satisfactory to the Administrative Agent if such Eligible Lender or Proposed Lender (x) agrees to assume all of the obligations of such Rejecting Lender hereunder, and to purchase all of such Rejecting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Rejecting Lender’s Loans, together with interest thereon to the date of such purchase (to the extent not paid by the Borrower), and satisfactory arrangements are made for payment to such Rejecting Lender of all other amounts accrued and payable hereunder to such Rejecting Lender as of the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 2.06 as if all such Rejecting Lender’s Loans were prepaid in full on such date) and (y) approves the proposed transferee.  Subject to the provisions of Section 14.07 such Eligible Assignee or Proposed Lender shall be a “Lender” for all purposes hereunder.  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Section 5.05 shall survive for the benefit of such Rejecting Lender with respect to the time period prior to such replacement.

9.04         Indebtedness.  None of the Borrower, the Borrower’s Member nor any of their respective Subsidiaries shall create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness or enter into any equipment leases (whether or not constituting Indebtedness), except for the following:

(a)           Indebtedness Under the Loan Documents.  Indebtedness of such Borrower Party and its Subsidiaries in favor of the Administrative Agent and the Lenders pursuant to this Agreement and the other Loan Documents;

(b)           Accounts Payable.  Accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of such Borrower Party’s or Subsidiary’s business in accordance with customary terms and paid within the specified time, unless contested in good faith by appropriate actions or proceedings and reserved for in accordance with GAAP, and provided such trade payables and accrued expenses are not outstanding for more than sixty (60) days;

(c)           Contingent Obligations.  Indebtedness consisting of (i) endorsements by such Borrower Party or such Subsidiary for collection or deposit in the ordinary course of business or (ii) unsecured Swap Agreements entered into by the Borrower, the Borrower’s Member or their respective Subsidiaries with respect to Indebtedness permitted under Section 9.04 (a), (e), (f) or (g);

(d)           Indebtedness for Capital Improvements.  Unsecured Indebtedness of the such Borrower Party and its Subsidiaries (including obligations under equipment leases or other personal property used in the ownership or operation of their respective Properties), in the aggregate amount during the term of the Loans not to exceed $30,000,000 (inclusive of the portion of the value of the equipment covered by equipment leases entered into pursuant to this Section 9.04(d) amortized through the rental payments under such leases) incurred in connection with capital or tenant improvements to (or other tenant concessions made in connection with) such Borrower Party’s and such Subsidiaries’ Properties (including, without limitation, the Projects and the Residential Properties) or the acquisition of equipment or other assets for the benefit of such Borrower Party’s and such Subsidiaries’ Properties (including, without limitation, the Projects and the Residential Properties), and that is not used for the purposes of making Restricted Payments.  Not more than Two Million Dollars ($2,000,000) of the foregoing $30,000,000 maximum may be incurred in the form of equipment leases (as measured by the value of the equipment covered by such equipment leases amortized through the rental payments under such leases); provided that such equipment leases relate to equipment constituting neither fixtures nor personal property material to the operation, maintenance or management of any of the Projects; and

(e)           Additional Indebtedness of Borrower Parties and Wholly-Owned Subsidiaries.  Indebtedness of the Borrower, the Borrower’s Member or their wholly-owned Subsidiaries for borrowed money incurred in connection with the acquisition, financing or refinancing of one or more of the Excluded Projects, but only if such Indebtedness satisfies the following requirements:

(i)            the obligation to repay such Indebtedness is non-recourse to the Borrower, the Borrower’s Member, the Bankruptcy Parties and the Named Principals (except for “carve-outs” (or Guarantees guarantying the debtor’s liability with respect to “carve-outs”) for fraud, misrepresentation, misappropriation and other exceptions-from-non-recourse customary in the real estate finance industry and not materially more favorable to such lender than the exceptions-from-non-recourse set forth in the second sentence of Sections 14.23(a));

(ii)           such Indebtedness is secured solely by Liens on the Excluded Projects owned by the Borrower or one or more of its wholly-owned Subsidiaries (if the Borrower or any such Subsidiary is the borrower of the Indebtedness secured thereby), or by Liens on the Excluded Projects owned by the Borrower’s Member or one or more of its wholly-owned Subsidiaries (other than the Borrower or its wholly-owned Subsidiaries) (if the Borrower’s Member or any such wholly-owned Subsidiary of the Borrower’s Member is the borrower of the Indebtedness secured thereby), together with Liens on any interests in accounts, rents, leases, management and other contracts, personal property and other items (including, without limitation, Swap Agreements) related thereto;

(iii)          the amount of such Indebtedness, when incurred, does not exceed sixty percent (60%) of the fair market value of the Excluded Projects, as determined by the lender’s appraisal (or, in the case of financing for the acquisition of Excluded Projects, sixty percent (60%) of the acquisition cost of the Excluded Projects so acquired) encumbered as collateral for such Indebtedness, and, so long as the original Borrower’s Member remains a member of the Borrower, such Indebtedness complies with the limitations on indebtedness contained in the limited partnership agreement of the original Borrower’s Member, as amended, or has otherwise received the requisite approval of the limited partners of the original Borrower’s Member, if required; provided that, in the case of any Excluded Project consisting of a Residential Property, the “sixty percent (60%)” limitation set forth above in this clause (iii) shall mean “seventy-five percent (75%)”; and

(iv)          no Major Default or Event of Default shall have occurred or be continuing immediately prior to the incurrence of such Indebtedness or would occur after giving effect thereto.

(f)            Additional Indebtedness of Residential Properties.  Indebtedness for borrowed money incurred in connection with the financing or refinancing of any of the Residential Properties by the Borrower or one or more of its wholly-owned Subsidiaries (if the Borrower or any such Subsidiary is the borrower of the Indebtedness secured thereby), or by the Borrower’s Member or one or more of its wholly-owned Subsidiaries (other than the Borrower or its wholly-owned Subsidiaries) (if the Borrower’s Member or any such wholly-owned

Subsidiary of the Borrower’s Member is the borrower of the Indebtedness secured thereby), but only if such Indebtedness satisfies the following requirements:

(i)            the obligation to repay such Indebtedness is non-recourse to the Bankruptcy Parties and the Named Principals (except for “carve-outs” (or Guarantees guarantying the debtor’s liability with respect to “carve-outs”) for fraud, misrepresentation, misappropriation and other exceptions-from-non-recourse customary in the real estate finance industry);

(ii)           such Indebtedness is secured solely by Liens on the Residential Properties so financed and, if applicable, Liens on other Excluded Projects owned by the Borrower or one or more of its wholly-owned Subsidiaries (if the Borrower or any such Subsidiary is the borrower of the Indebtedness secured thereby), or by Liens on Excluded Projects owned by the Borrower’s Member or one or more of its wholly-owned Subsidiaries (other than the Borrower or its wholly-owned Subsidiaries) (if the Borrower’s Member or any such wholly-owned Subsidiary of the Borrower’s Member is the borrower of the Indebtedness secured thereby), together with Liens on any interests in accounts, rents, leases, management and other contracts, personal property and other items (including, without limitation, Swap Agreements) related thereto;

(iii)          the amount of such Indebtedness, when incurred, does not exceed seventy-five percent (75%) of the fair market value of such Residential Properties, as determined by the lender’s appraisal, plus sixty percent (60%) of the fair market value, as determined by the lender’s appraisal, of any Excluded Projects encumbered as security therefore that are non-residential and seventy-five percent (75%) of the fair market value, as determined by the lender’s appraisal, of any Excluded Projects encumbered as security therefore that are residential and, so long as the original Borrower’s Member remains a member of the Borrower, such Indebtedness complies with the limitations on indebtedness contained in the limited partnership agreement of the original Borrower’s Member, as amended, or has otherwise received the requisite approval of the limited partners of the original Borrower’s Member, if required; and

(iv)          no Major Default or Event of Default shall have occurred or be continuing immediately prior to the incurrence of such Indebtedness or would occur after giving effect thereto.

(g)           Additional Indebtedness of Qualified Sub-Tier Entities.  Indebtedness of any Qualified Sub-Tier Entity for borrowed money incurred in connection with the acquisition, financing or refinancing by such Qualified Sub-Tier Entity of Qualified Real Estate Interests, but only if the obligation to repay such Indebtedness is non-recourse to such Qualified Sub-Tier Entity, Bankruptcy Parties, and the Named Principals (except for “carve-outs” (or Guarantees guarantying the debtor’s liability with respect to “carve-outs”) for fraud, misrepresentation, misappropriation and other exceptions-from-nonrecourse customary in the real estate finance industry and not materially more favorable to the holder of such Indebtedness than the exceptions from non-recourse set forth in the second sentence of Sections 14.23(a)) and such Indebtedness otherwise is in compliance with the requirements set forth in Sections 9.04(e)

above (unless such Qualified Real Estate Interests consist of residential projects, in which case the applicable requirements shall be as set forth in Section 9.04(f)).

(h)           Guarantees of Permitted Public REIT or Operating Partnership Line of Credit.  Following the Permitted Public REIT Transfer, Guarantees by the Borrower or its Subsidiaries of one or more credit facilities provided to the Permitted Public REIT, its Operating Partnership or another Permitted Public REIT Subsidiary (each, a “Guaranteed Line of Credit”), which Guarantees, if secured, shall be secured only in compliance with Section 9.02(k) and shall in no event be secured by any of the Projects or other Collateral encumbered by the Security Documents; provided that no Major Default or Event of Default shall exist or be continuing immediately prior to the incurrence of such Guarantees or would occur after giving effect thereto.

9.05         Investments.  Neither the Borrower nor the Borrower’s Member nor any of their respective Subsidiaries will make or permit to remain outstanding any Investments except (a) operating deposit accounts or money market accounts with banks, (b) Permitted Investments, (c) Borrower’s Member’s 100% membership in Borrower, (d) the Projects, (e) the Excluded Projects (including, without limitation, any of the Residential Properties (or Borrower’s Member’s Equity Interest in the owner of any of the Residential Properties) which may hereafter be acquired by the Borrower or any Subsidiary thereof), (f) Borrower’s or Borrower’s Member’s Equity Interests in any Subsidiary of Borrower or Borrower’s Member existing on the Closing Date, (g) Borrower’s Equity Interests in any Qualified Sub-Tier Entity or any Subsidiary permitted or contemplated by this Agreement, (h) other investments which are permitted by the respective Organizational Documents of the Borrower or the Borrower’s Member as in effect on the Closing Date, (i) other investments required or permitted by the Loan Documents, and (j) other investments (including, without limitation, investments owned by Subsidiaries) which are consistent with the investment practices prior to the date hereof of the Douglas Emmett Realty Funds taken as a whole.

9.06         Restricted Payments.  Neither the Borrower nor the Borrower’s Member will make any Restricted Payment at any time during the existence of a Major Default or Event of Default.

9.07         Change of Organization Structure; Location of Principal Office.  The Borrower or any Qualified Successor Entity that may hereafter acquire title to any of the Projects shall not change its name or change the location of its chief executive office, state of formation or organizational structure unless, in each instance, Borrower shall have (a) given the Administrative Agent at least thirty (30) days’ prior written notice thereof, and (b) made all filings or recordings, and taken all other action, reasonably requested by the Administrative Agent that is reasonably necessary under Applicable Law to protect and continue the priority of the Liens created by the Security Documents.

9.08         Transactions with Affiliates.  Except as expressly permitted by this Agreement, prior to the Permitted Public REIT Transfer, neither the Borrower nor the Borrower’s Member shall enter into, or be a party to, any transaction with an Affiliate of the Borrower or Borrower’s Member, except in full compliance with the Organizational Documents of the Borrower’s Member as in effect on the Closing Date.  This Section shall not prohibit any transfer of the Excluded Projects to Affiliates of the Borrower or Borrower’s Member.

9.09         Leases.

(a)           Negative Covenants.  The Borrower shall not (i) accept from any tenant, nor permit any tenant to pay, Rent for more than one month in advance except for payment in the nature of security for performance of a tenant’s obligations, escalations, percentage rents and estimated payments (not prepaid more than one month prior to the date such estimated payments are due) of operating expenses, taxes and other pass-throughs paid by tenants pursuant to their Leases, (ii) Modify (other than ministerial changes), terminate, or accept surrender of, any Major Lease now existing or hereafter made, without the prior written consent of the Administrative Agent; notwithstanding the foregoing, the Borrower shall retain the right to Modify, terminate, or accept surrender of any Approved Lease that is not a Major Lease; provided that (A) any such Modification, is (1) consistent with fair market terms and (2) is entered into pursuant to arm’s-length negotiations with a tenant not affiliated with the Borrower, and (B) any such termination is (1) in the ordinary course of business, (2) consistent with good business practice and (3) in the best interests of the affected Project, (iii) except for the Deed of Trust, assign, transfer (except for a Transfer thereof together with the transfer of the Projects to the entity described in Section 9.03(a)(iii) in full compliance with the provisions of such Section), pledge, subordinate or mortgage any Lease or any Rent without the prior written consent of the Administrative Agent and the Required Lenders, (iv) waive or release any nonperformance of any material covenant of any Major Lease by any tenant without the Administrative Agent’s prior written consent, (v) release any guarantor from its obligations under any guaranty of any Major Lease or any letter of credit or other credit support for a tenant’s performance under any Major Lease, except as expressly permitted pursuant to the terms of such Lease or (vi) enter into any master lease for any space at the Projects.  Notwithstanding the foregoing or anything to the contrary contained herein, the Borrower shall have the right, at its option, to terminate or accept the surrender of any Lease (including any Major Lease), and to pursue any other rights and remedies the Borrower may have against any tenant, following an uncured material default by a tenant under its Lease.

(b)           Approvals.  The Borrower shall not enter into any Lease for any space at any Project (unless such proposed Lease is held in escrow pending the receipt of any approval required below) except as follows:

(i)            Non-Major Leases.  The Borrower may enter into Leases that do not constitute Major Leases, and extensions, Modifications and renewals thereof without the approval of the Administrative Agent or any Lender; provided that such Lease, extension, renewal or Modification (A) in the case of a Lease, is substantially in the form of the Borrower’s standard form office lease or standard form retail lease, as applicable, previously approved by the Administrative Agent, (B) is consistent with fair market terms and (C) is entered into pursuant to arm-length negotiations with a tenant not affiliated with the Borrower.  Any proposed Lease that is not a Major Lease, or any extension, renewal or modification of any such Lease, that does not comply with the preceding sentence shall require the prior approval of the Administrative Agent.

(ii)           Major Leases.  The Borrower shall not enter into any Major Lease or any extension, renewal or Modification of any Major Lease without the prior written approval of the Administrative Agent.

(iii)          Information.  With respect to any Lease or Modification of Lease that requires approval of the Administrative Agent, the Borrower shall provide the Administrative Agent with the following information (collectively, the “Lease Approval Package”):  (A) all material information available to the Borrower concerning the lessee and its business and financial condition; (B) a draft of the lease (or lease modification); and (C) a summary (the “Lease Information Summary”) substantially in the form attached hereto as Exhibit N, of the material terms of such lease or lease modification.  Within ten (10) Business Days after the Administrative Agent shall have received a Lease Approval Package, the Administrative Agent shall either consent or refuse to consent to such Lease Approval Package.  If the Administrative Agent shall fail to respond within such ten (10) Business Day period, the Administrative Agent shall be deemed to have approved such lease or lease modification; provided that such lease or lease modification is documented pursuant to a lease or lease modification which is consistent with the draft and lease summary and Lease Approval Package previously delivered to the Administrative Agent in all material respects.

(c)           Additional Requirements as to all Leases.  Notwithstanding anything to the contrary set forth in this Section 9.09, the following requirements shall apply with respect to all Leases and all Modifications of Leases entered into after the date hereof:

(i)            The Borrower shall within ten (10) days after the Administrative Agent’s request, provide the Administrative Agent with a true, correct and complete copy thereof as signed by all such parties, including any Modifications and Guarantees thereof.

(ii)           All Leases must be subordinate to the Deed of Trust, and all existing and future advances thereunder, and to any Modification thereof.

(iii)          Notwithstanding anything to the contrary set forth above, the Administrative Agent may require that the Borrower and the tenant under any Major Lease execute and deliver an SNDA Agreement (with such commercially reasonable changes thereto as may be requested by such tenant).  The Administrative Agent (on behalf of the Lenders) shall, if requested by the Borrower, and as a condition to a tenant’s obligation to subordinate its lease (if necessary or if requested by the Borrower) or attorn, enter into an SNDA Agreement with such tenant (with such commercially reasonable changes thereto as may be requested by such tenant).  The Administrative Agent’s execution thereof shall be conditioned upon the prior execution thereof by both the tenant and the Borrower.

(iv)          All Leases shall be substantially in the form of the Borrower’s standard form office lease or standard form retail lease, as applicable, approved by the Administrative Agent and the Borrower on the Closing Date, with such Modifications as the Administrative Agent shall thereafter approve prior to the execution of such Leases.

9.10         Reserved.

9.11         No Joint Assessment; Separate Lots. The Borrower shall not suffer, permit or initiate the joint assessment of any Project with any other real property constituting a separate tax lot.

9.12         Zoning. The Borrower shall not, without the Administrative Agent’s prior written consent, seek, make, suffer, consent to or acquiesce in any change or variance in any zoning or land use laws or other conditions of any Project or any portion thereof. Except as disclosed on the Appraisals delivered to the Administrative Agent prior to the Closing Date or any other existing non-conforming use disclosed on Schedule 9.12, the Borrower shall not use or permit the use of any portion of any Project in any manner that could result in such use becoming a non-conforming use under any zoning or land use law or any other applicable law, or Modify any agreements relating to zoning or land use matters or permit the joinder or merger of lots for zoning, land use or other purposes, without the prior written consent of the Administrative Agent. Without limiting the foregoing, in no event shall the Borrower take any action that would reduce or impair either (a) the number of parking spaces at any Project or (b) access to any Project from adjacent public roads.

Further, without the Administrative Agent’s prior written consent, the Borrower shall not file or subject any part of any Project to any declaration of condominium or co-operative or convert any part of any Project to a condominium, co-operative or other direct or indirect form of multiple ownership and governance.

9.13         ERISA. The Borrower shall not shall not take any action, or omit to take any action, which would (a) cause the Borrower’s assets to constitute “plan assets” for purposes of ERISA or the Code or (b) cause the Transactions to be a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent and/or the Lenders, on account of any Loan or execution of the Loan Documents hereunder, to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

9.14         Reserved.

9.15         Property Management. The Borrower will not, without the prior written approval of the Administrative Agent, (i) enter into any new Property Management Agreement; (ii) terminate or make any material changes to the Property Management Agreement, either orally or in writing, in any respect; or (iii) consent to, approve or agree to any assignment or transfer by or with respect to the Property Manager (including transfers of beneficial interests in the Property Manager or assignments or transfers by the Property Manager of any or all of its rights under any Property Management Agreement) except as otherwise permitted by Section 9.03 or Section 14.31. Notwithstanding the foregoing, the Borrower may, on prior written notice to the Administrative Agent, subject to the limitations set forth herein with respect to the Administrative Agent’s approval of any new manager for any Project, terminate a Property Management Agreement in accordance with its terms as a result of a material default by a Property Manager thereunder, and the limited partners in the Borrower’s Member may remove any Property Manager or terminate any Property Management Agreement provided a replacement Property Manager satisfactory to the Administrative Agent is immediately appointed pursuant to a Property Management Agreement acceptable to the Administrative Agent which permits termination by the Borrower on thirty (30) days’ notice so long as the new property manager delivers a Property Manager’s Consent. Any change in ownership or control of the Property Manager other than as specifically set forth herein shall be cause for the Administrative Agent to re-approve such Property Manager and Property Management Agreement. If at any time the Administrative Agent consents to the appointment of a new Property Manager, such new Property Manager and the Borrower shall, as a condition of the Administrative Agent’s consent, execute a Property Manager’s Consent in the form then used by the Administrative Agent. Each Property Manager shall be required to hold and maintain all necessary licenses, certifications and permits required by Applicable Law. The Borrower may, on prior written notice to the Administrative Agent, transfer a Property Management Agreement to, or terminate and enter into a new Property Management Agreement on substantially the same terms with, another entity owned and controlled by, or under common control with, Douglas, Emmett and Company or the Borrower’s Manager; provided that such new management entity is majority-owned and controlled, directly or indirectly, by at least two (2) of the four (4) Named Principals, and such entity delivers a Property Manager’s Consent with respect to such Property Management Agreement.

9.16         Foreign Assets Control Regulations. Neither the Borrower nor any Borrower Party shall use the proceeds of the Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the foregoing, neither the Borrower nor any Borrower Party will permit itself nor any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by such Borrower Party or who (after such inquiry as may be required by Applicable Law) should be known by such Borrower Party to be a blocked person.

ARTICLE X

INSURANCE AND CONDEMNATION PROCEEDS

10.01       Casualty Events.

(a)           If a Casualty Event shall occur as to any Project which results in damage in excess of $500,000, the Borrower shall give prompt notice of such damage to the Administrative Agent and shall, subject to the provisions of Section 10.03, promptly commence and diligently prosecute in accordance with Section 8.07 and this Article X the completion of the repair and restoration of such Project in accordance with Applicable Law to, as nearly as reasonably possible, the condition such Project was in immediately prior to such Casualty Event, with such alterations as may be reasonably approved by the Administrative Agent (a “Restoration”) for any Restoration for which such approval is otherwise required pursuant to Section 10.03(e) or alteration for which such approval is otherwise required pursuant to Section 8.07. The Borrower shall pay all costs of such Restoration whether or not such costs are covered by Insurance Proceeds. The Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by the Borrower. All Net Proceeds with respect to a Significant Casualty Event, shall, at the Administrative Agent’s option, be applied to the payment of the Obligations unless required to be made available to the Borrower for Restoration hereunder, in which case such Net Proceeds shall, subject to the provisions of this Agreement, be made available to the Borrower to pay the costs incurred in connection with the Restoration. All Net Proceeds with respect to a Casualty Event that is not a Significant Casualty Event shall, subject to the provisions of this Agreement, be made available to the Borrower to pay the costs incurred in connection with the Restoration of the affected Project.

(b)           If Restoration of any Project following a Casualty Event is reasonably expected to cost not more than the lesser of (i) $5,000,000 and (ii) ten percent (10%) of the Appraised Value of such Project (the “Insurance Threshold Amount”), provided no Event of Default exists, the Borrower may, upon notice to the Administrative Agent, settle and adjust any claim with respect to such Casualty Event without the prior consent of the Administrative Agent and the Borrower is hereby authorized to collect the Insurance Proceeds with respect to any such claim; provided such adjustment is carried out in a manner consistent with good business practice. In the event that Restoration of any Project is reasonably expected to cost an amount equal to or in excess of the Insurance Threshold Amount (a “Significant Casualty Event”), provided no Event of Default exists, the Borrower may, with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld), settle and adjust any claim of the Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Insurance Proceeds shall be due and payable solely to the Administrative Agent (on behalf of the Lenders); notwithstanding the foregoing, the Administrative Agent shall retain the right to participate (not to the exclusion of the Borrower) in any such insurance settlement at any time. If an Event of Default exists, with respect to any Casualty Event, the Administrative Agent, in its sole discretion, may settle and adjust any claim without the consent of the Borrower and agree with the insurer(s) on the amount to be paid on the loss, and the Insurance Proceeds shall be due and payable solely to the Administrative Agent (on behalf of the Lenders) and deposited in a Controlled Account and disbursed in accordance herewith. If the Borrower or any party other than the Administrative Agent is a payee on any check representing Insurance Proceeds with respect to a Significant Casualty Event, the Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of the Administrative Agent. The Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of the Administrative Agent. The reasonable out-of-pocket expenses incurred by the Administrative Agent in the settlement, adjustment and collection of the Insurance Proceeds shall become part of the Obligations and shall be reimbursed by the Borrower to the Administrative Agent upon demand to the extent not already deducted by the Administrative Agent from such Insurance Proceeds in determining Net Proceeds.

10.02       Condemnation Awards.

(a)           The Borrower shall promptly give the Administrative Agent notice of any actual Taking or any Taking that has been threatened in writing and shall deliver to the Administrative Agent copies of any and all papers served in connection with such actual or threatened Taking. The Administrative Agent may participate in any Taking proceedings (not to the exclusion of the Borrower), and the Borrower shall from time to time deliver to the Administrative Agent all instruments requested by it to permit such participation. The Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with the Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. The Administrative Agent may participate in any such proceedings (not to the exclusion of the Borrower) and may be represented therein by counsel of the Administrative Agent’s selection at the Borrower’s cost and expense. Without the Administrative Agent’s prior consent, the Borrower (i) shall not agree to any Condemnation Award and (ii) shall not take any action or fail to take any action which would cause the Condemnation Award to be determined; provided, however, that if no Event of Default exists, and upon prior written notice to the Administrative Agent, the Borrower shall have the right to compromise and collect or receive any Condemnation Award that does not exceed the lesser of (i) $5,000,000 and (ii) ten percent (10%) of the Appraised Value of such Project, provided that such condemnation does not result in any material adverse effect upon the Project affected thereby. In the event of such Taking, the Condemnation Award payable is hereby assigned to and (except as provided in the preceding sentence) shall be paid to the Administrative Agent (on behalf of the Lenders) and, except as expressly set forth in Section 10.03 hereof, shall be applied to the repayment of the Obligations. If any Project or any portion thereof is subject to a Taking, the Borrower shall promptly commence and diligently prosecute the Restoration of such Project in accordance with this Article X and otherwise comply with the provisions of Section 10.03. If such Project is sold, through foreclosure or otherwise, prior to the receipt by the Administrative Agent of the Condemnation Award, the Administrative Agent and the Lenders shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Condemnation Award, or a portion thereof sufficient to pay the Obligations.

10.03       Restoration.

(a)           If each of the Net Proceeds and the cost of completing the Restoration shall be not more than the Insurance Threshold Amount, the Net Proceeds will be disbursed by the Administrative Agent to the Borrower upon receipt; provided that no Major Default or Event of Default then exists and, except where the Restoration has already been completed by the Borrower and the Borrower seeks reimbursement for costs of the Restoration, the Borrower delivers to the Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement; and the Borrower thereafter commences and diligently proceeds with the Restoration thereof in compliance with Section 8.07 and this Article X.

(b)           If either the Net Proceeds or the costs of completing the Restoration is equal to or greater than the Insurance Threshold Amount, the Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 10.03. The term “Net Proceeds” for purposes of this Article X shall mean:  (i) the net amount of all Insurance Proceeds received by the Administrative Agent pursuant to the Policies as a result of such damage or destruction, after deduction of the

Administrative Agent’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same, or (ii) the net amount of the Condemnation Award, after deduction of the Administrative Agent’s reasonable out-of-pocket costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same, whichever the case may be.

(c)           The Net Proceeds shall be made available to the Borrower for Restoration; provided that each of the following conditions is met:

(i)            no Major Default or Event of Default exists;

(ii)           (A) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total (gross) floor area of the Improvements on such Project has been damaged, destroyed or rendered unusable as a result of such Casualty Event or (B) in the event the Net Proceeds are Condemnation Awards, less than ten percent (10%) of the land constituting such Project is taken, and such land is located along the perimeter or periphery of such Project, and no portion of the Improvements (other than sidewalks, paved areas and decorative non-structural elements of the Improvements) is located on such land;

(iii)          Reserved;

(iv)          the Debt Service Coverage Ratio projected (with Operating Income and Operating Expenses also being projected rather than being based on the previous calendar quarter) by the Administrative Agent for a period of one year after the Administrative Agent’s estimated date for the stabilization of the affected Project following completion of the Restoration will be equal to or greater than 1:50:1.00 based on Leases with respect to which the tenants do not have the right to or have waived any right to terminate their respective Leases;

(v)           subject to the applicable provisions of Section 10.03(l), the Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty Event or Taking, as the case may be, occurs) and shall diligently pursue the same to completion to the reasonable satisfaction of the Administrative Agent;

(vi)          the Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the subject Project as a result of the occurrence of any such Casualty Event or Taking, as the case may be, will be covered out of (A) the Net Proceeds, (B) the proceeds of Business Interruption Insurance, if applicable, or (C) other funds of the Borrower;

(vii)         the Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) six (6) months prior to the Stated Maturity Date, (B) such time as may be required under Applicable Law in order to repair and restore the subject Project to the condition it was in immediately prior to such Casualty Event or to as nearly as possible the condition it was in immediately prior to such Taking, as the case may be, and (C) six (6) months prior to the expiration of the Business Interruption Insurance unless the Borrower delivers to the Administrative Agent such additional security to the Administrative Agent in an amount reasonably determined by the Administrative Agent which additional security shall consist of cash or a letter of credit reasonably satisfactory to the Administrative Agent;

(viii)        the subject Project and the use thereof after the Restoration will be in substantial compliance with and permitted under all Applicable Laws;

(ix)           the Borrower shall deliver, or cause to be delivered, to the Administrative Agent satisfactory evidence that after Restoration, the subject Project would be at least as valuable as immediately before the Casualty Event or Taking occurred;

(x)            such Casualty Event or Taking, as the case may be, does not result in the permanent loss of any current access to the subject Project;

(xi)           the Borrower shall deliver, or cause to be delivered, to the Administrative Agent a signed detailed budget approved in writing by the Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to the Administrative Agent and any architect or engineer the Administrative Agent may engage (at the Borrower’s expense); and

(xii)          the Net Proceeds together with any cash or cash equivalent deposited by the Borrower with the Administrative Agent are sufficient in the Administrative Agent’s judgment to cover the cost of the Restoration.

(d)           Except for proceeds of a Casualty Event or Taking received and retained by the Borrower in compliance with the provisions of this Article X, the Net Proceeds shall be held by the Administrative Agent in a Controlled Account, until disbursed in accordance with the provisions of this Section 10.03, and shall constitute additional security for the Obligations. Upon receipt of evidence reasonably satisfactory to the Administrative Agent that all the conditions precedent to such advance, including those set forth in subsection (c) above, have been satisfied, the Net Proceeds shall be disbursed by the Administrative Agent to, or as directed by, the Borrower from time to time during the course of the Restoration in substantially the same manner and subject to similar conditions as if such advances were being made in connection with a construction loan, such manner of disbursement and conditions to be determined by the Administrative Agent, including the Administrative Agent’s receipt of (i) advice from the Restoration Consultant (who shall be employed by the Administrative Agent at the Borrower’s sole expense) that the work completed or materials installed conform to said budget and plans, as approved by the Administrative Agent, (ii) evidence that all materials installed and work and labor performed to the date of the applicable advance (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, including the receipt of waivers of lien, contractor’s certificates, surveys, receipted bills, releases, title policy endorsements and such other evidences of cost, payment and performance satisfactory to the Administrative Agent, and (iii) evidence that there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens of any nature whatsoever on the subject Project which have not either been fully bonded to the reasonable satisfaction of the Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of the Administrative Agent under the Title Policy.

(e)           All plans and specifications required in connection with any Restoration resulting in Net Proceeds in excess of the Insurance Threshold Amount shall be subject to prior review and approval (such approval not to be unreasonably withheld) in all respects by the Administrative Agent and by an independent consulting engineer selected by the Administrative Agent (the “Restoration Consultant”). All plans and specifications required in connection with any Restoration resulting in Net Proceeds not in excess of the Insurance Threshold Amount shall be provided to the Administrative Agent in the ordinary course of business. The Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with any Restoration. With respect to any Restoration resulting in Net Proceeds in excess of the Insurance Threshold Amount (whether resulting from a Casualty Event or a Taking), the identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as all contracts having a cost in excess of $100,000, shall be subject to the prior review and approval (such approval not to be unreasonably withheld) of the Administrative Agent and the Restoration Consultant. All costs and expenses incurred by the Administrative Agent in connection with making the Net Proceeds available for the Restoration including reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by the Borrower. The Borrower shall also obtain, at its sole cost and expense, all necessary Government Approvals as and when required in connection with such Restoration and provide copies thereof to the Administrative Agent and the Restoration Consultant.

(f)            In no event shall the Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean the greater of (i) an amount equal to ten percent (10%) of the hard costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant and (ii) the amount actually held back by the Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to the Administrative Agent that the Restoration has been substantially completed in accordance with the provisions of this Section 10.03, subject to punch-list items and other non-material items of work and that all approvals necessary for the re-occupancy and use of the subject Project have been obtained from all appropriate Governmental Authorities, and the Administrative Agent receives evidence reasonably satisfactory to the Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that the Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to the Administrative Agent that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with its contract, and the Administrative Agent receives lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as may be reasonably requested by the Administrative Agent or by the Title Company issuing the Title Policy, and the Administrative Agent receives an endorsement to the Title Policy insuring the continued priority of the lien of the Deed of Trust and evidence of payment of any premium payable for such endorsement. If required by the Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to such contractor, subcontractor or materialman.

(g)           The Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once per month.

(h)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of the Administrative Agent in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, the Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with the Administrative Agent within ten (10) Business Days of the Administrative Agent’s request and before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency shall be held in a Controlled Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and, until so disbursed, shall constitute additional security for the Obligations.

(i)            After the Restoration Consultant certifies to the Administrative Agent that a Restoration has been substantially completed in accordance with the provisions of this Section 10.03, and the receipt by the Administrative Agent of evidence satisfactory to the Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited in a Controlled Account shall be remitted to the Borrower, provided that no Event of Default shall exist.

(j)            All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to the Borrower as excess Net Proceeds pursuant to subsection (i) above may (A) be retained and applied by the Administrative Agent toward the payment of the Obligations, whether or not then due and payable, in such order, priority and proportions as the Administrative Agent in its sole discretion shall deem proper (but without premium or penalty) or (B) at the sole discretion of the Administrative Agent, be paid, either in whole or in part, to the Borrower for such purposes and upon such conditions as the Administrative Agent shall designate. In the event the Net Proceeds are applied to the Obligations and all of the Obligations have been performed or are discharged by the application of less than all of the Net Proceeds, then any remaining Net Proceeds will be paid over to the Borrower or any other party legally entitled thereto.

(k)           Notwithstanding any Casualty or Taking, the Borrower shall continue to pay the Obligations in the manner provided in the Notes, this Agreement and the other Loan Documents and the Outstanding Principal Amount shall not be reduced unless and until (i) any Insurance Proceeds or Condemnation Award shall have been actually received by the Administrative Agent, (ii) the Administrative Agent shall have deducted its reasonable expenses of collecting such proceeds and (iii) the Administrative Agent shall have applied any portion of the balance thereof to the repayment of the Outstanding Principal Amount in accordance with Section 10.03(j). The Lenders shall not be limited to the interest paid on any Condemnation

Award but shall continue to be entitled to receive interest at the rate or rates provided in the Notes and this Agreement if such interest is then due hereunder.

(l)            Notwithstanding anything to the contrary contained in this Article X or Section 8.07, if pursuant to the provisions of this Article X the Net Proceeds are required to be made available to the Borrower for Restoration of the damage caused by a Casualty Event or any Taking, the Borrower’s obligation to commence or thereafter to proceed with such Restoration shall be conditioned upon the Borrower’s receipt of the Net Proceeds attributable to such Casualty Event or Taking, respectively; provided, however, that nothing contained in this sentence (or any other provision of this Article X) shall (i) defer, limit or excuse in any respect the Borrower’s obligation to commence or proceed with the Restoration of any Project: (A) if the Borrower does not diligently pursue the collection of such Net Proceeds; (B) where the relevant Casualty Event is not a Significant Casualty Event or the Taking involves a claim of not more than the lesser of $5,000,000 or ten percent (10%) of the Appraised Value of the affected Project; (C) in the case of a Casualty Event, to the extent that the costs of such Restoration are included within any applicable deductible or self-insurance retention, or exceed the applicable limits of insurance, under any insurance policy maintained hereunder; (D) in the case of a Casualty Event, if the Borrower is, at the time of such Casualty Event, in default in its obligation to maintain the insurance policies required under Section 8.05 in any respect which would reduce the amount of Net Proceeds available to the Borrower on account of such Casualty Event below the amount which would have been available had the Borrower not been in default of such obligation, then to the extent of such reduction; or (E) to the extent that the Net Proceeds available to the Borrower on account of such Casualty Event or Taking are reasonably anticipated to be reduced as a result of any defense to coverage or other defense available to the insurer or condemning authority, whether as a result of any act or omission of the Borrower or otherwise (provided that the undisputed portion of such Net Proceeds shall have been paid by the insurer or condemning authority and made available to the Borrower); (ii) defer, limit or excuse in any respect the Borrower’s obligation to undertake such prudent measures (subject in all cases to any applicable provisions in Section 8.07) as may be necessary to keep any Project, following any Casualty Event or Taking, safe, secure and protected and as may be appropriate to avoid further deterioration or damage; or (iii) defer, limit or excuse any obligation of the Borrower under this Agreement or the other Loan Documents (other than the obligation to commence and diligently prosecute the Restoration of such damage).

ARTICLE XI

CASH TRAP ACCOUNT

11.01       Low DSCR Trigger Event. Upon the occurrence of a Low DSCR Trigger Event and on each day that the required monthly report is due under Section 8.01(e) and continuing for each month thereafter during any Low DSCR Trigger Period, the Borrower shall cause all Excess Cash from the Projects to be paid each month directly to the Administrative Agent for deposit into a Cash Trap Account established for the Borrower as additional collateral for its Obligations.

(a)           Establishment and Maintenance of the Cash Trap Account.

(i)            The Cash Trap Account (A) shall be a separate and identifiable account from all other funds held by the Depository Bank and (B) shall contain only funds required to be deposited pursuant to this Section 11.01. Any interest which may accrue on the amounts on deposit in a Cash Trap Account shall be added to and shall become part of the balance of the Cash Trap Account. The Borrower shall enter into with the Administrative Agent and the applicable Depository Bank a Cash Trap Account Security Agreement (with such changes thereto as may be required by the Depository Bank and satisfactory to the Administrative Agent) which shall govern the Cash Trap Account established for it and the rights, duties and obligations of each party to such Cash Trap Account Security Agreement.

(ii)           The Cash Trap Account Security Agreement shall provide that (A) the Cash Trap Account shall be established in the name of the Administrative Agent, (B) the Cash Trap Account shall be subject to the sole dominion, control and discretion of the Administrative Agent, and (C) neither the Borrower nor any other Person, including, without limitation, any Person claiming on behalf of or through the Borrower, shall have any right or authority, whether express or implied, to make use of or withdraw, or cause the use or withdrawal of, any proceeds from the Cash Trap Account or any of the other proceeds deposited in the Cash Trap Account, except as expressly provided in this Agreement or in the Cash Trap Account Security Agreement.

(b)           Deposits to, Disbursements and Release from the Cash Trap Account. All deposits to and disbursements of all or any portion of the deposits to the Cash Trap Account shall be in accordance with this Agreement and the Cash Trap Account Security Agreement. The Borrower hereby agrees to pay any and all fees charged by Depository Bank in connection with the maintenance of the Cash Trap Account and the performance of its duties. During any Low DSCR Trigger Period, provided that no Event of Default exists at the time of any request by the Borrower for a disbursement from the Cash Trap Account, the Administrative Agent will direct the Depository Bank to transfer amounts credited to the Cash Trap Account to the Borrower’s Account to pay or reimburse the Borrower for (i) Real Estate Taxes or Insurance Premiums, (ii) capital expenditures incurred pursuant to an Approved Annual Budget (such capital expenditures, “Approved Capital Expenditures”), (iii) actual costs of tenant improvements and/or leasing commissions pursuant to an Approved Lease and set forth in an Approved Annual Budget (such expenditures, “Approved Leasing Expenditures”), or (iv) capital expenditures which have been approved by the Administrative Agent in accordance with subsection (c)(iv) below or leasing expenditures incurred pursuant to an Approved Lease, in either case which are not set forth in an Approved Annual Budget (such expenditures, “Extraordinary Capital or Leasing Expenditures”), in accordance with the terms and conditions set forth below in subsection (c). Provided no Default or Event of Default then exists, any funds held in the Cash Trap Account shall be released to the Borrower for the account of the Borrower upon the occurrence of a Low DSCR Release Event and, in such event the Borrower shall no longer be required to cause the deposit of the subsequent Excess Cash into the Cash Trap Account unless a Low DSCR Trigger Event occurs with respect to any future calendar quarter.

(c)           Conditions to Disbursements from Cash Trap Account. Each disbursement from a Cash Trap Account is subject to the satisfaction of each of the following conditions:

(i)            Disbursements shall be utilized solely for Real Estate Taxes, Insurance Premiums, Approved Capital Expenditures, Approved Leasing Expenditures or Extraordinary Capital or Leasing Expenditures and shall be in an amount no greater than the actual cost of such Real Estate Taxes or Insurance Premiums, Approved Capital Expenditures, Approved Leasing Expenditures or Extraordinary Capital or Leasing Expenditures to the extent not theretofore paid from Operating Income;

(ii)           Disbursements for Approved Capital Expenditures, Approved Leasing Expenditures and Extraordinary Capital or Leasing Expenditures shall not be made more frequently than monthly, and each disbursement (if any) shall be in an amount not less than $25,000.00 (unless the disbursement represents the final disbursement for a particular Approved Capital Expenditure or Approved Leasing Expenditure);

(iii)          Not less than ten (10) days prior to the requested funding date for a disbursement, the Administrative Agent shall have received a written request for such disbursement executed by an Authorized Officer, which request shall specify the date on which the Borrower requests the disbursement to be made and the Person(s) or account(s) to whom such disbursement should be made (such duly completed request is referred to herein as a “Disbursement Request”);

(iv)          Not less than ten (10) days prior to each disbursement for Approved Capital Expenditures, Approved Leasing Expenditures or Extraordinary Capital or Leasing Expenditures, the Administrative Agent shall have received, reviewed and approved (A) a certificate executed by the Borrower, or, if such Person was engaged for such work, the Borrower’s architect or engineer, as applicable, certifying that, to the knowledge of such Person, the work for which such disbursement is being requested has been completed to the percentage of completion specified in the Disbursement Request substantially in accordance with the applicable plans and specifications therefor and in a good and workmanlike manner; (B) sworn statements and conditional lien waivers from all contractors, subcontractors and materialmen with respect to such work; (C) sworn statements and final lien waivers from all contractors and subcontractors and materialmen with respect to work theretofore completed and for which a disbursement was made to the Borrower in a prior month; (D) copies of paid invoices for prior disbursements and open invoices for requested disbursements, and an all bills paid affidavit from the Borrower; (E) with respect to the final payment for a work of improvement, certificates of occupancy (or similar documentation), as required by Applicable Law, relating to the work for which such disbursement is being made; and (F) such other supporting documentation as may be reasonably required by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, in lieu of complying with the requirements in clauses (A) through (F) above with respect to any requested disbursement for Approved Capital Expenditures, Approved Leasing Expenditures or Extraordinary Capital or Leasing Expenditures which consists of leasing commissions or sums due pursuant to any contract or subcontract providing for an aggregate contract sum of not more than $50,000, the Borrower may, not less than ten (10) days prior to the requested funding date for any disbursement on account thereof, deliver to the Administrative Agent, together with (or as part of) its Disbursement Request, a certificate executed by an Authorized Officer on behalf of the Borrower certifying that such sums so requested are due and payable and are Approved Capital Expenditures, Approved Leasing Expenditures or Extraordinary Capital or Leasing Expenditures which have been incurred in compliance with this Agreement and containing copies of the relevant invoices, contracts or other back-up documentation to confirm that such sums are then owing; and

(v)           Based on the most recent reconciliation report delivered by the Borrower pursuant to Section 8.01(e)(iii) prior to the delivery of such Disbursement Request (or, if the most recent such report has not been delivered pursuant to such section or article, based on such other information as the Administrative Agent shall determine in its reasonable discretion), the results from the operations of the Projects for the month and year-to-date covered by such reconciliation report shall be equal to or better than the results contemplated by the Approved Annual Budget for such month and year-to-date, except for Extraordinary Capital or Leasing Expenditures or other expenses or items approved by the Administrative Agent.

ARTICLE XII

EVENTS OF DEFAULT

12.01       Events of Default. Any one or more of the following events shall constitute an “Event of Default”:

(a)           The Borrower shall: (i) fail to pay any principal of any Loan when due (whether at stated maturity, mandatory prepayment or otherwise); or (ii) fail to pay any interest on any Loan, any fee or any other amount (other than an amount referred to in clause (i) above) payable by it under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and, in the case of this clause (ii), such default shall continue for a period of five (5) days; or

(b)           The Borrower (or, if applicable, any Borrower Party) shall default in the performance of any of its obligations under any of Sections 8.05, 8.06, 8.12, 8.17, 8.19 or Article IX (other than Section 9.06); or any Change in Control shall occur; or the Borrower shall default in the performance of any of its obligations under Section 8.16 which are required to be performed during any Low DSCR Trigger Period; or the Borrower shall make any Restricted Payment while any Event of Default exists; or the Borrower shall make a Restricted Payment while any other Major Default exists unless such Major Default is cured within the applicable cure or grace period therefor; or

(c)           Any representation, warranty or certification made or deemed made herein or in any other Loan Document (or in any Modification hereto or thereto) by the Borrower or any request, notice or certificate furnished by or on behalf of any Borrower Party pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)           Any of the Bankruptcy Parties shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(e)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed, seeking (i) liquidation, reorganization or other relief in respect of any of the Bankruptcy Parties or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of the Bankruptcy Parties or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f)            Any Bankruptcy Party shall (i) voluntarily commence as to itself any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (e) of this Section 12.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of any of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(g)           The Borrower shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than the Obligations) in excess of Five Million Dollars ($5,000,000) and such default shall not be cured within any applicable notice or cure period provided with respect to such Indebtedness; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

(h)           Any of the Bankruptcy Parties shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including any Bankruptcy Party) seeking the termination, dissolution or liquidation of any Bankruptcy Party, except, in each case, in connection with a merger, termination, dissolution or liquidation permitted by Section 9.03(a) or Section 14.31; or

(i)            One or more (i) judgments for the payment of money (exclusive of judgment amounts fully covered by insurance (other than permitted deductibles) where the insurer has admitted liability in respect of the full amount of such judgment) aggregating in excess of One Million Dollars ($1,000,000) shall be rendered against one or more of the Borrower Parties or (ii) non-monetary judgments, orders or decrees shall be entered against any of the Borrower Parties which have or would reasonably be expected to have a Material Adverse Effect, and, in either case, the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed (or bonded over through the posting of a bond in accordance with a statutory bonding procedure the effect of which is to limit the judgment creditor’s claim to recovery under the bond), or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower Party to enforce any such judgment; or

(j)            An ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(k)           The Liens created by the Security Documents shall at any time not constitute a valid and perfected first priority Lien (subject to the Permitted Title Exceptions) on the collateral intended to be covered thereby in favor of the Administrative Agent, free and clear of all other Liens (other than the Permitted Title Exceptions and Liens which are described in clauses (b), (c), (e) and (g) of the definition of “Permitted Liens” or which are described in clauses (a), (b), (c), (e) and (h) of Section 9.02 of this Agreement, and which are in the case of Liens described in clause (e) of the definition of “Permitted Liens” and Section 9.02 (e) of this Agreement subordinate to the Lien of the Deed of Trust encumbering the affected Project), or, except for expiration in accordance with its terms or releases or terminations contemplated by this Agreement, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower Party or any of their Affiliates (controlled by the Permitted Public REIT, in the case of contest occurring after a Permitted Public REIT Transfer); or

(l)            The Guarantor shall (i) default under any of the Guarantor Documents beyond any applicable notice and grace period; or (ii) revoke or attempt to revoke, contest or commence any action against its obligations under any of the Guarantor Documents; or

(m)          At any time while a Guarantee furnished by the Borrower or any Subsidiary of the Borrower is in effect with respect to any Guaranteed Line of Credit, any event of default shall occur under any of the applicable documents evidencing or securing such Guaranteed Line of Credit; or any event specified in any of the applicable documents evidencing or securing such Guaranteed Line of Credit shall occur and the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the lenders providing such Guaranteed Line of Credit to cause, all amounts outstanding under Guaranteed Line of Credit to become immediately due and payable prior to the stated maturity date; or

(n)           Reserved

(o)           The Borrower uses, or permits the use of, funds from the Security Accounts for any purpose other than the purpose for which such funds were disbursed from the Security Accounts; or

(p)           Except as permitted by Section 8.19(i), the failure of Borrower to maintain, or cause to be maintained, Hedge Agreements with respect to the Aggregate Notional Amount in accordance with Section 8.19; or the occurrence of any default by or termination event as to the Borrower or Other Swap Pledgor under any Hedge Agreement maintained with respect to the Aggregate Notional Amount which is not cured within the applicable notice and grace or cure periods provided therein; or

(q)           Reserved;

(r)            Any of the Borrower Parties shall default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not set forth above in this Section 12.01 and such default shall continue for thirty (30) days after notice from the Administrative Agent to the Borrower; provided, however, that if (i) such default is susceptible of cure but the Administrative Agent reasonably determines that such non-monetary default cannot be reasonably cured within such thirty (30) day period, (ii) the Administrative Agent determines, in its sole discretion, that such default does not create a material risk of sale or forfeiture of, or substantial impairment in value to, any material portion of the Projects, and (iii) the Borrower has provided the Administrative Agent with security reasonably satisfactory to the Administrative Agent against any interruption of payment or impairment of collateral that is reasonably likely to result from such continuing failure, then, so long as the relevant Borrower Party shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for the relevant Borrower Party in the exercise of due diligence to cure such default, but in no event shall such period exceed ninety (90) days after the original notice from the Administrative Agent or extend beyond the Maturity Date; or

(s)           At any time following a Transfer to a Qualified Successor Entity consisting of a Permitted Private REIT or its Permitted Private REIT Subsidiary pursuant to Section 9.03(a)(iii), the senior officers of and members of the Board of Directors of the Permitted Private REIT shall include less than two (2) of the Named Principals; or at the time of a Permitted Public REIT Transfer, the senior officers of and members of the Board of Directors of the Permitted Public REIT shall include less than two (2) of the Named Principals.

12.02       Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the existence of such event, the Administrative Agent may (subject to, and in accordance with, the provisions of Section 13.03) and, upon request of the Required Lenders shall, by written notice to the Borrower, pursue any one or more of the following remedies, concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)           In the case of an Event of Default other than one referred to in clause (e) or (f) of Section 12.01 with respect to any Borrower Party, terminate the Commitments and/or declare the Outstanding Principal Amount of the Loans, and the accrued interest on the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 5.05) and under the Notes and the Obligations of the Borrower under the other Loan Documents to be forthwith due and payable and, if the Administrative Agent or an Affiliate is a

counterparty to a Hedge Agreement, then the Administrative Agent may designate a default or similar event under such Hedge Agreement whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower. In the case of the occurrence of an Event of Default referred to in clause (e) or (f) of Section 12.01 with respect to a Borrower Party, the Commitments shall automatically be terminated and the Outstanding Principal Amount of the Loans, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder (including any amounts payable under Section 5.05) and under the Notes and the Obligations of the Borrower under the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower;

(b)           If the Borrower shall fail, refuse or neglect to make any payment or perform any Obligations under the Loan Documents, then, while any Event of Default exists and without notice to or demand upon the Borrower and without waiving or releasing any other right, remedy or recourse the Administrative Agent may have because of such Event of Default, the Administrative Agent may (but shall not be obligated to) make such payment or perform such Obligation for the account of and at the expense of the Borrower, and shall have the right to enter upon the Projects for such purpose and to take all such action thereon and with respect to the Projects as it may deem necessary or appropriate. If the Administrative Agent shall elect to pay any sum due with respect to the Projects, the Administrative Agent may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, the Administrative Agent shall not be bound to inquire into the validity of any apparent or threatened adverse title, Lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Additionally, if any Hazardous Substance affects or threatens to affect any of the Projects, the Administrative Agent may (but shall not be obligated to) give such notices and take such actions as it deems necessary or advisable in order to abate the discharge of or remove any Hazardous Substance; and/or

(c)           Exercise or pursue any other remedy or cause of action permitted under this Agreement, any or all of the Security Documents or any other Loan Document, or conferred upon the Administrative Agent and the Lenders by operation of law.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

13.01       Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 13.05 and the first sentence of Section 13.06 shall include reference to its Affiliates and its own and its Affiliates’ officers, directors, employees and agents):

(a)           shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a fiduciary or trustee for any Lender except to the extent that the Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall the Administrative Agent have any fiduciary duty to the Borrower nor shall any Lender have any fiduciary duty to the Borrower or any other Lender;

(b)           shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;

(c)           shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence, bad faith or willful misconduct;

(d)           shall not, except to the extent expressly instructed by the Required Lenders with respect to collateral security under the Security Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and

(e)           shall not be required to take any action which is contrary to this Agreement or any other Loan Document or Applicable Law.

The relationship between the Administrative Agent and each Lender is a contractual relationship only, and nothing herein shall be deemed to impose on the Administrative Agent any obligations other than those for which express provision is made herein or in the other Loan Documents. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, any such assignment or transfer to be subject to the provisions of Section 14.07. Except to the extent expressly provided in Sections 13.08 and 13.10, the provisions of this Article XIII are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third-party beneficiary of any of the provisions hereof and the Lenders may Modify or waive such provisions of this Article XIII in their sole and absolute discretion.

13.02       Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, document or other communication (including any thereof by telephone, telecopy, telegram or cable) reasonably believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent in good faith. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

13.03       Defaults.

(a)           The Administrative Agent shall give the Lenders notice of any material Default of which the Administrative Agent has knowledge or notice. Except with respect to (i) the nonpayment of principal, interest or any fees that are due and payable under any of the Loan Documents, (ii) Defaults with respect to which the Administrative Agent has actually sent written notice of to the Borrower and (iii) material Defaults with respect to which the Administrative Agent is given written notice (or copied on such written notice) from a third party specifying such Default, the Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. If the Administrative Agent has such knowledge or receives such a notice from the Borrower or a Lender in accordance with the immediately preceding sentence with respect to the occurrence of a material Default, the Administrative Agent shall give prompt notice thereof to the Lenders. Within ten (10) days of delivery of such notice of Default from the Administrative Agent to the Lenders (or such shorter period of time as the Administrative Agent determines is necessary), the Administrative Agent and the Lenders shall consult with each other to determine a proposed course of action. The Lenders agree that the Administrative Agent shall (subject to Section 13.07) take such action with respect to such Default as shall be directed by the Required Lenders, provided that, (A) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may while a Default exists (but shall not be obligated to) take such action, or refrain from taking such action, including decisions (1) to make protective advances that the Administrative Agent determines are necessary to protect or maintain the Projects and (2) to foreclose on any of the Projects or exercise any other remedy, with respect to such Default as it shall deem advisable in the interest of the Lenders and (B) no actions approved by the Required Lenders shall violate the Loan Documents or Applicable Law. Each of the Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including the Notes) other than through the Administrative Agent. The Administrative Agent shall advise the Lenders of all material actions which the Administrative Agent takes in accordance with the provisions of this Section 13.03(a) and shall continue to consult with the Lenders with respect to all of such actions. Notwithstanding the foregoing, if the Required Lenders shall at any time direct that a different or additional remedial action be taken from that already undertaken by the Administrative Agent, including the commencement of foreclosure proceedings, such different or additional remedial action shall be taken in lieu of or in addition to, the prosecution of such action taken by the Administrative Agent; provided that all actions already taken by the Administrative Agent pursuant to this Section 13.03(a) shall be valid and binding on each Lender. All money (other than money subject to the provisions of Section 13.03(f)) received from any enforcement actions, including the proceeds of a foreclosure sale of the Projects, shall be applied, first, to the payment or reimbursement of the Administrative Agent for expenses and advances incurred in accordance with the provisions of Sections 13.03(a) and (d) and 13.05 and to the payment of any fees owing to the Administrative Agent pursuant to the Loan Documents, second, to the payment or reimbursement of the Lenders for expenses incurred in accordance with the provisions of Sections 13.03(b), (c) and (d) and 13.05; third, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 13.03(b); fourth, pari passu to the Lenders in accordance with their respective Proportionate Shares until the Obligations have been fully paid and discharged in full; and fifth to the person(s) legally entitled thereto.

(b)           All losses with respect to interest (including interest at the Post-Default Rate) and other sums payable pursuant to the Notes or incurred in connection with the Loans, the enforcement thereof or the realization of the security therefor, shall be borne by the Lenders in accordance with their respective Proportionate Shares of the Loan, and the Lenders shall promptly, upon request, remit to the Administrative Agent their respective Proportionate Shares of (i) any expenses incurred by the Administrative Agent in connection with any Default to the extent any expenses have not been paid by the Borrower, (ii) any advances made to pay taxes or insurance or otherwise to preserve the Lien of the Security Documents or to preserve and protect the Projects, whether or not the amount necessary to be advanced for such purposes exceeds the amount of the Obligations,  (iii) any other expenses incurred in connection with the enforcement of the Deeds of Trust or other Loan Documents, and (iv) any expenses incurred in connection with the consummation of the Loans not paid or provided for by the Borrower. To the extent any such advances are recovered in connection with the enforcement of the Deeds of Trust or the other Loan Documents, each Lender shall be paid its Proportionate Share of such recovery after deduction of the expenses of the Administrative Agent and the Lenders.

(c)           If, at the direction of the Required Lenders or otherwise as provided in Section 13.03(a), any action(s) is brought to collect on the Notes or enforce the Security Documents or any other Loan Document, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to collect on all or a portion of the Notes or enforce the Security Documents or any other Loan Document and counsel selected by the Administrative Agent shall prosecute any such action at the direction of the Administrative Agent on behalf of the Administrative Agent and the Lenders, and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver while such action is pending, the conduct of such receivership, the conduct of such action, the collection of any judgment entered in such action and the settlement of such action shall be made by the Administrative Agent. The costs and expenses of any such action shall be borne by the Lenders in accordance with each of their respective Proportionate Shares (without diminishing or releasing any obligation of the Borrower to pay for such costs).

(d)           If, at the direction of the Required Lenders or otherwise as provided in Section 13.03(a), any action(s) is brought to foreclose any Deed of Trust, such action shall (to the extent permitted under applicable law and the decisions of the court in which such action is brought) be an action brought by the Administrative Agent and the Lenders, collectively, to foreclose all or a portion of the Deed of Trust and collect on the Notes. Counsel selected by the Administrative Agent shall prosecute any such foreclosure at the direction of the Administrative Agent on behalf of the Administrative Agent and the Lenders and the Administrative Agent and the Lenders shall consult and cooperate with each other in the prosecution thereof. All decisions concerning the appointment of a receiver, the conduct of such foreclosure, the manner of taking and holding title to any such Project (other than as set forth in subsection (e) below), and the commencement and conduct of any deficiency judgment proceeding shall be made by the Administrative Agent (subject to the rights of the Required Lenders under Section 13.03(a)), and all decisions concerning the acceptance of a deed in lieu of foreclosure and the bid on behalf of the Administrative Agent and the Lenders at the foreclosure sale of any Project shall be made by the Administrative Agent with the approval of the Required Lenders. The costs and expenses of foreclosure will be borne by the Lenders in accordance with their respective Proportionate Shares.

(e)           If title is acquired to any Project after a foreclosure sale, nonjudicial foreclosure or by a deed in lieu of foreclosure, title shall be held by the Administrative Agent in its own name in trust for the Lenders or, at the Administrative Agent’s election, in the name of a wholly owned subsidiary of the Administrative Agent on behalf of the Lenders.

(f)            If the Administrative Agent (or its subsidiary) acquires title to any Project or is entitled to possession of any Project during or after the foreclosure, all material decisions with respect to the possession, ownership, development, construction, control, operation, leasing, management and sale of such Project shall be made by the Administrative Agent. All income or other money received after so acquiring title to or taking possession of such Project with respect to the Project, including income from the operation and management of such Project and the proceeds of a sale of such Project, shall be applied, first, to the payment or reimbursement of the Administrative Agent and the expenses incurred in accordance with the provisions of this Article XIII and to the payment of any fees owed to the Administrative Agent, second, to the payment of operating expenses with respect to such Project; third, to the establishment of reasonable reserves for the operation of such Project; fourth, to the payment or reimbursement of the Lenders for any advances made pursuant to Section 13.03(b); fifth to fund any capital improvement, leasing and other reserves; and sixth, to the Lenders in accordance with their respective Proportionate Shares.

13.04       Rights as a Lender. With respect to its Commitment and the Loans made by it, Eurohypo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Subject to the provisions of Sections 4.07 and 14.10, Eurohypo (and any successor acting as Administrative Agent) and any of its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, investment banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent and Eurohypo (and any such successor) and any of its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

13.05       Indemnification. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower, but without limiting the obligations of the Borrower under Section 14.03) in accordance with their Proportionate Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in its capacity as Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the Transactions (including the costs and expenses that the Borrower is obligated to pay under Section 14.03, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence, bad faith or willful misconduct of the Administrative Agent.

13.06       Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) that may come into the possession of the Administrative Agent or any of its Affiliates.

13.07       Failure to Act. Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 13.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, subject to the limitations on such obligations contained in such Section 13.05.

13.08       Resignation of Administrative Agent. It is agreed by the Lenders that subject to the terms of this Loan Agreement, the Administrative Agent will remain the Administrative Agent under this Agreement and the other Loan Documents throughout the term of the Loans; provided, however, that (a) the Administrative Agent may assign all its rights as the Administrative Agent to any Related Entity of Eurohypo, and such Related Entity shall assume the obligations of Administrative Agent hereunder arising after the date of such assignment, (b) subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the Lenders and the Borrower and (c) the Administrative Agent may be removed upon the unanimous consent of the Lenders (excepting therefrom the

Administrative Agent in its capacity as a Lender) on account of the gross negligence, bad faith or willful misconduct of the Administrative Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent that shall be a Person that, provided that no Event of Default then exists, meets the qualifications of an Eligible Assignee with an office in the United States through which it will act as the servicer of the Loans; who is knowledgeable and experienced in servicing real estate secured syndicated commercial loans in the United States; who (together with its Affiliates and Related Entities and any Approved Funds managed by it or by any of its Affiliates or Related Entities) then holds (and agrees in writing for the benefit of the Borrower to maintain, for so long as it shall remain the Administrative Agent and provided that no Event of Default has occurred), minimum Loans and Commitments either (i) in an aggregate principal amount not less than ten percent (10%) of the aggregate Outstanding Principal Amount of the Loans, (ii) comprising Loans and Commitments evidenced by a Note C, which comprise at least two and one-half percent (2½%) of the aggregate Loans and Commitments of all Lenders and which, determined collectively with the Loans and Commitments evidenced by a Note C of Eurohypo and Barclays Capital Real Estate Inc. and their respective Affiliates, Related Entities and Approved Funds managed by either of them or their respective Affiliates or Related Entities, comprise at least five percent (5%) of the aggregate Loans and Commitments of all Lenders, but only (in the case of this clause (ii)) if such replacement Administrative Agent also qualifies and is named as the replacement Administrative Agent pursuant to the loan agreements entered into by Eurohypo as administrative agent with Douglas Emmett 1993, LLC, Douglas Emmett 1995, LLC, Douglas Emmett 1997, LLC, Douglas Emmett 1998, LLC, Douglas Emmett 2000, LLC, and Douglas Emmett 2002, LLC and certain co-borrowers named therein to the extent then outstanding or (iii) only if the replacement Administrative Agent is Barclays Capital Real Estate Inc. or one of its Affiliates, Related Entities or Approved Funds managed by Barclays Capital Real Estate Inc or one of its Affiliates or Related Entities, comprising Loans and Commitments evidenced by a Note C, which comprise at least two and one-half percent (2½%) of the aggregate Loans and Commitments of all Lenders, and who agrees in writing for the benefit of the Borrower not to resign except in accordance with the provisions of this Loan Agreement. If such successor Administrative Agent is not a Lender (or is a Lender, but such Lender does not comply with the requirements of the second sentence of this Section 13.08), as long as no Major Default exists, the Borrower shall have the right to approve such successor Administrative Agent, such approval not to be unreasonably withheld or delayed and which consent shall be deemed to have been given unless written notice of disapproval is delivered by the Borrower to the resigning Administrative Agent within five (5) Business Days after notice of such proposed successor Administrative Agent has been delivered to the Borrower. If, in the case of a resignation by the Administrative Agent, no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a Person that meets the requirements of the second sentence of this Section 13.08. If any successor Administrative Agent is not a Lender (or is a Lender, but such Lender does not comply with the requirements of the second sentence of this Section 13.08), the Borrower, as long as no Major Default exists, shall have the right to approve such successor Administrative Agent, such approval not to be unreasonably withheld or delayed and which consent shall be deemed to have been given unless, in the case of a resignation, written notice of disapproval is delivered by the

Borrower to the resigning Administrative Agent within five (5) Business Days after notice of such proposed successor Administrative Agent has been delivered to the Borrower. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and such successor Administrative Agent shall assume all obligations of the Administrative Agent hereunder arising after the date of such acceptance, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder; provided, however, that the retiring or removed Administrative Agent shall not be discharged from any liabilities which existed prior to the effective date of such resignation. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

13.09       Consents under Loan Documents. Subject to the provisions of Section 14.05, the Administrative Agent may (a) grant any consent or approval required of it or (b) consent to any Modification or waiver under any of the Loan Documents. If the Administrative Agent solicits any consents or approvals from the Lenders under any of the Loan Documents, each Lender shall within ten (10) Business Days of receiving such request, give the Administrative Agent written notice of its consent or approval or denial thereof; provided that, if any Lender does not respond within such ten (10) Business Days or within any such shorter period as required in this Agreement or any other Loan Document, such Lender shall be deemed to have authorized the Administrative Agent to vote such Lender’s interest with respect to the matter which was the subject of the Administrative Agent’s solicitation as the Administrative Agent elects. Any such solicitation by the Administrative Agent for a consent or approval shall be in writing and shall include a description of the matter or thing as to which such consent or approval is requested and shall include the Administrative Agent’s recommended course of action or determination in respect thereof.

13.10       Authorization. The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform in accordance with the terms of each of the Loan Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in such Loan Documents. The Borrower shall be entitled to rely on all written agreements, approvals and consents received from the Administrative Agent as being that also of the Lenders, without obtaining separate acknowledgment or proof of authorization of same.

13.11       Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, the Administrative Agent shall not be bound by any waiver, amendment, supplement or Modification of this Agreement or any other Loan Document which affects its duties, rights and/or functions hereunder or thereunder unless it shall have given its prior written consent thereto.

13.12       Liability of the Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to the Borrower on account of the failure of any Lender

(other than the Administrative Agent in its capacity as a Lender) to perform its obligations hereunder or to any Lender on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.

13.13       Transfer of Agency Function. Without the consent of the Borrower or any Lender, the Administrative Agent may at any time or from time to time transfer its functions as the Administrative Agent hereunder to any of its offices wherever located in the United States; provided that the Administrative Agent shall promptly notify the Borrower and the Lenders thereof.

13.14       Co-Lead Arranger and Joint Bookrunner. No Lender identified on the cover page of or elsewhere in this Agreement as a “Co-Lead Arranger” or “Joint Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders under this Agreement and the other Loan Documents as a Lender.

ARTICLE XIV

MISCELLANEOUS

14.01       Non-Waiver; Remedies Cumulative. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and in the other Loan Documents are cumulative and not exclusive of any remedies provided by law.

14.02       Notices.

(a)           All notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications provided for herein and under the Loan Documents shall be given or made in writing and shall be deemed sufficiently given or served for all purposes as of the date (a) when hand delivered, (b) three (3) days after being sent by postage pre-paid registered or certified mail, return receipt requested, (c) one (1) Business Day after being sent by reputable overnight courier service, or (d) with a simultaneous delivery by one of the means in clause (a), (b) or (c) above, by facsimile, when sent, with confirmation and a copy sent by first class mail, in each case addressed to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party hereto. Unless otherwise expressly provided in the Loan Documents, the Borrower shall only be required to send notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications to the Administrative Agent on behalf of all of the Lenders.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the

Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or notices pursuant to Section 13.03 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree (in writing) to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures by such party may be limited to particular notices or communications.

(c)           Any person shall have the right to specify, from time to time, as its address or addresses for purposes of this Agreement, any other address or addresses upon giving notice thereof to each other person then entitled to receive notices or other instruments hereunder at least five (5) days before such change of address shall become effective for purposes of this Agreement.

14.03       Expenses, Etc. Subject to the limitation set forth in Section 14.26:

(a)           The Borrower agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Arranger incurred prior to the Closing Date or otherwise in connection with the closing of the Loans (including customary post-closing follow-through) and in connection with the satisfaction of the requirements of Section 8.19 following the Closing Date, including, but not limited to, (i) the reasonable fees and expenses for Morrison & Foerster LLP, counsel to the Administrative Agent and Eurohypo; such legal fees to be paid on the Closing Date; provided, however, that payment of ten percent (10%) of such legal fees shall be deferred and payable promptly upon the Borrower’s receipt of a closing binder and legal invoices prepared by Morrison & Foerster LLP and payment of any such legal fees relating to the satisfaction of the requirements of Section 8.19 following the Closing Date shall be payable promptly following the Borrower’s receipt of any legal invoice therefor (if delivered subsequent to the invoices covering the 10% retention referred to above), (ii) due diligence expenses, including title insurance reports and policies, surveys, title and lien searches and appraisals (including the Appraisal and the Environmental Reports) and (iii) fees and expenses for the services of an insurance consultant, in connection with:  the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and initial funding of the Loans hereunder and the creation and perfection of the Liens to be created by the Security Documents.

(b)           The Borrower also agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Administrative Agent incurred after the Closing Date (including, but not limited to, the reasonable fees and expenses of legal counsel, but excluding any travel expenses incurred for travel by the personnel of the Administrative Agent (but not any of its consultants when engaged in services for which the Borrower is required to reimburse the Administrative Agent hereunder, with the understanding that the Administrative Agent shall use good faith efforts to attempt to engage qualified local consultants to provide such services) and also excluding the Administrative Agent’s internal overhead) in connection with (i) any release of a Project under Section 2.09, (ii) the negotiation or preparation of any Modification or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated), (iii) the protection and maintenance of the perfection and priority of the Liens created pursuant to the Security Documents, (iv) the negotiation with any tenant, execution, delivery or recordation of any SNDA Agreement, (v) any review or inspection of the work undertaken pursuant to Section 8.21 (including, without limitation, any seismic review undertaken to measure the probable maximum loss with respect to the affected Projects following the completion of such work); any monitoring or evaluation of environmental conditions occurring at any Project following the occurrence of (A) any event for which notice is required under Section 8.11(b), (B) any violation by the Borrower of any of its covenants contained in Section 8.11(a) or (C) any act or occurrence for which the Borrower is obligated to indemnify the Administrative Agent or any Lender pursuant to the terms set forth in the Environmental Indemnity Agreement; any review, inspection or evaluation undertaken by the Restoration Consultant; and the preparation of any reports or studies in connection with any of the foregoing, (vi) any review of documents or requests, consideration for approval or disapproval or exercise of rights outside of the ordinary day-to-day administration of the Loans and the Loan Documents, and (vii) any other act, condition, request, delivery or other item, if any other applicable provision of this Agreement or the other Loan Documents provides for the costs and expenses of the Administrative Agent in connection therewith to be paid by the Borrower and are not in violation of the limitations contained herein.

(c)           The Borrower also agrees to pay on demand or reimburse on demand to the applicable party all reasonable out-of-pocket costs and expenses of the Lenders and the Administrative Agent (including, but not limited to, the reasonable fees and expenses of legal counsel) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom, including all manner of participation in or other involvement with (A) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (B) judicial or regulatory proceedings and (C) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 14.03.

(d)           The Borrower also agrees to pay on demand or reimburse on demand to the applicable party all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.

14.04       Indemnification. (a) The Borrower hereby agrees to (i) protect and indemnify the Indemnified Parties from, and hold each of them harmless, from and against all damages, losses, claims, actions, liabilities (or actions, investigations or other proceedings commenced or threatened in respect thereof) penalties, fines, costs and expenses including reasonable attorneys’ fees and expenses (collectively and severally, “Losses”) which may be imposed upon, asserted against or incurred or paid by any of them resulting from the claims of any third party relating to or arising out of (A) the Projects, (B) any of the Loan Documents or the Transactions, (C) any ERISA Events, (D) any Environmental Losses and (E) any act performed or permitted to be performed by any Indemnified Party under any of the Loan Documents, except for Losses to the extent determined by a court of competent jurisdiction to be caused by the gross negligence, bad faith or willful misconduct of an Indemnified Party (but the effect of this exception only eliminates the liability of the Borrower with respect to the Indemnified Party (and if such Indemnified Party is not a Lender, the Lender on whose behalf such Indemnified Party was acting) to the extent such Indemnified Party has been adjudged to have so acted and not with respect to any other Indemnified Party), and (ii) reimburse each Indemnified Party on demand for any expenses (including the reasonable attorneys’ fees and disbursements) reasonably incurred in connection with the investigation of, preparation for or defense of any actual or threatened claim, action or proceeding arising therefrom (excluding any action or proceeding where the Indemnified Party is not a party to such action or proceeding out of which any such expenses arise unless such Indemnified Party is required to participate or respond in connection with such action or proceeding (e.g., by way of deposition, discovery requests, testimony, subpoena or similar reason)). The Obligations shall not be considered to have been paid in full unless all obligations of the Borrower under this Section 14.04(a) shall have been fully performed (except for contingent indemnification obligations for which no claim has actually been made pursuant to this Agreement). This Section 14.04(a) shall survive repayment in full of the Obligations and, as to any Project, the release of that Project as collateral for the Loans in accordance with Section 2.09 of this Agreement, and in addition, shall survive the assignment, sale or other transfer of the Administrative Agent’s or any Lender’s interest hereunder.

(b)           Reserved.

14.05       Amendments, Etc. Except as otherwise expressly provided in this Agreement or the other Loan Documents, this Agreement and the other Loan Documents may be Modified only by an instrument in writing signed by the Borrower and the Administrative Agent acting with the consent of the Required Lenders; provided that:  (a) no Modification or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the written consent of all of the Lenders:  (i) extend the date fixed for the payment of principal of or interest on any Loan or any fee hereunder or under the Loan Documents, including, without limitation, any extension of the Maturity Date, (ii) reduce the amount of any such payment of principal, (iii) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (iv) alter the rights or obligations of the Borrower to prepay Loans, (v) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as between the Lenders or Types of Loans, (vi) alter the terms of this Section 14.05, (vii) Modify the definition of the term “Required Lenders” or Modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to Modify any provision hereof, (viii) alter the several nature of the Lenders’ obligations hereunder, (ix) release the Borrower, any collateral or the Guarantor or otherwise terminate any Lien under any Security Document providing for collateral security (except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering the collateral under the Security Documents, and to release (or terminate the liability of) the Borrower under the Loan Documents, and to release the Guarantor under the Guarantor Documents:  (A) as expressly provided in the Loan Documents and (B) upon payment of the Obligations in full in accordance with the terms of the Loan Documents), (x) agree to additional obligations being secured by such collateral security, or (xi) alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents; (b) any Modification of Article XIII, or of any of the rights or duties of the Administrative Agent hereunder, shall require the consent of the Administrative Agent and the Required Lenders; and (c) no Modification shall increase the Commitment of any Lender without the consent of such Lender. Notwithstanding anything to the contrary contained in this Agreement or the other Loan

Documents, the Administrative Agent is hereby authorized by the Lenders to enter into Modifications to the Loan Documents which are ministerial in nature, including the preparation and execution of Uniform Commercial Code forms, Assignments and Assumptions and SNDA Agreements and any amendment to the definition of “Change of Control” that would eliminate the exclusions set forth in clause (i) or (ii) of such definition.

14.06       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.07       Assignments and Participations.

(a)           Consent Required for Assignments by the Borrower. Except as otherwise expressly permitted by this Agreement, the Borrower may not assign any of its rights or obligations hereunder or under the Loan Documents without the prior consent of all of the Lenders and the Administrative Agent.

(b)           Assignments by Lenders.

(i)            Subject to the conditions set forth in subsection (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)          the Borrower, whose consent shall not be unreasonably withheld, conditioned or delayed; provided that (1) such consent shall be deemed granted should the Borrower fail to respond within five (5) Business Days upon receipt of a notice of such assignment and (2) should the Borrower not give such consent, the Borrower shall provide to the Administrative Agent and the Lender requesting such assignment its specific reasons for such disapproval; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (and which is not engaged in the business of acquiring direct or indirect ownership interests in commercial real estate projects), an Eligible Assignee or, if a Major Default exists, any other assignee; and

(B)           the Administrative Agent, whose consent shall not be unreasonably withheld, conditioned or delayed; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of any Commitment or Loans to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or an Affiliate of the assigning Lender if also an Eligible Assignee.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loan, the amount of the Commitment or Loan of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default exists;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)          Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section 14.07, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.01, 5.05, 5.06 and 14.04); provided, however, that in no event shall such assigning Lender be released with respect to any defaults by or liabilities of such Lender under the Loan Documents which accrued prior to such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.07 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section 14.07.

(iv)          The Administrative Agent shall maintain at its Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Administrative Agent shall record all entries in the Register promptly upon their being effected. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire, the processing and recordation fee referred to in subsection (b) of this Section 14.07 and any written consent to such assignment required by subsection (b) of this Section 14.07, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(c)           Participations.

(i)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other financial institutions (including, without limitation, life insurance companies), or an Affiliate of the Lender that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business (and which is not engaged in the business of acquiring direct or indirect ownership interests in commercial real estate projects) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any Modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of such Participant, agree to (1) increase or extend the term of such Lender’s Commitment to the extent that it affects such Participant, (2) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, (3) reduce the amount of any such payment of principal or (4) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest. Subject to subsection (c)(ii) of this Section 14.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01, 5.05 and 5.06 to the same extent, but subject to the same limitations, conditions and duties set forth in such sections, as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 14.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.10 as though it were a Lender; provided that such Participant agrees to be subject to Section 14.10 as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.06 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees in writing, for the benefit of the Borrower, to comply with Section 5.06 as though it were a Lender.

(d)           Pledges. In addition to the assignments and participations permitted under the foregoing provisions of this Section 14.07:  (a) any Lender may (without notice to the Borrower, the Administrative Agent or any other Lender and without payment of any fee) assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and such Loans and Note shall be transferable as provided therein; and (b) any Lender may (upon notice to the Administrative Agent and without payment of any fee) assign and pledge all or any portion of its Loans and its Note as collateral for financing, and such Loans and Note shall be fully transferable as provided therein. No such assignment shall release the assigning Lender from its obligations hereunder.

(e)           Provision of Information to Assignees and Participants. A Lender may furnish any information concerning the Borrower, the Projects, the Loans, the Borrower’s Member or any Borrower Party in the possession of such Lender from time to time to assignees, pledgees and participants (including prospective assignees, pledgees and participants), subject, however, to the party receiving such information confirming in writing that such party and such information is subject to the provisions of Section 14.24.

(f)            No Assignments to the Borrower or Affiliates. Anything in this Section 14.07 or Section 14.27 to the contrary notwithstanding, each Lender agrees for itself that it shall not assign or participate any interest in any Loan held by it hereunder to the Borrower or any of its Affiliates without the prior consent of each Lender.

14.08       Survival. The obligations of the Borrower under Sections 3.02(e), 5.01, 5.05, 5.06, 14.03, 14.04 and 14.12, and the obligations of the Lenders under Sections 13.05, shall survive the repayment of the Obligations, the termination of the Commitments and, as to any Project, the release of that Project as collateral for the Loans in accordance with Section 2.09 of this Agreement, and in addition, in the case of any Lender that may assign any interest under the Loan Documents in accordance with the terms thereof including any Lender’s interest in its Commitment or Loan hereunder, shall survive the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made herein or pursuant hereto by the Borrower shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

14.09       Reserved.

14.10       Right of Set-off.

(a)           Upon the occurrence and during the continuance of any Event of Default, each of the Lenders is, subject (as between the Lenders) to the provisions of subsection (c) of this Section 14.10, hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Lender in any of its offices, in Dollars or in any other currency, to or for the credit or the account of the Borrower against any and all of the respective obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender or any other Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured. Each Lender and the Administrative Agent acknowledges that it is aware of the implications of the anti-deficiency laws and “one form of action” laws of various jurisdictions in which the Collateral may be located. These laws, in general, restrict or prohibit the exercise of remedies under loans secured by real property, and the violation of those laws can result in severe consequences to a lender, including a loss of the real property security. These laws include, for example, Section 726 of the California Code of Civil Procedure. Therefore, anything obtained in this Section 14.10 to the contrary notwithstanding, no Lender shall exercise any right of set-off against any Borrower Party with respect to the Obligations under the Loan Documents without the prior written consent of all of the Lenders. In the event that any Lender exercises any right of set-off without all of the Lenders’ prior consent, such Lender shall protect, indemnify, defend and hold harmless the Administrative Agent and each of the other Lenders from and against any liability, loss, cost, damage, or injury that may result from such Person’s exercise of its right of set-off. This Section 14.10 shall inure only for the benefit of the Lenders and the Administrative Agent, and may not be relied upon by any third party, including but not limited to the Borrower and its Subsidiaries.

(b)           Each Lender shall promptly notify the Borrower and the Administrative Agent after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 14.10 are in addition to other rights and remedies (including other rights of set-off) which the Lenders may have.

(c)           If an Event of Default has resulted in the Loans becoming due and payable prior to the stated maturity thereof, each Lender agrees that it shall turn over to the Administrative Agent any payment (whether voluntary or involuntary, through the exercise of any right of setoff or otherwise) on account of the Loans held by it in excess of its ratable portion of payments on account of the Loans obtained by all the Lenders.

14.11       Remedies of Borrower. It is expressly understood and agreed that, notwithstanding any Applicable Law or any provision of this Agreement or the other Loan Documents to the contrary, the liability of the Administrative Agent and each Lender (including their respective successors and assigns) and any recourse of the Borrower against the Administrative Agent and each Lender shall be limited solely and exclusively to their respective interests in the Loans and/or Commitments or the Projects. Without limiting the foregoing, in the event that a claim or adjudication is made that the Administrative Agent, any of the Lenders, or their agents, acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement or the other Loan Documents, the Administrative Agent, any Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, or otherwise violated this Agreement or the Loan Documents, the Borrower agrees that none of the Administrative Agent, the Lenders or their agents shall be liable for any incidental, indirect, special, punitive, consequential or speculative damages or losses resulting from such failure to act reasonably or promptly in accordance with this Agreement or the other Loan Documents.

14.12       Brokers. The Borrower hereby represents to the Administrative Agent and each Lender that it has not dealt with any broker, underwriter, placement agent, or finder in connection with the Transactions, except for Secured Capital. The Borrower hereby agrees that it shall pay any and all brokerage commissions or finders fees owing to Secured Capital in connection with the Transactions and agrees and acknowledges that payment of all such brokerage commissions or finders fees shall be the Borrower’s sole responsibility. The Borrower hereby agrees to protect and indemnify and hold the Administrative Agent and each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by Secured Capital and any Person that such Person acted on behalf of the Borrower in connection with the Transactions.

14.13       Estoppel Certificates.

(a)           The Borrower, within ten (10) days after the Administrative Agent’s request, shall furnish to the Administrative Agent a written statement, duly acknowledged, certifying to the Administrative Agent and each Lender and/or, subject to the terms of Section 14.07, any proposed assignee of any portion of the interests hereunder:  (i) the amount of the Outstanding Principal Amount then owing under this Agreement and each of the Notes, (ii) the terms of payment and Stated Maturity Date of the Loans (or if earlier, the Maturity Date), (iii) the date to which interest has been paid under each of the Notes, (iv) whether, to the Borrower’s knowledge, any offsets or defenses exist against the repayment of the Loans and, if any are alleged to exist, a reasonably detailed description thereof, (v) the extent to which the Loan Documents have been Modified by the Borrower and (vi) such other information as the Administrative Agent shall reasonably request.

(b)           The Administrative Agent, within ten (10) days after the Borrower’s reasonable request therefor, shall furnish to the Borrower a written statement, duly acknowledged, certifying to any prospective permitted purchaser of an interest in the Borrower or any prospective permitted lender to the Borrower or any lender providing any Guaranteed Line of Credit, as to which the Borrower or any Subsidiary thereof remains or will be obligated under a Guarantee: (i) the amount of the Outstanding Principal Amount, (ii) the terms of payment and Stated Maturity Date of the Loans (or if earlier, the Maturity Date), (iii) the date to which interest has been paid under each of the Notes, (iv) whether, to the actual knowledge of the Person signing on behalf of the Administrative Agent, there are any Defaults on the part of the Borrower under this Agreement or under any of the other Loan Documents, and, if any are alleged to exist, a detailed description thereof and (v) the extent to which the Loan Documents have been Modified.

14.14       Preferences. To the extent that the Borrower makes a payment or payments to the Administrative Agent and/or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent or a Lender, as the case may be.

14.15       Certain Waivers. The Borrower hereby irrevocably and unconditionally waives (a) promptness and diligence, (b) notice of any actions taken by the Administrative Agent or any Lender hereunder or under any other Loan Document or any other agreement or instrument relating thereto except to the extent (i) otherwise expressly provided herein or therein or (ii) the Borrower is not, pursuant to Applicable Law, permitted to waive the giving of such notice, (c) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Borrower’s obligations hereunder and under the other Loan Documents, the omission of or delay in which, but for the provisions of this Section 14.15, might constitute grounds for relieving the Borrower of any of its obligations hereunder or under the other Loan Documents, except to the extent otherwise expressly provided herein or to the extent that the Borrower is not, pursuant to Applicable Law, permitted to waive the giving of such notice, (d) any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any lien on any collateral for the Loans or exhaust any right or take any action against the Borrower or any other Person or against any collateral for the Loans, (e) any right or claim of right to cause a marshalling of the Borrower’s assets and (f) until the Obligations are paid in full and discharged, all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of payment by the Borrower pursuant hereto or to the other Loan Documents.

14.16       Entire Agreement. This Agreement, the Notes and the other Loan Documents constitute the entire agreement between the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and all understandings, oral representations and agreements heretofore or simultaneously had among the parties are merged in, and are contained in, such documents and instruments.

14.17       Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason as to any Person or circumstance, such provision or provisions shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Agreement.

14.18       Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.19       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

14.20       GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS ARE TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA (AS PERMITTED BY SECTION 1646.5 OF THE CALIFORNIA CIVIL CODE OR ANY SIMILAR SUCCESSOR PROVISION), WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF CALIFORNIA TO GOVERN THE RIGHTS AND DUTIES OF THE PARTIES.

14.21       SUBMISSION TO JURISDICTION. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH OF THE LENDERS HEREBY IRREVOCABLY (I) AGREE THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, ANY SECURITY DOCUMENT, OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN A COURT OF RECORD IN THE STATE OF CALIFORNIA, COUNTY OF LOS ANGELES OR IN THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN SUCH STATE AND COUNTY, (II) CONSENT TO THE JURISDICTION OF EACH SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, (III) WAIVE ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (IV) AGREE AND CONSENT THAT ALL SERVICE OF PROCESS UPON THE BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH STATE OR FEDERAL COURT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER, AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 14.02 HEREOF, AND SERVICE SO MADE SHALL BE COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. NOTHING IN THIS SECTION 14.21 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY SUIT, ACTION OR PROCEEDING AGAINST THE BORROWER OR THE PROPERTY OF THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTIONS.

14.22       WAIVER OF JURY TRIAL; COUNTERCLAIM. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS. THE BORROWER FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT OR THE LENDERS WITH RESPECT TO THIS AGREEMENT, THE NOTES , THE OTHER LOAN DOCUMENTS OR OTHERWISE IN RESPECT OF THE LOANS, ANY AND EVERY RIGHT THE BORROWER MAY HAVE TO (A) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A MANDATORY OR COMPULSORY COUNTERCLAIM, AND (B) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THE

IMMEDIATELY PRECEDING SENTENCE SHALL PREVENT OR PROHIBIT THE BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST THE ADMINISTRATIVE AGENT OR THE LENDERS WITH RESPECT TO ANY ASSERTED CLAIM. THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE ANY DEFENSE OR OBJECTION TO THE BORROWER INSTITUTING OR MAINTAINING SUCH A SEPARATE ACTION AGAINST THE ADMINISTRATIVE AGENT OR THE LENDERS FOR ANY CLAIM WHICH THE BORROWER IS PRECLUDED FROM INTERPOSING AS A COUNTERCLAIM IN OR CONSOLIDATING WITH ANY PROCEEDING COMMENCED BY THE ADMINISTRATIVE AGENT OR THE LENDERS DESCRIBED IN THIS SECTION 14.22, BUT THE DEFENSES AND OBJECTIONS SO WAIVED ARE LIMITED SOLELY TO DEFENSES AND OBJECTIONS BASED ON THE ASSERTION OF SUCH CLAIM IN A SEPARATE ACTION AND DO NOT INCLUDE ANY OTHER DEFENSES OR OBJECTIONS, WHETHER PROCEDURAL OR SUBSTANTIVE.

14.23       Limitation of Liability.

(a)           Neither the Borrower, nor any past, present or future member in or manager of Borrower, nor any owner of any direct or indirect Equity Interests in the Borrower, shall be personally liable for payments due hereunder or under any other Loan Document or for the performance of any obligation of the Borrower hereunder or thereunder, or breach of any representation or warranty made by the Borrower hereunder or thereunder. Notwithstanding the foregoing provisions of this Section 14.23(a), the Borrower shall be personally (and on a full recourse basis) liable for and shall protect, indemnify and defend the Administrative Agent and the Lenders from and against, and shall hold the Administrative Agent and the Lenders harmless of, from and against any deficiency, liability, loss, damage, costs, and expenses (including legal fees and disbursements) suffered by the Administrative Agent and/or the Lenders and caused by, or related to or as a result of any of the following:  (i) the commission of a criminal act by or on behalf of the Borrower, (ii) fraud, intentional misrepresentation or intentionally inaccurate certification made at any time in connection with the Loan Documents or the Loans by or on behalf of the Borrower; (iii) misapplication or misappropriation of cash flow or other revenue derived from or in respect of the Projects, including security deposits, Insurance Proceeds, Condemnation Awards, or any rental, sales or other income derived directly or indirectly from the Projects in violation of the Loan Documents by or on behalf of the Borrower; and/or (iv) intentional or bad faith commission of waste to or of the Projects or any portion thereof by or on behalf of the Borrower. In addition, the Borrower (but not any past, present or future member in or manager of Borrower, nor any owner of any direct or indirect Equity Interests in the Borrower) shall be personally (and on a full recourse basis) liable for and shall protect, indemnify and defend the Administrative Agent and the Lenders from and against, and shall hold the Administrative Agent and the Lenders harmless of, from and against any deficiency, liability, loss, damage, costs, and expenses (including legal fees and disbursements) suffered by the Administrative Agent and/or the Lenders and caused by, or related to or as a result of any of the following: (A) voluntary bankruptcy or collusion in an involuntary bankruptcy of the Borrower by or on behalf of the Borrower, (B) any violation of Section 8.11(a) or resulting from a failure to perform under the Environmental Indemnity, and/or (C) interference with foreclosure following an Event of Default by or on behalf of the Borrower.

(b)           Nothing contained in this Section shall impair the validity of the indebtedness, obligations or Liens arising under the Loan Documents. Notwithstanding anything to the contrary contained herein, the Administrative Agent may pursue any power of sale, bring any foreclosure action, any action for specific performance, or any other appropriate action or proceedings against Borrower or any other Person for the purpose of enabling the Administrative Agent and the Lenders to realize upon the collateral for the Loans (including, without limitation, any Rents and Net Proceeds to the extent provided for in the Loan Documents) or to obtain the appointment of a receiver.

(c)           Notwithstanding anything to the contrary contained herein, the Guarantor shall have personal liability on the terms contained in the Guarantor Documents (to the extent provided therein).

14.24       Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information that may be disclosed (a) to it and its Subsidiaries’ and Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 14.24, to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.24 or of arrangements entered into pursuant hereto or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower; provided, however, the obligation to maintain the confidentiality of the Information provided hereunder shall expire twelve (12) months after the date upon which the Obligations hereunder are indefeasibly paid in full. For the purposes of this Section 14.24, “Information” means all written information received from or on behalf of the Borrower relating to the Borrower, its Subsidiaries or Affiliates or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis (and obtained from a Person not known by the Administrative Agent or such Lender to have disclosed such information in violation of a contractual confidentiality obligation of such Person owed to the Borrower) prior to disclosure by the Borrower. The Administrative Agent and each Lender, to the extent required to maintain the confidentiality of Information as provided in this Section 14.24, shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as a commercial banker exercising reasonable and customary business practices would accord to its own confidential information. Notwithstanding anything herein to the contrary, the information subject to this Section 14.24 shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the

“tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.

14.25       Usury Savings Clause. It is the intention of the Borrower, the Administrative Agent and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all Loan Documents between the Borrower, the Administrative Agent and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated by or deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Loans, or in any other document evidencing, securing or pertaining to the Loans, exceed the maximum amount (the “Maximum Rate”) permissible under Applicable Laws. If under any circumstances whatsoever fulfillment of any provision hereof, of this Agreement or of the other Loan Documents, at the time performance of such provisions shall be due, shall involve exceeding the Maximum Rate, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. For purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Loans evidenced hereby, outstanding from time to time shall, to the extent permitted by Applicable Law, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such indebtedness, so that the actual rate of interest on account of such Loans is uniform through the term hereof. If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Rate, such amount shall be deemed a payment in reduction of the principal amount of the applicable Loans and shall be treated as a voluntary prepayment under this Agreement (without prepayment penalty or premium) and shall be so applied in accordance with the provisions of this Agreement, or if such excessive interest exceeds the outstanding amount of the applicable Loans and any other Obligations, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.

14.26       Cooperation with Syndication. The Borrower acknowledges that Arranger intends to syndicate a portion of the Commitments to one or more Lenders (the “Syndication”) and in connection therewith, the Borrower will take all actions as Arranger may reasonably request to assist Arranger in its Syndication effort. Without limiting the generality of the foregoing, the Borrower shall, at the request of Arranger (i) facilitate the review of the Loan and the Projects by any prospective Lender; (ii) assist Arranger and otherwise cooperate with Arranger in the preparation of information offering materials (which assistance may include reviewing and commenting on drafts of such information materials and drafting portions thereof); (iii) deliver updated information on the Borrower and the Projects; (iv) make representatives of the Borrower available to meet with prospective Lenders at tours of the Projects and bank meetings; (v) facilitate direct contact between the senior management and advisors of the Borrower and any prospective Lender; and (vi) provide Arranger with all information reasonably deemed necessary by it to complete the Syndication successfully. The Borrower agrees to take such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication. The Borrower shall not be responsible for any costs or expenses incurred by the Administrative Agent, the Arranger, any Lender or any other Person in connection with such Syndication, other than Arranger’s attorneys’ fees incurred through the closing of the Loan.

14.27       Reserved.

14.28       Controlled Account. The Borrower hereby agrees with the Administrative Agent, as to any Controlled Account into which this Agreement requires the Borrower to deposit funds, as follows:

(a)           Establishment and Maintenance of the Controlled Account.

(i)            Each Controlled Account (A) shall be a separate and identifiable account from all other funds held by the Depository Bank and (B) shall contain only funds required to be deposited pursuant to this Agreement or any other Loan Document. Any interest which may accrue on the amounts on deposit in a Controlled Account shall be added to and shall become part of the balance of such Controlled Account. The Borrower, the Administrative Agent and the applicable Depository Bank shall enter into an agreement (the “Controlled Account Agreement”), substantially in the form of Exhibit O attached hereto (with such changes thereto as may be required by the Depository Bank and satisfactory to the Administrative Agent) which shall govern the Controlled Account and the rights, duties and obligations of each party to the Controlled Account Agreement.

(ii)           The Controlled Account Agreement shall provide that (A) the Controlled Account shall be established in the name of the Administrative Agent, as agent for the Lenders, (B) the Controlled Account shall be subject to the sole dominion, control and discretion of the Administrative Agent, and (C) neither the Borrower nor any other Person, including, without limitation, any Person claiming on behalf of or through the Borrower, shall have any right or authority, whether express or implied, to make use of or withdraw, or cause the use or withdrawal of, any proceeds from the Controlled Account or any of the other proceeds deposited in the Controlled Account, except as expressly provided in this Agreement or in the Controlled Account Agreement.

(b)           Deposits to and Disbursements from the Controlled Account. All deposits to and disbursements of all or any portion of the deposits to the Controlled Account shall be in accordance with this Agreement and the Controlled Account Agreement. The Borrower shall pay any and all fees charged by Depository Bank in connection with the maintenance of the Controlled Account required to be established by or for it hereunder, and the performance of the Depository Bank’s duties.

(c)           Security Interest.

(i)            The Borrower hereby grants a perfected first priority security interest in favor of the Administrative Agent for the ratable benefit of the Lenders in each Controlled Account established by or for it hereunder and all financial assets and other property and sums at any time held, deposited or invested therein, and all security entitlements and investment property relating thereto, together with any interest or other earnings thereon, and all proceeds thereof, whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities (collectively, “Controlled Account Collateral”), together with all rights of a secured party with respect thereto (even if no further documentation is requested by the Administrative Agent or the Lenders or executed by the Borrower).

(ii)           The Borrower covenants and agrees:

(A)          to do all acts that may be reasonably necessary to maintain, preserve and protect the Controlled Account Collateral;

(B)           to pay promptly when due all material taxes, assessments, charges, encumbrances and liens now or hereafter imposed upon or affecting any Controlled Account Collateral;

(C)           to appear in and defend any action or proceeding which may materially and adversely affect the Borrower’s title to or the Administrative Agent’s interest in the Controlled Account Collateral;

(D)          following the creation of each Controlled Account established by or for the Borrower and the initial funding thereof, other than to the Administrative Agent pursuant to this Agreement or a Controlled Account Agreement, not to transfer, assign, sell, surrender, encumber, mortgage, hypothecate, or otherwise dispose of any of the Controlled Account Collateral or rights or interests therein, and to keep the Controlled Account Collateral free of all levies and security interests or other liens or charges except the security interest in favor of the Administrative Agent granted hereunder;

(E)           to account fully for and promptly deliver to the Administrative Agent, in the form received, all documents, chattel paper, instruments and agreements constituting the Controlled Account Collateral hereunder, endorsed to the Administrative Agent or in blank, as requested by the Administrative Agent, and accompanied by such powers as appropriate and until so delivered all such documents, instruments, agreements and proceeds shall be held by the Borrower in trust for the Administrative Agent, separate from all other property of the Borrower; and

(F)           from time to time upon request by the Administrative Agent, to furnish such further assurances of the Borrower’s title with respect to the Controlled Account Collateral, execute such written agreements, or do such other acts, all as may be reasonably necessary to effectuate the purposes of this agreement or as may be required by law, or in order to perfect or continue the first-priority lien and security interest of the Administrative Agent in the Controlled Account Collateral.

(iii)          All interest earned on the Controlled Account shall be retained in such Controlled Account subject to the Borrower’s withdrawal rights set forth herein. The Borrower shall treat all interest earned on the Controlled Account as its income for federal income tax purposes.

(iv)          Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may (and, upon the instruction of the Required Lenders, shall):

(A)          without any advertisement or notice to or authorization from the Borrower (all of which advertisements, notices and/or authorizations are hereby expressly waived), withdraw, sell or otherwise liquidate the funds deposited into any Controlled Account, and apply the proceeds thereof to the unpaid Obligations in such order as the Administrative Agent may elect in its sole discretion, without liability for any loss, and the Borrower hereby consents to any such withdrawal and application as a commercially reasonable disposition of such funds and agrees that such withdrawal shall not result in satisfaction of the Obligations except to the extent the proceeds are applied to such sums;

(B)           without any advertisement or notice to or authorization from the Borrower (all of which advertisements, notices and/or authorizations are hereby expressly waived), notify any account debtor on any Controlled Account Collateral pledged by the Borrower pursuant hereto to make payment directly to the Administrative Agent;

(C)           foreclose upon all or any portion of the Controlled Account Collateral pledged by the Borrower or otherwise enforce the Administrative Agent’s security interest in any manner permitted by law or provided for in this Agreement;

(D)          sell or otherwise dispose of all or any portion of the Controlled Account Collateral pledged by the Borrower at one or more public or private sales, whether or not such Controlled Account Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Administrative Agent may determine;

(E)           recover from the Borrower all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred or paid by the Administrative Agent in exercising any right, power or remedy provided by this subsection (iv); and

(F)           exercise any other right or remedy available to the Administrative Agent or the Lenders under Applicable Law or in equity.

(v)           Reserved.

14.29       Financing Statements. The Borrower authorizes the Administrative Agent to file such financing statements (and any continuation statements with respect thereto) as the Administrative Agent may deem necessary in order to perfect or maintain the perfection of any security interest granted or to be granted to the Administrative Agent pursuant to any of the Loan Documents, in such jurisdictions as the Administrative Agent may elect.

14.30       Severance of Loan. Eurohypo shall have the right, at any time, but at no additional cost to the Borrower, to direct the Administrative Agent, with respect to all or any portion of the Loan, to (a) cause the Notes, the Deeds of Trust and the other Security Documents to be severed and/or split into two or more separate notes, deeds of trust and other security agreements, so as to evidence and secure one or more senior and subordinate mortgage loans, (b) create one more senior and subordinate notes (i.e., an A/B or A/B/C structure) secured by the Deeds of Trust and the other Security Documents, (c) create multiple components of the Notes (and allocate or reallocate the Outstanding Principal Amount of the Loan among such components or among the components of the Notes delivered upon the Closing Date) or (d) otherwise sever the Loan into two or more loans secured by the Deeds of Trust and the other Security Documents; in each such case, in whatever proportions and priorities as Eurohypo may so direct in its discretion to the Administrative Agent; provided, however, that in each such instance (i) the Outstanding Principal Amount of all the Notes evidencing the Loan (or (in any case involving the splitting, modification, componentization or other severance of any previously-split, componentized or severed Note) components of such Notes) immediately after the effective date of such splitting, modification, componentization or other severance, equals the Outstanding Principal Amount of the Loan (or (in any case involving the splitting, modification, componentization or other severance of any previously-split, componentized or severed Note) the applicable component thereof) immediately prior to such splitting, modification, componentization or other severance, (ii) the weighted average of the interest rates for all such Notes (or, if applicable, components of such Notes) immediately after the effective date of such splitting, modification, componentization or other severance equals the interest rate of the original Note (or the applicable component thereof) immediately prior to such splitting, modification, componentization or other severance thereof, (iii) there shall be no modification of the Maturity Date, the Types of Loans available to be selected by the Borrower (provided that the Applicable Margins on the relevant Types may be modified, and may differ for each of such split, modified, componentized or otherwise severed Notes or components, so long as the restrictions set forth in clause (ii) above are not violated), the due dates for mandatory principal payments, prepayment terms, Events of Default (other than cross defaulting of any severed Notes or Security Documents) or any other modifications which would result, in the aggregate, in an increase in the economic obligations of the Borrower with respect to all Loans outstanding hereunder following such splitting, modification, componentization or other severance as compared to the obligations of the Borrower immediately prior thereto (other than changes in the interest rate or Applicable Margins which do not violate the restrictions in clause (ii) above), including, without limitation, any recourse provisions, and (iv) except for modifications which do not violate the restrictions set forth in clauses (ii) and (iii) above, such modification shall not result, in the aggregate, in an increase in any liability or obligation, or any change in any substantive rights, of the Borrower, any Borrower Party or any Named Principal under the Loan Documents following such splitting, modification, componentization or other severance as compared to the respective liabilities, obligations or rights of such parties immediately prior thereto. If requested by the Administrative Agent in writing, subject to the provisions of Section

2.04(b), the Borrower shall execute within ten (10) Business Days after such request, a severance agreement, amendments to or amendments and restatements of any one or more Loan Documents, and such documentation as the Administrative Agent may reasonably request to evidence and/or effectuate any such splitting, modification, componentization or other severance, all in form and substance reasonably satisfactory to Eurohypo, the Administrative Agent and the Borrower.

14.31       Additional Permitted Public REIT Provisions. In connection with the Permitted Reorganization and following a Permitted Public REIT Transfer, the following provisions shall apply:

(a)           The Borrower shall have the right from time to time upon notice to, but without the consent of, the Administrative Agent to change the Borrower’s Manager to the Permitted Public REIT or any other Permitted Public REIT Subsidiary determined by the Permitted Public REIT. Upon the occurrence of such change, the Borrower shall notify the Administrative Agent of the name and principal place of business or chief executive office of the new Borrower’s Manager within ten (10) Business Days after any change in the same.

(b)           Notwithstanding the provisions of Section 1.02(b), the Borrower shall have the right from time to time upon notice to, but without the consent of, the Administrative Agent, to change its fiscal year, including the last days of its fiscal year and fiscal quarters, to correspond with those of the Permitted Public REIT. The Borrower shall provide written notice thereof to the Administrative Agent within ten (10) Business Days after the occurrence of such change.

(c)           Nothing in Sections 8.03, 9.01 and 9.07 as to parties other than the Borrower shall prohibit or restrict the actions taken pursuant to the Permitted Reorganization, or any other actions expressly permitted by this Section 14.31 (or any agreement to take any such actions). As used herein, the term “Permitted Reorganization” shall mean a simultaneous transaction consisting of one or more of the following elements, provided that, upon the consummation of such transaction, the Borrower shall be in compliance with all covenants set forth in this Agreement (after giving effect to the express terms thereof which by their terms may be applicable or inapplicable upon the occurrence of the Permitted Public REIT Transfer or Transfer of the Projects to a Qualified Successor Entity), no Event of Default shall result therefrom, and the Permitted Public REIT shall directly or indirectly own fifty-one percent (51%) or more of the ownership interests in the Borrower and shall directly or indirectly control the Borrower:

(i)            The formation of a limited liability company that is a wholly owned Subsidiary of the Operating Partnership of the Permitted Public REIT (the “OP Merger Sub”) and the merger of the Borrower’s Member into the OP Merger Sub with either the Borrower’s Member or the OP Merger Sub as the surviving entity;

(ii)           The contribution to the Operating Partnership of the Permitted Public REIT of all of the Equity Interests in the Borrower’s Member that are not redeemed;

(iii)          At the option of the Permitted Public REIT, the contribution to the Operating Partnership of the Permitted Public REIT or another Permitted Public REIT Subsidiary as part of a Permitted Public REIT Transfer of all of the Equity Interests in the Borrower, the withdrawal of the Borrower’s Member as the sole member of the Borrower and the dissolution of the Borrower’s Member or the OP Merger Sub;

(iv)          The formation of a limited liability company that is a wholly owned Subsidiary of the Permitted Public REIT (“REIT Merger Sub 1”) and the merger of the Borrower’s Manager into REIT Merger Sub 1 with either the Borrower’s Manager or REIT Merger Sub 1 as the surviving entity;

(v)           The formation of a limited liability company that is a wholly owned Subsidiary of the Permitted Public REIT (“REIT Merger Sub 2”) and the merger of the Property Manager into REIT Merger Sub 2 with either the Property Manager or REIT Merger Sub 2 as the surviving entity;

(vi)          The contribution to the Operating Partnership of the Permitted Public REIT of all or substantially all of the assets of the Borrower’s Manager and all or substantially all of the assets of the Property Manager and, at the option of the Permitted Public REIT, the subsequent dissolution of the Borrower’s Manager and/or the Property Manager;

(vii)         The withdrawal of the Borrower’s Manager as the manager of the Borrower and any applicable Subsidiaries of the Borrower or the Borrower’s Member and the appointment of the Permitted Public REIT or any wholly-owned Permitted Public REIT Subsidiary determined by the Permitted Public REIT as the new manager of such Person;

(viii)        The termination of the Property Management Agreement for each Project and the appointment, pursuant to Section 14.31(d), of a new Property Manager for the Projects consisting of the Permitted Public REIT or any wholly-owned Permitted Public REIT Subsidiary determined by the Permitted Public REIT; and

(ix)           Modifications to the Organizational Documents of the Borrower Parties that do not violate Section 9.01(b); and

(x)            The formation, dissolution or termination of such other entities, the contribution or transfer of such other assets, the execution of such contracts and agreements, and such other deliveries and actions as the Borrower Parties shall determine to be necessary or appropriate to accomplish the foregoing so long as, upon the consummation of such transaction, the Borrower shall be in compliance with all covenants set forth in this Agreement (after giving effect to the express terms thereof which by their terms may be applicable or inapplicable upon the occurrence of the Permitted Public REIT Transfer or Transfer of the Projects to a Qualified Successor Entity), no Event of Default shall result therefrom, and the Permitted Public REIT shall directly or indirectly own fifty-one percent (51%) or more of the ownership interests in the Borrower and shall directly or indirectly control the Borrower.

(d)           In connection with the Permitted Reorganization or at any time thereafter, the Borrower shall have the right to terminate (or assign to the new property manager) the existing Property Management Agreement for each Project and to replace, pursuant to this

Section 14.31(d), the Property Manager by the Permitted Public REIT or by a management company controlled directly or indirectly by the Permitted Public REIT (including, without limitation, the Operating Partnership of the Permitted Public REIT or any other wholly-owned Permitted Public REIT Subsidiary). If any Project is managed by the Permitted Public REIT or a Permitted Public REIT Subsidiary, then the Borrower may dispense with the requirement of entering into a property management agreement or may enter into a new property management agreement for one or more of the Projects on such terms as it deems satisfactory (which may include, without limitation, a separate cost sharing agreement delegating responsibilities for property management to the Permitted Public REIT or a Permitted Public REIT Subsidiary); provided that, if a property management agreement is entered into, such agreement shall in all events be subordinate to the Deeds of Trust and the other Loan Documents, and, within thirty (30) days after entering into a new property management agreement, the Borrower and the new property manager will execute and deliver to the Administrative Agent a Property Manager’s Consent, with such changes thereto as may be reasonably necessary for the Permitted Public REIT or its Affiliates to comply with tax or other Applicable Laws pertaining to their status.

(e)           The Borrower’s Manager’s Limited Indemnity and Guaranty shall be replaced by replacement guaranties delivered by an entity reasonably satisfactory to the Administrative Agent with a net worth at least equivalent to that of Borrower’s Manager as of the date of this Agreement and which controls the Borrower, which may, at Borrower’s option, be the Permitted Public REIT’s Operating Partnership or another guarantor reasonably satisfactory to the Administrative Agent. Without limiting the discretion of the Administrative Agent in connection with the review of any such replacement guarantor, it is understood and agreed that (i) such replacement guarantor shall deliver to the Administrative Agent such certified organizational documents and papers, authorizations, consents, resolutions, incumbency certificates and legal opinions as the Administrative Agent may reasonably require in its discretion in order to confirm the due formation, valid existence and good standing of such replacement guarantor, due execution, authorization, validity and enforceability of such replacement guaranties, the enforceability with respect to such replacement guarantor of the obligations incurred thereby and the adequacy of the consideration received by such replacement guarantor for the incurrence of such obligations and such other matters relating to such replacement guarantor as the Administrative Agent may reasonably request; (ii) the Administrative Agent shall have received such financial statements and obtained such background checks, searches of governmental records and similar diligence items with respect to such replacement guarantor as shall be in form and substance reasonably satisfactory to the Administrative Agent; and (iii) the Borrower or replacement guarantor shall pay upon demand all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the review, preparation, negotiation or execution of any of the foregoing items. Upon the Administrative Agent’s approval of such replacement guarantor and satisfaction of the conditions set forth above, such replacement guarantor shall be deemed a “Guarantor” hereunder in substitution for the named Guarantor and the replacement guaranties delivered by such replacement guarantor shall be deemed the “Guarantor Documents” hereunder.

(f)            The Borrower shall¸ within ten (10) Business Days, following the consummation of the Permitted Reorganization, deliver written notice thereof to the Administrative Agent which shall identify in reasonable detail any changes in the identity of the

Borrower Parties or the Property Manager, any changes in the Property Management Agreement, any changes in the Organizational Documents of the Borrower Parties, or any change in the fiscal year of the Borrower which were consummated in connection therewith.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

DOUGLAS EMMETT 1996, LLC,
a Delaware limited liability company

By:	DOUGLAS EMMETT REALTY ADVISORS,
a California corporation, its Manager

By:	/s/ William Kamer
William Kamer
Senior Vice President

Address for Notices:

Douglas Emmett 1996, LLC
c/o Douglas Emmett Realty Advisors
808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
Attention: Jordan L. Kaplan
Telecopier No.: (310) 255-7702

With copies to:

Douglas Emmett 1996, LLC
c/o Douglas Emmett Realty Advisors
808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
Attention: William Kamer
Telecopier No.: (310) 255-7702

LENDERS

EUROHYPO AG, NEW YORK BRANCH

By:	/s/ Alfred Koch
Name: Alfred Koch
Title: Managing Director

By:	/s/ Stephen Cox
Name: Stephen Cox
Title: Vice President

Address for Notices to Eurohypo AG,
New York Branch:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.: (866) 267-7680

- and -

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013
Attention: Thomas R. Fileti, Esq.
Telecopier No.: (213) 892-5454

BARCLAYS CAPITAL REAL ESTATE INC.

By:	/s/ LoriAnn Rung
	Name:	LoriAnn Rung
	Title:	Authorized Signatory

Address for Notices:

Barclays Capital Real Estate Inc.

200 Park Avenue

New York, NY 10166

Attention: Larry Miller, Director

Telecopier No.: (212) 412-1613

With copies to:

Barclays Capital Real Estate Inc.

200 Park Avenue

New York, NY 10166

Attention: Lori Rung

Telecopier No.: (212) 412-1664

ADMINISTRATIVE AGENT

EUROHYPO AG, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ David Sarner
	Name:	David Sarner
	Title:	Director

By:	/s/ Stephen Cox
	Name:	Stephen Cox
	Title:	Vice President

Address for Notices to
Eurohypo as Administrative Agent:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Legal Director
Telecopier No.: (866) 267-7680

With copies to:

Eurohypo AG, New York Branch
1114 Avenue of the Americas, 29th Floor
New York, New York 10036
Attention: Head of Portfolio Operations
Telecopier No.: (866) 267-7680

- and -

Morrison & Foerster LLP
555 West Fifth Street, Suite 3500
Los Angeles, California 90013
Attention: Thomas R. Fileti, Esq.
Telecopier No.: (213) 892-5454

SCHEDULE 1A

LIST OF PROJECTS

1.             1333 Second Street, Santa Monica, California

2.             Sherman Oaks Galleria, 15301-15303 Ventura Boulevard, Sherman Oaks, California